EXHIBIT 99.2

CANADA MORTGAGE AND HOUSING CORPORATION
Innovating for better housing outcomes
2016
ANNUAL REPORT
Canada CMHC SCHL

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Contents
4 Messages
7 Our Mandate, Our Mission, Our Vision, Our Values
8 Management’s Discussion and Analysis
9 Operating Environment
14 National Housing Strategy
16 Risk Management
22 Condensed Consolidated Financial Results
24 Performance and Strategic Directions by Activity
24 Corporate Performance Framework
26 People and Processes
34 Market Analysis and Research
38 Assisted Housing
46 Mortgage Loan Insurance
56 Securitization
63 Future changes to accounting standards
67 Historical Information
68 Consolidated Financial Statements 131 Other Information
2016 ANNUAL REPORT 1

2016 Highlights

Let's Talk Housing

CMHC led consultations on Canada's NATIONAL HOUSING STRATEGY

LAUNCHED an ideation and collaboration platform which saw over 170 ideas SUBMITTED THE ELIMINATION OF 21 PROCESSES to work more efficiently and started stocking our INNOVATION and change toolbox

83% Improvement in RISK MANAGEMENT culture

100
0

2 2016 ANNUAL REPORT

2016 Highlights
CMHC led
consultations on
Canada’s
NATIONAL STRATEGY HOUSING
STRONG
REPRESENTATION
rates for visible
minorities
& WOMEN ON
Management
COMMITTEE
National Leadership Team
LAUNCHED an ideation and collaboration platform
which saw over
170 ideas
SUBMITTED
THE ELIMINATION OF
21 to work PROCESSES more efficiently and
INNOVATION started stocking our and change toolbox
83%Improvement
MANAGEMENT in RISK
culture
WE ENDED THE
year with higher levels
OF EMPLOYEE
engagement,
ENABLEMENT
& morale
WE WORKED WITH
Department of Finance
to preserve
ECONOMIC GROWTH
and strengthen our HOUSING
FINANCE SYSTEM
by proposing
lender RISK SHARING
2 2016 ANNUAL REPORT

MARKET ANALYSIS AND RESEARCH
FOR THE FIRST TIME IN2016
Local Housing Market Assessment publications issued
Rental turnover rate published
Data on new condominium apartment prices and square footage published
94% OVERALL usefulness of
MARKET
ANALYSIS
RESEARCH INFORMATION
Introduction of
range forecast for
HOUSING
outlook
MORTGAGE LOAN INSURANCE
355,796
through INSURED HOMES our
Transactional Homeowner products
156,414
products Multi-unit Residential
108,707
Portfolio products
90,675
ASSISTED HOUSING
536,533
HOUSEHOLDS
assisted through
LONG-TERM
agreements
4,687
New homes
FACILITATED BY
Affordable
HOUSING CENTRE
Budget INVESTMENTS of over
began a new era in
$4B
HOUSING POLICY
and signalled renewed confidence in CMHC
SECURITIZATION
NHA MBS CMB
$104.4B $40.0B
$144.4B
SECURITIES
Guaranteed
$40.8B
COVERED BOND
issuances
2016 ANNUAL REPORT 3

Message from the Chairperson
On behalf of the Board of Directors, I am pleased to present CMHC’s 2016 Annual Report. Our Board continued to provide oversight of CMHC’s operations, ensuring the achievement of the company’s legislative mandate.
Overheated housing markets, declining affordability, lack of supply and higher levels of household debt, particularly in Vancouver and Toronto, continued to be key concerns in 2016. Our Board supports the measures introduced by the Minister of Finance in October, including changes to the parameters for mortgage loan insurance, to protect Canadians’ financial security and help ensure financial and economic stability. We also support the Government’s efforts to consult publicly on increasing lenders’ involvement in risk management and adjudication of mortgages.
CMHC continued to contribute to Canada’s financial stability through its mortgage loan insurance and securitization guarantee programs, which recorded strong financial results again in 2016. Credit scores were strong and residential mortgage arrears rates remained low nationally despite small increases in arrears in the country’s oil-producing regions. Our Board is also pleased with CMHC’s steady progress in strengthening its risk management practices. Stress test results published during the year showed that CMHC has sufficient capital to withstand severely disruptive economic conditions.
Budget 2016 provided a significant injection of new funding for CMHC’s activities to support Canadians in housing need. Most of these investments are being delivered through existing arrangements between CMHC and the provinces and territories, with the goal of addressing immediate housing needs and supporting economic growth. Our Board welcomes these investments, which will benefit households and communities across the country.
“We congratulate CMHC’s management team and employees for leading a comprehensive and multi-faceted consultation process to gather input and ideas for a National Housing Strategy.”
We also congratulate CMHC’s management team and employees for leading a comprehensive and multi-faceted consultation process to gather input and ideas for a National Housing Strategy. The “Let’s Talk Housing” consultations reached more than 1.5 million Canadians through social media channels, an online survey, expert roundtables, written submissions and other mechanisms.
I would like to recognize the dedication and resilience of CMHC’s Board of Directors, leadership team and especially our employees, who were well tested during a year of significant change and new demands on the organization. It is my privilege to thank them for the support they provide and for their many contributions to Canada’s housing system.
Robert P. Kelly Chairperson
4 2016 ANNUAL REPORT

Message the President from
2016 was the year CMHC re-emerged as Canada’s authority on housing. CMHC in motion – our multi-year change initiative – has positioned us to be a transparent, accountable and innovative organization that delivers results that Canadians need and deserve.
Results
We generated profits of $1.4 billion on revenues of $4.7 billion in 2016. Profits were 2.5% better than plan primarily as a result of higher bond yields in our investment portfolio. We controlled spending and improved operating budget expenses from the planned 13.3% of revenue received to 12.3%. We also generated a competitive return on capital holding target of 11.6% in the Mortgage Loan Insurance Activity and returned
13.5% on required capital in our Securitization Activity.
Our insurance claims paid, excluding claims paid for social housing and index-linked mortgages, were $377 million,
6.8% higher than 2015 due to payment of a large multi-unit residential claim. As a result, our loss ratio worsened from 18.2% in 2015 to 22.2% in 2016. Despite some weakening in oil-producing regions, overall credit quality continued to improve in our Mortgage Loan Insurance portfolio and at year end our arrears rate (the percentage of outstanding insured mortgage loans more than 90 days overdue) stood at 0.32% compared to 0.34% in 2015. We ended 2016 with $18.6 billion in total mortgage insurance capital available, which represents 384% of our minimum capital target. In keeping with our commercial mandate, and on the continued strength of our financial performance, CMHC will pay a dividend to the Government of Canada in 2017.
Our Assisted Housing activities gained significant momentum during the year. With Budget 2016, the Government of Canada signaled a renewal of federal housing policy. CMHC was entrusted with delivering more than $4 billion in new investments to improve access to affordable housing. This was in addition to the $2 billion the Government already invests in housing each year. We met or exceeded all of our Assisted Housing performance targets in 2016.
We were also given the important task of consulting Canadians on a National Housing Strategy, the first in 40 years. This national conversation on housing generated hundreds of innovative ideas and approaches to improve housing outcomes for Canadians, especially those most in need. The Government will share its strategy in 2017.
“I am continually amazed by (our people’s) ability to adapt, to change and to strive to be better. More than anything, I have faith in their ability to do great things.”
Strategy
CMHC’s management team and employees at all levels of the organization continued to advance important work that contributed to our Strategy:
1. Align Risk with Mandate: We maintained our focus on becoming a world leader in housing risk management.
In 2016, CMHC worked with the Department of Finance to support economic growth and strengthen our housing system through changes to the rules for mortgage loan insurance. We also implemented market-level pricing for all of our commercial products. We supported our Department of Finance colleagues in the development of a lender risk sharing proposal that aims to rebalance risk in the housing finance system by requiring lenders to bear a modest portion of loan losses on any insured mortgage that defaults. Our annual risk culture survey demonstrated a deepening of our awareness of and capacity to manage risk.
2016 ANNUAL REPORT 5

2. Lead Through Information and Insight: We are committed to transparency and to broadening our research and analysis activities to fill housing market data gaps. Importantly, our October 2016 Housing Market Assessment found strong evidence of problematic conditions for the first time across the country. We have adopted a more assertive public posture as a result of this analysis.
3. Be a High-Performing Organization: We continue to build key organizational capacities CMHC needs to stay relevant. Targeted training was provided on innovation and change management, and leadership development activities were delivered to identify and address barriers to innovation and trust. We eliminated
21 “stupid rules” that employees told us were hindering their work, and began to implement a number of employee-generated ideas for innovation and change. Importantly, CMHC entered into a transformative technology partnership with Accenture to modernize our IT infrastructure, systems and business processes. Our focus on consistent execution and continuous innovation are bearing fruit, as CMHC was named a high-performing company by Hay Group in 2016.
A Community of High-Performing Individuals
Our successes are a product of the dedication and passion of a high-performing team. CMHC continued to invest in our people in 2016. Representing the greatest collection of housing expertise in Canada, we want to unleash their insight and potential.
We aim to be an “academy organization” with leadership development as a core competency. The development of a Leadership Strategy encouraged us to be explicit about what we desire in leaders: in sum, living our values (see page 7). Having a dedicated Leadership Strategy is rare among organizations and highlights our commitment to ensuring leadership learning is aligned with business strategy.
We are making progress to increase efficiency and support our people. Our employees reported significantly higher levels of engagement, enablement and morale compared to 2015. This extraordinary group of people is committed to being a high-performing organization. I am continually amazed by their ability to adapt, to change and to strive to be better. More than anything, I have faith in their ability to do great things.
2017 Priorities
CMHC will focus on four main priorities in 2017 in order to achieve our Corporate Plan targets:
•Enable our work by providing employees with the right tools, strong leaders and a work environment that fosters engagement, innovative thinking and professional development;
•Reduce core housing need by supporting the development and implementation of Canada’s National Housing Strategy;
•Think digital by implementing our technology transformation initiative and an enterprise-wide digital strategy that will simplify business processes and amaze our clients; and
• Embrace risk by accepting that failure, if we learn from it, will help us to build a world-leading housing system.
We have much to accomplish in 2017, and we must stretch our imaginations as to how we can better help Canadians meet their housing needs. Innovation and consistent execution will continue to be our guideposts as we strive to achieve better housing outcomes for all Canadians.
Evan Siddall
President and Chief Executive Officer
6 2016 ANNUAL REPORT

CMHC
Canada’s authority on housing
Our Mandate
FACILITATE
access to
housing
CONTRIBUTE TO
financial
STABILITY
Our Mission
WE HELP
Canadians meet their
housing
NEEDS
Our Vision
THE HEART of a
world-leading
HOUSING
SYSTEM
Our VALues
Because We CARe about what we do
We have this AMAZING IDeA!
TOGeTHeR we can make this work!
This will make a DIFFeReNCe at CMHC!
It’s time for CHANGe!
WHY?
WOW.. You’ve put so much time and thought into this!
YES!
What an INNOVATIVE approach!
Ask WHY
BeLieve in eAch OTHeR...
We are BetteR TOGetHeR
Do the RIGHT THING
CeLeBRATe Both WINS FAILUReS
AMAZE our CLIeNTS
THINK YeS first
Be an OWNeR
Have FUN eveRY DAY
Make a DIFFeReNCe
Be FeARLESS IN THe FACE of CHANGe
2016 ANNUAL REPORT 7

Management’s Discussion and Analysis
The following Management’s Discussion and Analysis (MD&A) of the financial condition and results of operations as approved by the Board of Directors on 22 March 2017 is prepared for the year ended 31 December 2016. This MD&A should be read in conjunction with the audited consolidated financial statements. Unless otherwise indicated, all financial information in this report has been prepared in accordance with International Financial Reporting Standards (IFRS) and all amounts are expressed in Canadian dollars.
Forward-looking statements
Our Annual Report contains forward-looking statements which include, but are not limited to, statements with respect to our outlook for the regulatory environment in which we operate, the outlook and priorities for each activity and the risk environment. By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties which may cause actual results to differ materially from expectations expressed in the forward-looking statements.
Non-IFRS measures
We use a number of financial measures to assess our performance. Some of these measures are not calculated in accordance with IFRS, are not defined by IFRS, and do not have standardized meanings that would ensure consistency and comparability with other institutions. These non-IFRS measures are presented to supplement the information disclosed in the consolidated financial statements and notes to the consolidated financial statements which are prepared in accordance with IFRS and may be useful in analyzing performance and understanding the measures used by management in its financial and operational decision-making. Where non-IFRS measures are used throughout the Annual Report, a definition of the term will be disclosed in the glossary for non-IFRS financial measures.
8 2016 ANNUAL REPORT

Operating Environment

ECONOMIC CONDITIONS AND HOUSING INDICATORS

In 2017, gross domestic product (GDP) growth is expected to range between 1.2% and 2.7% according to the February 2017 Industry Consensus1, compared to growth of 1.4% in 2016. Growth in 2016 was driven by stronger household consumption of goods and services, with supporting contributions from higher government expenditure, net exports and residential investment, while business investment continued to be a drag on growth in 2016 as it was in 2015 due to weakness in the energy sector. Economic trends are expected to continue to vary widely across Canada, with major markets in the oil-producing provinces of Alberta, Saskatchewan, Newfoundland and Labrador, facing the strongest headwinds as they continue to adjust to low oil prices, while markets in British Columbia and Ontario continue to be supported by relatively strong gains in employment and net migration. Beyond these markets, economic trends range from generally positive in Quebec and Manitoba to generally negative in the Atlantic region.

Nationally, employment increased in 2016 largely due to part-time employment growth, as full-time employment recorded a slight increase. Housing activity in 2016 increased when compared to 2015, resulting in an overall level of activity and prices that remain high by historical standards. Housing starts growth was modest in 2016, registering a gain of 1.2% when compared to 2015. Existing home sales growth through the Multiple Listing Service® (MLS®)2 was 6.5% in 2016, while year-over-year growth in the national average MLS® price was 10.8%. Consistent with the divergence in economic trends, indicators of housing activity also continued to diverge in 2016. Housing activity continued to deteriorate in the oil-producing provinces of Alberta, Saskatchewan, Newfoundland and Labrador, where energy-sector developments continued to place downward pressure on housing starts, home sales and price growth. Meanwhile, housing activity and price growth in Vancouver and Toronto remained elevated by historical norms, partly offsetting energy-related impacts on housing demand and price growth at the national level.

The national vacancy rate increased slightly to 3.4% in 2016 across Canada’s 34 Census Metropolitan Areas (CMAs) due to an increase in the supply of purpose-built homes available for rent, offsetting an increase in rental demand that was largely driven by a higher number of immigrants to Canada when compared to 2015. The familiar theme of divergence continues to apply to the rental markets in oil-producing provinces and the rental markets of Vancouver and Toronto. The vacancy rate stood well-above the CMA-average in Saskatoon (10.3%), Saint John’s (7.9%), Edmonton (7.1%) and Calgary (7.0%) while remaining low in Vancouver (0.7%) and Toronto (1.3%).

A key vulnerability to housing market activity stems from the historically high level of household debt, which could put downward pressure on house prices and housing activity in the event of an economic or interest rate shock. A second key vulnerability stems from the detection of strong overall evidence of problematic conditions for Canada and for several major housing markets, which increases the risk of a strong housing market correction in the event of an economic shock that causes a rise in unemployment rates.

1  Consensus Economics’ survey of private sector forecasters, as of 13 February 2017.

2  Multiple Listing Service® (MLS®) is a registered trademark owned by the Canadian Real Estate Association.

2016 ANNUAL REPORT            9

ASSISTED HOUSING DEVELOPMENTS

Budget 2016 update

Budget 2016, Growing the Middle Class, announced significant short-term investments to support affordable, social and rental housing, and respond to pressing housing needs in the North and on reserves.

Affordable and social housing

The Budget announced investments in affordable and social housing, which will be mostly administered through the Investment in Affordable Housing (IAH). As at 31 December 2016, supplementary IAH agreements for Budget 2016 funding have been signed and announced with all provinces and territories except for Quebec which was announced on 16 January 2017. Commitments and funding have begun to help build, renovate and retrofit existing social housing, including seniors and off-reserve housing.

New investments over two years include:

◾	$504.4 million to double investments under the IAH;

◾	$200.7 million for the construction and renovation of affordable housing for low-income seniors;

◾	$573.9 million for the renovation and retrofit of existing social housing ($490.4 million administered by provinces/territories, $83.5 million administered by CMHC);

◾	$89.9 million for the construction and renovation of shelters for victims of family violence; and

◾	$97.7 million for housing in northern communities (excluding the $80 million Inuit Funding initiative to be delivered by Indigenous and Northern Affairs (INAC)).

Affordable rental housing

Budget 2016 proposed $208.3 million over five years, to be administered by CMHC, in an Affordable Rental Housing Innovation Fund (Innovation Fund). The purpose of the fund is to test a range of business and financing models that would better support the long-term viability of affordable housing without ongoing government subsidy. Some of these models incorporate building and operating techniques that reduce costs in the rental housing sector while supporting the construction of affordable rental housing. The Innovation Fund was launched on 30 September 2016.

Budget 2016 also announced the Rental Construction Financing initiative, through which up to $2.5 billion in loans over five years will be provided to municipalities and housing developers for the construction of more than 10,000 homes of new rental housing affordable to middle class Canadians. Development of this initiative is underway.

Housing in First Nations communities

Budget 2016 provided $127.7 million over two years to support the renovation and retrofit of existing housing through CMHC’s existing suite of on-reserve programs and $10 million over two years for skills and capacity development for the design, construction, inspection and overall management of housing on-reserve.

Social Housing Agreement

In June 2016, the province of Alberta and CMHC agreed to transfer terms for federally-funded social housing stock to the province which brought the total number of provinces and territories for which Social Housing Agreements (SHA) have been signed to eleven.

The transfer will enable Housing programs to be tailored by the province to reflect local and regional social housing needs. Savings will be realized through streamlined administration and efficiencies, and can be reinvested in housing for low-income Albertans.

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MORTGAGE LOAN INSURANCE DEVELOPMENTS

Modernization of the Master Loan Insurance Policy

CMHC’s Master Loan Insurance Policy (MLIP) sets out the basic terms and conditions of CMHC mortgage loan insurance coverage pursuant to the National Housing Act (NHA). In 2015, CMHC initiated a review of its MLIP with a view to consolidate, modernize and update the document, in order to provide greater clarity and certainty to Approved Lenders. The updated MLIP clearly and concisely establishes the basic terms and conditions governing CMHC’s relationship with Approved Lenders, pulling together and incorporating key aspects of the previous MLIP and repealed legislation and regulations. The new MLIP took effect on 1 September 2016 and responds to Approved Lender requests for, and the broader goal of providing a clear, modern and consolidated MLIP that reflects best practices.

Amendments to insured mortgage qualification criteria

Effective 17 October 2016, all high ratio insured mortgages must be qualified by applying a mortgage rate stress test. The new stress test requirement must be based on the greater of the contract interest rate or the Bank of Canada’s conventional five-year fixed posted rate. The Government of Canada (Government) announced these rule changes for government-backed mortgage insurance aimed at providing homebuyers with a buffer to be able to continue servicing their debts even in a higher interest rate environment, or if faced with a reduction in household income.

The Government also announced changes to Low Ratio Mortgage Insurance Eligibility Requirements. Effective 30 November 2016, all low ratio insured government-backed mortgages are required to meet eligibility criteria that previously only applied to high ratio insured mortgages. These new eligibility criteria will reinforce the Canadian housing finance system and help protect the long-term financial security of borrowers and all Canadians by bringing consistency to mortgage insurance rules through standardization of the eligibility criteria for high and low ratio insured mortgages.

Government consultations on lender risk sharing

On 21 October 2016, the Department of Finance launched a public consultation on lender risk sharing for government-backed insured mortgages. This consultation seeks input on a proposal to rebalance risk in the housing finance system by requiring lenders to bear a modest portion of loan losses on any insured mortgage that defaults, while maintaining sufficient government backing to support financial stability in a severe stress scenario and borrower access to mortgage financing. CMHC will continue to work with the Government, providing analysis and advice as required, as the Government works through this or any other initiatives that may impact the Canadian housing finance system.

Changes to capital requirements for residential mortgages

On 15 December 2016, the Office of the Superintendent of Financial Institutions (OSFI) released its revised capital advisory for mortgage insurers titled Capital Requirements for Federally Regulated Mortgage Insurers (Advisory) with an effective date of 1 January 2017. The objective of the Advisory was to introduce a new standard approach that updates the capital requirements for mortgage insurance risk and increases the probability that mortgage insurance companies can absorb severe, but plausible losses. The framework is more risk sensitive and incorporates additional risk attributes, including credit score, remaining amortization, and outstanding loan balance.

2016 ANNUAL REPORT            11

The Advisory focuses on capital requirements for insurance risk, which will primarily consist of:

◾	A base requirement that applies to all insured mortgages at all times; and

◾	A supplementary requirement that applies only to mortgages originated during periods when the housing market for the region that corresponds to the mortgage has a house price-to-income ratio that exceeds a specified threshold (with this supplementary requirement not applying to mortgages insured prior to 1 January 2017); less

◾	Premium liabilities, consisting of unearned premiums reserve and the reserve for incurred but not reported (IBNR) claims.

Supplementary capital will be tied to the behaviour of property prices, both in terms of recent housing price trends and the behaviour of housing prices relative to household incomes using data for each of the 11 cities in the Teranet–National Bank House Price IndexTM for those exposures within such cities. The Supplementary Capital Requirement Indicators (SCRI), based primarily on the ratio of the Teranet Index for a metropolitan area over the national per capita income, is compared to a prescribed threshold value for that particular area. If the SCRI exceeds the threshold value for that metropolitan area, then additional capital is required for any new insured mortgages originated during the next quarter in that metropolitan area. The supplementary capital requirement continues to apply for the life of those loans.

We have reviewed the methodology for calculating SCRIs and as at 31 December 2016 observed that Calgary, Edmonton, Toronto, Vancouver and Victoria were breaching their SCRI thresholds, as prescribed by OSFI. If the breach continues, it will require supplementary capital for mortgages insured after 31 December 2016. These metropolitan areas represent approximately one third of transactional new insurance written in 2016.

Our current capital targets are subject to recalibration under OSFI’s new capital framework. Based on the new framework, we estimate that our minimum capital test (MCT) ratio as at 1 January 2017 is 285%, including transitional arrangements. Based on analysis completed in the fourth quarter of 2016, the Board of Directors (Board) approved a change to the insurance capital internal target from 205% under the old MCT framework to 155% under the new MCT framework, and a change to the operating capital level (holding target) from 220% under the old MCT framework to 165% under the new MCT framework. The Corporation implemented the revised MCT capital requirements and targets on 1 January 2017.

Mortgage loan insurance premiums

As a result of our annual review of insurance products and to reflect the new OSFI capital requirements, we adjusted pricing for portfolio mortgage insurance effective 1 January 2017, and increased transactional homeowner mortgage loan insurance premiums for newly originated loans, effective 17 March 2017. For the average CMHC-insured homebuyer, the higher transactional premium will result in an increase of approximately $5 to their monthly mortgage payment.

12            2016 ANNUAL REPORT

SECURITIZATION DEVELOPMENTS

Change to approved issuer of National Housing Act

Mortgage-Backed Securities

In February 2016, the Canadian branch of Maple Bank GmbH (Maple Bank) ceased to operate as an Approved Issuer of National Housing Act Mortgage-Backed Securities (NHA MBS). In September 2016, CMHC entered into an agreement to appoint Equitable Bank as the successor issuer for the NHA MBS issued by the Canadian branch of Maple Bank. The transaction closed on 18 October 2016.

CMHC continues to provide a timely payment guarantee of interest and principal on NHA MBS that had been issued by Maple Bank. No claims were made on our timely payment guarantee and we did not incur any costs which we were not able to recover as a result of this transaction.

Refined guarantee fee structure for shorter-term NHA MBS

Effective 1 January 2017, CMHC introduced a more refined guarantee fee term structure for shorter-term NHA MBS to provide flexibility and better align costs of these short-term NHA MBS with the annualized guarantee fee costs for longer-term NHA MBS.

New administration fee applicable to issuers’ unused annual NHA MBS guarantee allocation

CMHC is introducing a 0.01% administration fee that will be assessed against a portion of an issuer’s unused NHA MBS guarantee allocation beyond a specified threshold. The policy took effect on 1 April 2017 and will be applied to unused allocations. The new fee is meant to better align requested guarantees with actual NHA MBS funding needs of issuers and to smooth out the allocation of NHA MBS guarantees throughout the year.

SPECIAL EXAMINATION

In 2017, CMHC’s joint examiners will be proceeding with a Special Examination, as required by the Financial Administration Act. The Board is committed to good corporate governance practices and views the results of special examinations as providing added value to CMHC. The Special Examination Report will be presented in 2018.

2016 ANNUAL REPORT            13

National Housing Strategy

Let's Talk Housing
www.letstalkhousing.ca
MEETINGS and FORUMS
ROUND TABLES
FOCUS GROUPS
PUBLIC OPINION RESEARCH
TOWN HALLS
AFFORDABILITY • SUSTAINABILITY • INCLUSIVITY • BETTER QUALITY OF LIFE
What We Heard
HELP those in GREATEST NEED
FOSTER a STRONG SOCIAL and AFFORDABLE HOUSING SECTOR
IMPROVE INDIGENOUS and NORTHERN HOUSING
ENHANCE HOUSING AFFORDABILITY and CHOICE
SUPPORT SUSTAINABLE HOUSING and COMMUNITIES
Take a COLLABORATIVE APPROACH
LINK HOUSING and ESSENTIAL SERVICES

14 2016 ANNUAL REPORT

National Housing Strategy
Let’s Talk Housing
www.letstalkhousing.ca
14 2016 ANNUAL REPORT

DESCRIPTION

As the Government’s policy advisory on housing matters, CMHC has been tasked with leading the development of a comprehensive National Housing Strategy (NHS). The NHS will set a long-term vision for housing across Canada and identify key actions needed to attain better outcomes for Canadians.

Through consultations we created a vision for the NHS which a majority of Canadians support:

“Canadians have housing that meets their needs and they can afford. Affordable housing is a cornerstone of building sustainable, inclusive communities and a Canadian economy where we can prosper and thrive.”

The NHS will set ambitious national outcomes and will depend on the alignment of policy areas. It will require a coordinated effort by all levels of government and the housing sector to achieve targeted objectives in effective and cost-efficient ways.

ACTIONS TAKEN

We launched a national conversation on housing at the end of June 2016 and worked closely with our primary partners, the provinces and territories, to develop the vision, outcomes, principles and themes of the NHS. We held discussions with Canadians, municipalities, Indigenous governments and communities, housing organizations and experts, to gather feedback on the priority areas for action under the NHS. Some provinces and territories also held their own consultations to support this work, which identified regional housing challenges and potential solutions to improve housing outcomes. Input from these consultations will feed into the overall NHS.

In seeking to ensure consultations captured the ideas of people experiencing the greatest housing challenges, we held 21 in-person focus groups across the country, including discussions with those who have experienced homelessness, low-income individuals, Indigenous households, seniors and newcomers.

We held conversations with six national Indigenous organizations, as well as roundtables on rural, remote, urban Indigenous housing and northern housing. Through these discussions, we heard that we must develop separate responses to First Nation, Métis and Inuit housing challenges. We will continue to work with leaders of these groups on plans and approaches to improve housing outcomes.

Domestic and international housing policy research and analysis, findings from planned evaluations of CMHC’s on-reserve social housing program, and analysis of Federal/Provincial/Territorial (FPT) Investment in Affordable Housing will also guide development of the NHS. We are working closely with other federal departments, including Indigenous and Northern Affairs and the Department of Finance, to ensure a whole-of-government approach to the NHS is achieved.

RESULTS

On National Housing Day, 22 November 2016, a “What We Heard” report was released summarizing the views, ideas and insights we gathered through the NHS consultations. A key finding was that Canadians want better housing outcomes for those in greatest need. In addition, NHS survey respondents cited affordability, sustainability, inclusivity, and housing that supports a better quality of life, among the most important housing outcomes to strive towards.

A number of key themes emerged:

◾	Help those in greatest need

◾	Foster a strong social and affordable housing sector

◾	Improve Indigenous and northern housing

◾	Enhance housing affordability and choice
◾	Support sustainable housing and communities

◾	Take a collaborative approach

◾	Link housing and essential services

Development of the NHS will involve examining long-standing and emerging housing challenges and capitalizing on opportunities to address them in new and innovative ways. We are considering all of the ideas put forth by Canadians and continue to work with stakeholders to determine how the views and insights gathered can support an NHS that best responds to the housing needs of Canadians.

The Government of Canada will release a comprehensive National Housing Strategy in 2017.

2016 ANNUAL REPORT            15

Risk Management

RISK GOVERNANCE
RISK TRAINING
BETTER DECISION-MAKING
STRESS TESTING
CMHC SCHL
RISK REPORT
RISK TAKING
BENEFITS to CANADIANS

16 2016 ANNUAL REPORT

Risk Management
RISK TRAINING
RISK GOVERNANCE
BETTER DECISION-MAKING
STRESS TESTING
CMHC SCHL
RISK REPORT
RISK TAKING
BENEFITS TO CANADIANS
16 2016 ANNUAL REPORT

We are exposed to a variety of risks that could affect the achievement of our objectives. Our significant role in housing requires that we balance the risks of our activities with the benefits they bring to Canadians. Our Enterprise Risk Management (ERM) Framework guides our activities and promotes a strong risk culture through the regular identification, assessment and reporting of material risk exposures. We continuously improve our risk management approach by incorporating industry best practices and reflecting changes in our operating environment.

We promote a strong risk culture by encouraging open communication and challenging on all aspects of risk. We use an annual survey to measure the strength of our risk culture. Over the last three years, risk culture has continually strengthened; management at all levels is supportive of risk management and ongoing communications and training contributing to a shared view of risk-based decision-making across the Corporation. The survey is also used to assess the effectiveness of our investment in risk management capabilities and identify areas for improvement. Furthermore, thirteen risk training sessions were held in 2016 providing over 1,200 participants with an opportunity to enhance their risk awareness. Topics included “Three Lines of Defence”, risk appetite, stress testing and operational risk management.

ERM FRAMEWORK

Risk governance model

Our risk governance structure promotes clear accountability for risk management, monitoring, independent oversight and independent assurance. We use the “Three Lines of Defence” governance model to delineate accountability for risk taking and risk oversight at all levels of the organization, across all activities.

BOARD OF DIRECTORS

- Audit Committee
- Risk Management Committee
- Other Board Committees

SENIOR MANAGEMENT

- Set CMHC's risk appetite
- Ensure risk taking is aligned with strategic plan and direction
- Ensure a strong oversight & control structure is in place
- Ensure clear accountability & ownership of risk and control with Businesses and Functions

1st Line of Defence **Identify and Control**		*2nd Line of Defence* **Set Standards and Challenge**	*3rd Line of Defence* **Independent Assurance**
1A – Business Areas and Support Functions Teams *(front line)*	1B – Operations Support Teams *(within Business Areas and Support Functions)*	Chief Risk Officer (CRO) Sector, Chief Financial Officer (CFO) Sector (including Actuarial) and Chief Compliance Officer (CCO) Function	Internal Audit
• Take, manage and identify risks in day-to-day activities • Execute risk and control procedures on a day-to-day basis • Ensure risks are within CMHC's risk appetite and risk management and control policies	• Monitor and test risk management activities performed by 1A • Monitor compliance with CMHC's risk appetite and risk management and control policies • Provide input for risk reporting	• Develop and facilitate effective risk management and control policies • Independently challenge and oversee the 1st line of defence • Monitor and report risk exposure (incl. internal control) status • Provide training, tools, advice and support to 1st line	• Provide independent assurance on the effectiveness of governance, risk management, and internal controls, including the manner in which the other lines of defence achieve risk management and control objectives

2016 ANNUAL REPORT            17

CMHC’s Board of Directors has the ultimate accountability and responsibility for risk management. The Board oversees the ERM framework and approves, on an annual basis, the corporate Risk Appetite Statement. The Risk Management Committee of the Board ensures that appropriate policies, procedures, controls and systems are in place to identify, assess and manage the key risks we face.

The Audit Committee also has a risk oversight role through its responsibilities to review the soundness of our financial management as well as the implementation and maintenance by management of appropriate systems and internal controls.

The President and Chief Executive Officer (CEO) is accountable for ensuring that all significant risks are appropriately identified and managed and provides the Board with assurance that the monitoring and reporting of these risks is appropriate.

The Chief Risk Officer (CRO) is responsible for establishing risk management frameworks and policies to manage risk in alignment with our risk appetite and business strategies. The CRO is responsible for promoting an effective risk culture and helping the organization achieve its mandate objectives while paying due regard to its exposure to loss.

All members of Senior Management play an integral role in risk management activities by identifying, monitoring and reporting potential risks within their areas of responsibility and overseeing activities performed within and across the “Three Lines of Defence”.

Risk appetite framework

We have a Risk Appetite Framework which is a key component of our risk management and governance structure. The Risk Appetite Framework promotes a common understanding of acceptable and unacceptable risks, facilitates sound business decision-making and execution, and is supported by strong oversight and monitoring.

The Risk Appetite Framework is comprised of a Risk Capacity, Risk Appetite Principles, and entity level and activity level Risk Appetite Statements that are annually approved by Senior Management and the Board of Directors. Regular reporting against risk appetite ensures alignment of strategy with risk taking.

18            2016 ANNUAL REPORT

REPORTING ON RISK

There are seven ERM risk categories used for the identification, categorization and assessment of existing and emerging risks for the purpose of reporting to the Risk Management Committee of the Board of Directors and Senior Management. Our risk register provides an assessment of these key risks on a corporate-wide basis. This assessment is done on a five-year horizon and includes short-term, medium-term and long-term risks to the Corporation. The table below outlines our key risks by category with ratings as at 31 December 2016.

Risk categories	Risk rating
Reputation risk Reputation risk is the potential for loss or other undesirable outcomes resulting from negative perceptions and/or publicity.	Low Acceptable[†]
Insurance and guarantee risk Insurance and guarantee risk is the potential for loss arising from actual experience varying from what was expected or predicted.	
Credit risk Credit risk is the potential for loss if a counterparty fails to honour a transaction/financial obligations.	
Market risk Market risk is the potential for loss arising from adverse changes in market prices and market rates.	
Liquidity risk Liquidity risk is the potential for loss if there are insufficient funds to meet all financial obligations as they come due.	
Strategic risk Strategic risk is the potential for loss or other undesirable outcomes resulting from insufficient or inappropriate responses to changes in the business environment, inappropriate strategies and/or poor execution of strategic directions.	Moderate Cautionary[*]
Operational risk Operational risk is the potential for loss or other undesirable outcomes resulting from people actions, inadequate or failed internal processes and systems, or from external events.	High Cautionary[#]

†	Figure is shaded green to indicate low acceptable - risk is low or appropriately managed, no action required.

*	Figure is shaded yellow to indicate moderate cautionary - require ongoing management attention; action may be required.

#	Figure is shaded orange to indicate high cautionary - require close management attention.

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Our strategic risk was assessed as moderate cautionary given the rapid pace of change in our external environment. The impact of the continuing economic weakness, higher household indebtedness, federal government sandbox changes as well as current market vulnerabilities (as detected by the Housing Market Assessment) contribute to uncertainty in the external environment and could impact the way CMHC meets its mandate.

Our operational risk was assessed as high cautionary due to our aging information and technology infrastructure and poor business process controls. Technology transformation projects are expected over time to improve the efficiency and effectiveness of CMHC’s infrastructure, business processes and related controls, information management practices and cyber security. However, business areas currently still function with legacy and outdated information and technology infrastructure and manual processes. Several large technology transformation projects are concurrently underway, increasing change management risk. In addition, model risk remains elevated given the outstanding remediation activities.

CAPITAL MANAGEMENT

We conduct our Own Risk and Solvency Assessment (ORSA) to identify risks and assess our current and likely future capital needs and solvency positions. Stress testing is an important part of this, and is conducted across our organization in parallel with our annual corporate planning process.

STRESS TESTING

We use stress testing to evaluate how various extreme economic and operational scenarios could affect our financial performance, capital levels and risk tolerance thresholds.

Stress testing involves searching out extreme scenarios that have a very remote chance of happening and planning for them. Rigorous stress testing is an essential part of our risk management program and allows us to evaluate our capital levels against these scenarios.

The underlying variables within each of the stress testing scenarios were developed based on a combination of hypothetical and historical economic analysis. In 2016, we tested our mortgage loan insurance and securitization businesses against several extreme scenarios including:

Scenario descriptions

20            2016 ANNUAL REPORT

CMHC follows the guidance set by OSFI with respect to stress testing. We also develop our own stress testing cases for business planning purposes.

The MCT is the ratio of capital available to capital required. Below 100% MCT, an insurance company may no longer be allowed to write new business. A level below 0% MCT indicates insolvency. The table below reports our lowest insurance capital (MCT) under both the current capital framework and based on our understanding of the new Advisory at the time the stress test was completed.

It is important to note that there were minor amendments to the Advisory between the time the stress test was completed to the time it was finalized.

The results of each scenario on CMHC’s regulatory capital requirements for current MCT and new MCT are as follows:

In addition, business resumption exercises involving participation across a number of departments are routinely carried out as part of our stress testing program with results reported internally to Senior Management and the Board. Outcomes from the exercise are valuable towards the development of effective business continuity plans ensuring our continued ability to deliver on our mandate.

DIVIDEND POLICY

We expect to start making dividend payments in 2017 to the Government to the extent there are profits and retained earnings not allocated to appropriated capital or to meet the needs of the Corporation for purposes of the NHA. Our dividend is determined based on:

◾	CMHC’s view of capitalization needs in accordance with our specific risk profile and information from our models for economic capital and stress testing;

◾	The amounts to be set aside for capitalization based on regulatory models (e.g. OSFI);

◾	A margin for uncertainty and provision for unknown risks informed by our risk appetite, stress testing and scenarios analysis; and

◾	Sufficient range for normal fluctuations in financial results and business needs (i.e. sufficient capitalization to cover risk for changing business volumes and for liquidity).

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Condensed Consolidated

Financial Results

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	2016	2015
Total assets	259,532	252,107
Total liabilities	238,542	232,468
Total equity of Canada	20,990	19,639

Total assets increased by $7,425 million (2.9%) primarily due to increases in loans and investment securities.

Loans increased by $6,662 million (3.0%) due to net purchases of NHA MBS by Canada Housing Trust (CHT), partially offset by a decline in the loan portfolio due to net repayments in the Assisted Housing Activity.

Investment securities increased by $1,084 million (4.6%) due to positive cash flow from operations partially offset by an increase in holdings of Canada Mortgage Bonds (CMB). The holdings of CMB reduce net assets as the holdings are eliminated upon consolidation of CHT.

Total liabilities increased by $6,074 million (2.6%) primarily due to increases in borrowings – other financial liabilities partially offset by a decrease in borrowings – designated at fair value through profit or loss. Borrowings – other financial liabilities increased by $6,882 million (3.2%) primarily due to net issuances of CMB, partially offset by an increase in CMB eliminated upon consolidation of CHT as noted above. Borrowings – designated at fair value through profit or loss decreased by $1,173 million (16.6%) primarily due to repayments.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in millions)	2016	2015
Total revenues	4,693	4,636
Total expenses	2,874	2,672
Income taxes	441	476
Net income	1,378	1,488
Other comprehensive income	(27)	(31)
Comprehensive income	1,351	1,457

Total revenues increased by $57 million (1.2%) primarily due to an increase in parliamentary appropriations and net interest income, partially offset by a decrease in premiums and fees earned and an increase in net losses on financial instruments.

Parliamentary appropriations increased by $104 million (5.1%) primarily due to increased spending in relation to Budget 2016 initiatives, as well as the prepayment flexibilities announced in Budget 2015.

Net interest income increased by $36 million (37.5%) primarily due to larger holdings of CMB, whereby, the related interest expense is eliminated upon consolidation.

22            2016 ANNUAL REPORT

Premiums and fees earned decreased by $71 million (3.8%) primarily due to decreasing market share over recent years and revised earning patterns implemented in the Mortgage Loan Insurance Activity in the fourth quarter, as a result of changes to our claims processing.

Net losses on financial instruments increased by $31 million primarily due to a $51 million realized loss recognized on changes to estimated cash flows on borrowings – other financial liabilities resulting from planned principal prepayments in 2017. Also contributing to the increase was a $16 million increase due to decreases in the fair value of the Assisted Housing Activity financial instruments, and a $7 million decrease due to an increase in the cost of debt retirement on the purchase of CMB. This was partially offset by a $48 million increase in the Mortgage Loan Insurance Activity due to investment security sales resulting from portfolio rebalancing.

Total expenses increased by $202 million (7.6%) primarily due to higher Housing programs expenses, insurance claims, and operating expenses.

Housing programs expenses increased by $104 million (5.1%) when compared to 2015 in accordance with parliamentary appropriation for housing programs as previously noted.

Insurance claims increased by $44 million (15.2%) primarily due to higher than expected claims related to our high loan-to-value products in the oil-producing regions, and due to a large multi-unit residential claim settled in the third quarter.

Operating expenses increased by $54 million (16.2%) primarily due to higher personnel costs and costs in relation to our technology transformation initiative.

Performance against 2016 Plan

	2016
(in millions)	Plan	Actual
Total revenues	4,535	4,693
Total expenses	2,763	2,874
Income taxes	427	441
Net income	1,345	1,378
Total assets	261,673	259,532
Total liabilities	240,904	238,542
Total equity of Canada	20,769	20,990

Total revenues were $158 million (3.5%) higher than Plan primarily due to higher than planned investment income as a result of higher bond yields than expected and due to higher parliamentary appropriations for Budget 2016 initiatives being announced after our Plan was completed. These increases were partially offset by lower premiums and fees earned, primarily due to a new earning pattern implemented in the Mortgage Loan Insurance Activity and due to fee decreases not planned for in the Securitization Activity.

Total expenses were $111 million (4.0%) higher than Plan primarily due to higher Housing programs expenses in accordance with parliamentary appropriation for housing programs as previously noted.

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Performance and Strategic

Directions by Activity

Corporate Performance Framework

Our Corporate Performance Framework is designed around the needs of our clients and stakeholders. We deliver our mandate through our reportable segments: Assisted Housing, Mortgage Loan Insurance, and Securitization. These activities are supported by our Market Analysis and Research Activity and by our infrastructure of People and Processes. Our mission and vision drive our strategic directions and in 2016, we reviewed the drivers and risks affecting our business. We focused on a number of medium-term initiatives and developed strategic directions to guide decision-making.

STRATEGIC DIRECTIONS

Our strategic directions focus our efforts and activities to help Canadians meet their housing needs:

Align Risk with Mandate

Fulfilling our mandate to facilitate access to housing and contribute to financial stability means that we have a significant presence in the Canadian housing and financial system. By their very nature, our core business activities have the potential to expose taxpayers to a substantial amount of risk. Understanding and effectively managing these risks is critical to becoming a best-in-class risk manager and to the development of a consistent risk culture across the organization.

Lead Through Information and Insight

Given the importance of housing to the economy and to Canadians, we have responded to our stakeholders’ increasing request for more varied and comprehensive information on Canadian housing markets and the housing system. Being the heart of a world-leading housing system requires that we become Canada’s authority on housing. We will continue to improve outcomes through timely and relevant data analysis and knowledge.

Be a High-Performing Organization

Being a high-performing organization means continuously identifying and leveraging opportunities to improve. Four key traits of a high-performing organization are: a focused role, an accountable culture, enabled people and efficient processes. Giving employees the tools to do their jobs through planned investments in financial and information technology systems will move us toward a culture built around the principles of accountability.

We also report financial indicators for core activities by comparing current results to our Corporate Plan and to prior year results, which assists us in measuring progress in relation to our strategic directions and operating activities.

24            2016 ANNUAL REPORT

Our strategic directions were updated as outlined in the Summary of CMHC’s 2017-2021 Corporate Plan and will be followed in future years. They include:

◾	Achieve Better Outcomes by Managing Risk

◾	Lead Through Innovation and Insight

◾	Be a High-Performing Organization

ASSESSMENT OF PERFORMANCE INDICATORS

For each of our Activities, there are a number of performance indicators for immediate and longer-term outcomes that we strive to attain. Our 2016 performance is presented by strategic direction and evaluated based on the performance indicators developed in the Summary of CMHC’s 2016-2020 Corporate Plan. All three strategic directions do not necessarily apply to each of our Activities; only those relevant strategic directions and corresponding performance indicators are reported.

These indicators are assessed based on the following:

Readers are encouraged to refer to the Summary of CMHC’s 2017-2021 Corporate Plan, which is available at www.cmhc.ca, for additional details on future directions and initiatives.

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People and Processes

INNOVATION
EMPOWERMENT
TRANSFORMATION
CULTURE
TECHNOLOGY
ACCOUNTABLE CULTURE
ENABLED PEOPLE
EFFICIENT PROCESS
FOCUSED ROLE

26 2016 ANNUAL REPORT

People and Processes
INNOVATION
CULTURE
TRANSFORMATION
EMPOWERMENT
TECHNOLOGY
ACCOUNTABLE CULTURE
ENABLED PEOPLE
EFFICIENT PROCESS
FOCUSED ROLE
26 2016 ANNUAL REPORT

DESCRIPTION OF ACTIVITY

Our people and processes play a pivotal role in ensuring we can meet our corporate objectives and continue to move toward achieving our three strategic directions. We strive for a performance-driven culture with talent management and compensation strategies that help us attract, retain, develop and motivate our people.

Our change and project management capabilities support constant corporate evolution, and we have established succession management for Executive Committee, Management Committee and National Leadership Team positions. Our information infrastructure, business systems and security processes enable efficiencies and productivity, and our risk management practices allow us to respond appropriately and effectively to both expected and unanticipated events. Our Audit and Evaluation function oversees operations and provides value-added assurance and advice on the design and effectiveness of governance, risk management and controls for key risks, and is focused on themes of strategic importance to Senior Management and the Board of Directors.

RISK ARISING FROM PEOPLE AND PROCESSES ACTIVITY

In 2016, CMHC signed an agreement with Accenture, an external service provider, for information technology service delivery and transformation. Overall, these activities will reduce risks associated with our existing information and technology infrastructure in exchange for new risks associated with the agreement, such as outsourcing and supplier risk. Business process and change management risks associated with the transformation are being actively managed. Furthermore, an Innovation and Change Management division has been mandated with helping create a culture that supports innovation and drives change within the organization.

Model Risk

Models play an important role in many of our business activities including, but not limited to, pricing, underwriting, stress testing and capital management. Models are inherently uncertain and their use in these business activities presents model risk to the organization. We manage this risk in accordance with our Model Risk Policy which clearly defines model risk management requirements around model documentation, testing, change management and performance monitoring. The policy also articulates roles and responsibilities regarding model development, testing, independent validation and use.

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HUMAN RESOURCES

PERFORMANCE ANALYSIS BY STRATEGIC DIRECTION

Align Risk with Mandate

In 2016, we updated our Code of Ethics and Business Conduct, including an update to our Conflict of Interest Policy. Employee awareness and training will continue into 2017. This initiative helps support risk management by raising awareness that all employees are responsible for maintaining compliance with these policies and disclosing any potential conflicts of interest.

Be a High-Performing Organization

We did not achieve our engagement target in 2016. This is likely a reflection of the amount of change occurring within the organization, as well as an ambitious target. However, both employee engagement and enablement have improved compared to 2015 and compare favourably to the norms for high-performing organizations, as identified by the Hay Group. The lower than anticipated result for quality and client focus is also likely reflective of where we are in our transformation. Significant emphasis continues to be placed on improving our people, processes and structures. As a result, the perception among employees may be that the focus on client service may not be where it needs to be, despite the fact that one of our objectives of transformation is to deliver excellent results to our clients.

In 2016, we mitigated succession management risks by performing robust leadership assessments using an evidence based methodology and tools, including nine-box talent assessment. We also created the new middle management community to further develop leadership and management capacity aligned with our values, business needs and performance culture.

28            2016 ANNUAL REPORT

We made significant efforts to foster a culture that supports innovation during the year. Our innovation agenda was launched during the spring meetings on innovation that facilitated a conversation with employees on conscious innovation. At the conclusion of these meetings, 91% of employees agreed that each employee has an important role to play for innovation to be an integral part of CMHC’s future. To further equip employees to innovate we introduced IDEOPOLIS, an ideation and collaboration platform which saw over 170 ideas submitted by employees. These ideas present potential innovative change ranging from achieving new efficiencies to reshaping the way we work. A public version of the platform was also launched in support of the National Housing Strategy consultations.

Our Innovation Framework provides a roadmap for maturing the Corporation’s capacity to innovate. The Framework is founded on the 7-levels of change model1, which indicates that in the early stages of our innovation maturation, we equip employees with approaches and techniques to execute on small but impactful innovations (e.g. process efficiencies) that will “create space” to move into the higher levels of change and innovation. To demonstrate innovation at CMHC, we also undertook our first event where employees had the opportunity to pitch their ideas. Through the engagement of all employees, the event led to the identification of a new way for the Corporation to work in the future. This idea has since been identified as a key priority in 2017 which will help us achieve priorities and manage challenges.

Additional evidence of innovation taking hold within the Corporation in 2016 can be seen in the significant advancements that have been made in the area of people analytics, beginning the transformation from reactive human resource reporting to a more proactive and predictive approach to analyzing CMHC’s people data. By connecting multiple data points such as workforce data, employee engagement results, and business results, our Human Resource (HR) sector will be better equipped to inform sector workforce planning, enhance evidence-based HR decision-making and ultimately support the achievement of better business outcomes.

In 2016, we introduced a scorecard that is founded on three key organizational capabilities - Innovation, Accountability and Effectiveness. Each key organizational capability is comprised of several HR metrics measured against individual targets, resulting in an aggregate score that is rolled up to the organizational capability level. Results for these three capabilities have steadily trended upwards over the course of 2016, suggesting that the Corporation’s focus and investment in areas such as leadership development and innovation is beginning to show early returns.

[1]	Source: Rolf Smith, The 7 Levels of Change: The Guide to Innovation in the World’s Largest Corporations, 1997

2016 ANNUAL REPORT            29

We were honoured again in 2016 with the designation as one of Canada’s Best Diversity Employers. One of the reasons cited for the award was our mental health initiative to help ensure employees are healthy and successful in the workplace. We also conducted a review of our compensation philosophy to ensure the continued strategic alignment of compensation decisions with business strategy. These initiatives help us to attract and retain a diverse and talented workforce.
2016 CANADA’S BEST DIVERSITY EMPLOYERS
Our workforce is made up of close to 1,900 employees across the country
Our 2016 representation rate was; 20.2% Visible minorities
2.2% Indigenous peoples
In addition, women represented 52.0% of our Management Committee and... 42.6% of the National Leadership Team
3.3% Persons with disabilities
...Which are reaching towards labour market availability
30 2016 ANNUAL REPORT

INFORMATION & TECHNOLOGY

PERFORMANCE ANALYSIS BY STRATEGIC DIRECTION

Be a High-Performing Organization

CMHC is committed to investing in the modernization of our legacy information and technology (IT) infrastructure, and enhancing our technology security programs. In 2016, we entered into an agreement with Accenture for IT service delivery and transformation of our technology landscape. We will benefit from the enhanced capacity of a global technology leader, enhanced data governance and security, an evergreen inventory of tools, skills and expertise, and new opportunities for innovation throughout the organization. This partnership will also allow us to accelerate our goal of being a technology-led organization while realizing operational cost savings.

We implemented a number of technology security projects that will increase the capabilities and sophistication of CMHC’s Cyber Security program, including a Security Information and Event Management (SIEM) tool. To complement our IT security program, we focused on internal awareness around cyber security with increased frequency of technology security messaging to staff. Security awareness topics included policy compliance, security and social media, mobile security, and cyber security best practices. In addition, we conducted a Cyber Security Awareness Month campaign in October which focused on three of the most common cybercrimes: malware, ransomware, and phishing.

The availability of systems for our mission critical applications was 99.9% in 2016. During the second half of the year, we started 16 of more than 35 projects identified in our 3-year transformation program. This includes the selection of our future Enterprise Resource Planning/Human Capital Management solution and the initiation of new email and collaboration tools through Outlook and Skype for Business. In addition, we developed an Enterprise-Wide Digital Strategy, Data Strategy and IT Infrastructure Roadmap.

OTHER INTERNAL SERVICES

Our support functions play a pivotal role in ensuring we can meet our corporate objectives and continue to move towards achieving our three strategic directions. These functions include:

◾ Risk	◾ Audit and Evaluation

◾ Regulatory Compliance	◾ Public Affairs

◾ Finance	◾ Corporate Relations

◾ Capital Management	◾ Legal Services and Corporate Secretariat

◾ Actuarial	◾ Administration

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PERFORMANCE ANALYSIS BY STRATEGIC DIRECTION

Timely achievement of Internal Audit action plans was 69% against a target of 85%. This indicator is intended to measure the impact of ongoing enhancements to our risk culture. Results to date remain below Plan, with expectations that these will improve with the implementation of our technology transformation.

Our operating budget expense ratio was 12.3% or 1.0% lower than Plan, mainly due to a change in the guarantee fee structure projected in the Plan.

Net income was above Plan with revenue per employee of $1.9 million.

32            2016 ANNUAL REPORT

OUTLOOK

We are committed to investing in our employees and will focus our efforts on achieving the following to further enable our people and strengthen our performance-driven culture in 2017:

◾	Engage, empower and inspire employees to innovate by fostering a culture that supports innovation through the implementation of an Innovation Framework.

◾	Recruit, acquire and retain a diverse and talented workforce through:

◾	Continuing to broaden our outreach to identify, attract and onboard diverse talent;

◾	Developing a Talent Acquisition Framework to meet our evolving business needs; and

◾	Compensating people at a level competitive with the general marketplace.

◾	Support employee growth and leadership development and align talent to meet business needs by implementing a Career Framework to support performance management, career development and succession planning.

◾	Strengthen core risk management capabilities and achieve a pervasive culture of risk awareness and management through:

◾	Continuing foundational work to establish core accountabilities, including a new focus on independent analytics;

◾	Designing and achieving our desired or “target” risk culture; and

◾	Strengthening corporate wide risk awareness through ongoing risk management.

Our digital transformation is a multi-year journey that will provide better enablement of Canadians and our business lines and partners. We will work with Accenture to achieve the following outcomes in 2017:

◾	Continue to transform CMHC into a digital, technology-driven organization by:

◾	Making our data more intuitive and available to Canadians;

◾	Forging new technology partnerships within governments and beyond;

◾	Making our workforce smarter and faster through data and mobility; and

◾	Introducing new innovative ways of working through technology.

◾	Complete 16 projects we began in late 2016.

◾	Deliver over 35 projects through our 3-year transformation program including the scoping and deployment of a Customer Relationship Management (CRM) system and Business Intelligence and Analytics.

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Market Analysis and Research

HOUSING FINANCE SYMPOSIUM
HOUSING FINANCE centre of excellence
ANALYSIS
DATA & RESEARCH
ADVICE to GOVERNMENT
Did You Know...
VANCOUVER
TORONTO
MONTREAL
FOREIGN OWNERSHIP ROUNDTABLES
CMHC
CANADIANS
FILLING DATA GAPS
NATIONAL HOUSING STRATEGY
HOUSING ORGANIZATIONS
INDIGENOUS GOVERNMENTS and COMMUNITIES
PROVINCES
TERRITORIES
MUNICIPALITIES
HOUSING EXPERTS

34 2016 ANNUAL REPORT

Market Analysis and Research
HOUSING FINANCE SYMPOSIUM
ANALYSIS
DATA RESEARCH
HOUSING FINANCE
CENTRE OF EXCELLENCE
ADVICE TO GOVERNMENT
Did You Know...
VANCOUVER
TORONTO
MONTREAL
CMHC
CANADIANS
NATIONAL HOUSING STRATEGY
FOREIGN OWNERSHIP ROUNDTABLES
INDIGENOUS GOVERNMENTS AND COMMUNITIES
PROVINCES
TERRITORIES
FILLING DATA GAPS
HOUSING ORGANIZATIONS
HOUSING EXPERTS
MUNICIPALITIES
34 2016 ANNUAL REPORT

DESCRIPTION OF ACTIVITY

CMHC is the trusted advisor to the Government on housing-related policy. We participate in Government initiatives including leading the consultations of the National Housing Strategy in 2016. Our Market Analysis and Research activities facilitate the understanding of housing market dynamics and contribute to financial stability. We support informed decision-making by housing policy makers and government through the creation, interpretation and sharing of housing related data and information. We conduct timely and relevant surveys at the local, provincial and national levels, analyze data, prepare scenario analyses, and undertake research and policy analysis on a range of issues that support a well-functioning housing system and promote housing affordability and choice.

We develop timely information and analysis that supports our business activities, informs corporate directions, and fills critical housing-related information gaps that would not otherwise be filled. We work with external partners, such as provinces and territories and housing industry stakeholders, to share information and consider issues from a range of perspectives. These efforts improve the understanding of current and future housing challenges in Canada, support the development and adoption of innovative solutions and inform the creation of housing-related policy.

RISK ARISING FROM MARKET ANALYSIS AND RESEARCH ACTIVITY

Reputation risk

In order to meet client needs, the information and advice that we provide must be timely, relevant and accurate. A wide range of communication approaches and platforms are used to share information resulting from our market analysis and research. Communications and marketing, including stakeholder and media relations activities, promote CMHC’s knowledge creation and sharing role. Internal and external clients are consulted to ensure our priorities reflect information gaps and policy and research needs. In addition, surveys are conducted to measure the usefulness of our information products.

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PERFORMANCE ANALYSIS BY STRATEGIC DIRECTION

Lead Through Information and Insight

In order to deliver on our objectives, we need to fully utilize our grants and contribution budget for research and knowledge transfer activities, while ensuring that our projects are completed on schedule and that our market analysis and research information is useful to its target audience.

Our Market Analysis and Research activities in 2016 advanced our understanding of the housing needs of Canadians. Our research and analysis of data based on the 2011 Census/National Housing Survey raised awareness of households in core housing need and spending at least 50% of their income on shelter, housing conditions on and off-reserve, secondary rental markets, and seniors’ housing. Examples of our research include research on the outcomes that the provision of affordable housing has on the well-being of households; seniors’ housing needs; and seniors’ housing intentions as they age. We also published research on innovative, energy efficient, affordable multi-family housing projects to promote awareness and uptake of best practices and innovative technologies.

We continued to work with territorial housing agencies and other experts in research on energy-efficient and culturally-appropriate housing in the North. Along with Polar Knowledge Canada, we co-hosted the Northern Housing and Infrastructure Workshop on 25-26 February 2016 to discuss challenges and solutions that can improve housing conditions in the North.

We strive to improve housing outcomes through timely and relevant data analysis and knowledge. In 2016, our Market Analysis and Research Activity accomplished this through our support in the development of Canada’s National Housing Strategy. We launched the social media campaign and the “Let’s Talk Housing” website to provide opportunities for all Canadians to contribute their thoughts and ideas for a national housing strategy. We also compiled and summarized the results of the NHS consultations in the “What We Heard” report released by Minister Duclos on 22 November 2016, National Housing Day.

36             2016 ANNUAL REPORT

In October, we hosted the first annual Housing Finance International Symposium. We also launched the Housing Finance Centre of Excellence – a virtual forum for experts from governments, academia and the research community around the world to exchange information, ideas and knowledge on current housing finance issues. Finally, we held foreign ownership roundtables in Vancouver, Toronto, and Montreal to discuss the impacts foreign ownership is having on house prices in Canada.

Core Activities

Financial Results

(in millions)	2016	2015
Assisted Housing recovery	56	44
Mortgage Loan Insurance recovery	17	15
Total revenues	73	59
Market Analysis	41	39
Research	32	20
Total expenses	73	59
Net income	-	-

Market Analysis and Research activities are cost-recovered from revenues from Assisted Housing’s parliamentary appropriations for housing programs and Lending programs, as well as under the Mortgage Loan Insurance Activity.

OUTLOOK

Our priorities respond to the demand for greater innovation, informed forward-looking policy making, and delivering housing data, analysis and advice. In 2017 we will:

◾	Support the development and implementation of the NHS. This includes repositioning the research plan to support the design and deployment of NHS initiatives;

◾	Initiate work to improve data collection and analytics, plan and expand housing research with partners, and design demonstrations to test, validate and communicate new solutions to affordable housing challenges in actual housing projects;

◾	Build a collaborative work environment that capitalizes on external expertise in Canada and abroad, and drives the development of new and innovative ideas to become a leading source of market analysis, policy and research. We will work with housing sector participants, government and academics to exchange knowledge, generate fresh insights and mobilize our collective resources to achieve common goals;

◾	Continue to examine causes of escalating house prices in several Canadian markets;

◾	Host the Housing Finance Symposium to be held on 10-11 October 2017;

◾	Revitalize the National Housing Research Committee (NHRC) to support collaborative housing research and knowledge transfer to increase awareness and uptake of innovative practices, and ensure housing research efforts are strategically aligned;

◾	Foster a climate of innovation at CMHC and throughout the housing system to drive improved housing outcomes for Canadians, informed by the best and most up-to-date data and analytical insights;

◾	Deliver exceptional policy advice, with a focus on innovation and appropriate risk-taking in order to achieve targeted outcomes; and

◾	Increase availability of reliable housing information and data, and advance open data solutions by expanding our suite of housing data analytic tools, publications and other media for internal and external audiences.

2016 ANNUAL REPORT             37

Assisted Housing
Inspire New IDeAS Cultivate SUSTAINABILITY INCLUSION and PARTNERSHIPS
Foster SKILLS and CAPACITY
38 2016 ANNUAL REPORT

DESCRIPTION OF ACTIVITY

We provide federal funding in support of housing programs for Canadians in need, including on-reserve. Our activities also include Lending programs for social housing. The ultimate outcome of our activities is to help Canadians in need have access to affordable and suitable housing.

Lending programs

We make loans to social housing sponsors, First Nations, provinces, territories and municipalities, as well as non-subsidized housing support. We can offer loans at below market interest rates due to our ability to obtain funding through the Crown Borrowing Program. We operate our Lending programs on a long-term, breakeven basis in order to help reduce project operating costs, thereby lowering direct subsidies for social housing.

Housing programs

We receive parliamentary appropriations to fund our Housing programs. Housing programs operate on a breakeven basis as appropriations equal expenditures each year. The majority of the funding in Housing programs helps support low-income households living in existing social housing on and off-reserve. In addition, funding is provided for housing programs on-reserve and other housing related services.

We also manage assets transferred from the Federal Co-operative Housing Stabilization Fund (Fund) since the termination of its Indenture of Trust in April 2010. The Fund was set up under the Federal Co-operative Housing program and provides assistance to co-operative housing projects (co-ops) in financial difficulty committed under this program. The assets transferred from the Fund are available to assist co-ops with an index-linked mortgage (ILM) in financial difficulty. Transferred mortgage receivables under administration during the year increased from $43.1 million to $44.1 million at year end. Other assets transferred from the Fund to us that are available to assist ILM co-ops in financial difficulty were $20.2 million at year end, which included $2.4 million in restricted funds for loan commitments approved but not yet advanced.

RISK ARISING FROM ASSISTED HOUSING ACTIVITY

Reputation risk

Changing economic conditions have resulted in increased scrutiny on the role that CMHC and the Government play in social housing and the housing market, and the effectiveness of current policies. We undertake a number of proactive strategies and approaches to engage or inform our stakeholders, including advising the Government on options for social housing.

Credit risk

We hold and make loans under the NHA to social housing sponsors, First Nations, provinces, territories and municipalities for federally-subsidized housing. The estimated fair value of loans arising from the Lending programs is $9.1 billion on an outstanding balance of $8.0 billion as at 31 December 2016.

Credit risk in the Lending programs’ portfolio arises from the risk of loss due to the failure of counterparties to meet their contractual obligations. Losses due to default are largely recoverable from various levels of government.

As part of our credit risk management process, we regularly examine annual project level reports, including audited financial statements submitted by social housing project sponsors. These reports enable us to detect potential problems and intervene, as appropriate, should a project face financial difficulty. Workouts or restructurings, which may involve additional financing or assistance, are determined on a case-by-case basis.

2016 ANNUAL REPORT             39

Our Lending programs are assured full collection of principal and accrued interest on the majority of the loans. As at 31 December 2016, we are assured full collection of principal and accrued interest on 77% of our loans (2015 – 77%). The remaining 23% of loans (largely under the Municipal Infrastructure Lending Program (MILP)) are assessed on a regular basis to determine if provisions for loss are necessary. As at year end 2016, there was one impaired loan identified and a $23 million provision for loss was recorded (2015 - $23 million).

Market risk

Prepayment activity, including the restructuring of closed loans, has the potential to cause us to incur losses. We mitigate our exposure to prepayment risk by applying the terms and conditions of our loans, including prepayment clauses.

We are exposed to interest rate risk when asset and liability principal and interest cash flows have different interest payments or maturity dates. The severity of the risk is dependent on the size and direction of interest rate changes and the size of the mismatched positions. Our risk management policies specify that the maximum exposure of the financing margin to interest rate movements with a confidence level of 95% be fixed at $1.5 million over a 12-month horizon. At 31 December 2016, the sensitivity of net interest income to interest rate movements was $1.4 million.

Direct Lending interest rates are set based on operating costs, slippage, funding costs and related hedging costs. A review of Direct Lending costs is conducted periodically to determine if the rate charged to Direct Lending borrowers is sufficient to recover our administrative costs in respect of this program.

40            2016 ANNUAL REPORT

PERFORMANCE ANALYSIS BY STRATEGIC DIRECTION

   Align Risk with Mandate

We exceeded the 2% risk reduction target, achieving a net reduction of 3%.

CMHC is entrusted with the management of significant public resources toward Housing programs. We are committed to maximizing the effectiveness of these federal investments, ensuring that we fully utilize federal funding available. In 2016, we created and implemented affordable housing solutions to improve outcomes by undertaking initiatives to clearly demonstrate the impact of federal investments and the importance of affordable housing. Alternative models were also explored in the delivery and administration of our Housing programs.

We improved the performance of the existing social housing stock for First Nation communities and institutions by exploring segmented delivery of programs and capacity and skills development training through customized action plans targeting skills and capacity development resources to address specific needs. We also developed and implemented a framework to deliver information that helps social housing providers better manage existing assets and plan for the end of their operating agreement.

Capital management

We manage our capital to address risk exposures in our Lending portfolio due to declining business which affects our ability to maintain breakeven programs. We do not hold capital for Housing programs, as this activity does not present risks to the Corporation that would require capital to be set aside. Refer to the Consolidated Financial Statements Note 10 – Capital Management for complete disclosure on capital management.

  Lead Through Information and Insight

We launched the Innovation Fund on 30 September 2016 to explore funding and operating approaches that could lower dependence on government subsidies for affordable rental housing. Three proposals were recommended from the over 50 applications that were received and reviewed by CMHC’s review panel and the i3 Committee.

CMHC’s Observer on line, a resource to communicate housing outcomes in the areas of research, analysis and policy, offers insights on housing conditions, trends and data. In 2016, subscriptions to the Observer on line have increased over 150% compared to 2015. Readers rated the Observer’s overall usefulness at 94% as a tool to expand knowledge about housing in Canada.

2016 ANNUAL REPORT            41

  Core Activities

[1]	The Plan performance indicators are based on the Government fiscal year (1 April – 31 March). Actual results from 1 April 2016 to 31 December 2016 are shown.

Our core activities included both calendar and fiscal year targets. Our Housing programs expenditures and new homes committed under the On-Reserve Non-Profit Housing program are measured on a fiscal year basis and are on track to meet the 2016-2017 Plan.

In 2016, our Affordable Housing Centre facilitated the creation of 4,687 affordable homes. The centre provides information and advice as well as funding for up-front costs to help get projects started. Approximately 77,600 homes have been facilitated since the Centre’s inception.

Through our On-Reserve Non-Profit Housing program, we provide assistance for the construction, purchase and rehabilitation of rental housing on-reserve. We committed funding for 433 new homes made available for rent under our social housing activity so far for the 2016-2017 fiscal year (on track for Plan of 702 new homes) and continued to subsidize 25,600 existing homes provided under our social housing activity on-reserve in 2016.

We provided federal funding to support 536,100 households living in existing social housing including on-reserve.

42            2016 ANNUAL REPORT

Financial Results

(in millions)	2016	2015
Parliamentary appropriations for Housing programs	2,153	2,049
Net interest income	13	9
Other income[1]	(22)	36
Total revenues	2,144	2,094
Housing programs expenses	2,153	2,049
Operating expenses	17	18
Total expenses	2,170	2,067
Income before income taxes	(26)	27
Income taxes	(12)	2
Net income	(14)	25

¹	Other income includes net realized gains (losses), net unrealized gains and other income.

Appropriations spending related to Housing programs expenses increased by $104 million (5.1%) primarily due to increased spending in relation to Budget 2016 initiatives, as well as the prepayment flexibilities announced in Budget 2015.

Other income decreased by $58 million (161.1%) primarily due to a $51 million realized loss recognized on changes to estimated cash flows on borrowings – other financial liabilities, resulting from planned principal prepayments in 2017. While reducing portfolio risk and lessening interest revenue and expense mismatches in future years, this decision accelerated a loss into 2016 that would otherwise have been profiled over many future periods.

Total expenses increased by $103 million (5.0%) primarily as a result of higher Housing programs expenses of $104 million (5.1%) as explained in the total revenues section.

Net income decreased by $39 million (156.0%) primarily due to the decrease in other income.

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Reporting on Use of Appropriations

The following table reconciles the amount of appropriations authorized by Parliament as available to CMHC during the Government fiscal year (31 March) with the total amount we recognized in our consolidated financial statements.

For the year ended 31 December (in millions)	2016	2015
Amounts authorized in 2015/16 (2014/15)
Main estimates	2,026	2,097
Less: portion recognized in calendar 2015 (2014)	(1,419)	(1,423)
Less: appropriations lapsed for 2015/16 (2014/15)	(17)	(44)
2015/16 (2014/15) portions recognized in 2016 (2015)	590	630
Amounts authorized in 2016/17 (2015/16)
Main estimates	2,028	2,026
Supplementary estimates A1,2	1,070	-
Supplementary estimates B1,2	78	-
Total fiscal year appropriations	3,176	2,026
Less: portion to be recognized in calendar 2017 (2016)	(1,565)	(590)
Forecasted lapse for 2016/17[3] (actual lapse in 2015/16)	(48)	(17)
2016/17 (2015/16) portions recognized in 2016 (2015)	1,563	1,419
Total appropriations recognized – twelve months ended 31 December	2,153	2,049

¹	Supplementary estimates are additional appropriations voted on by Parliament during the Government fiscal year.

[2]	Budget 2016 provided funding for affordable housing and social infrastructure projects, while Budget 2015 provided funding for prepayment flexibilities. The 2016/17 portion of this additional funding is included above.

[3]	Included in our forecasted lapse for fiscal year 2016/17 of $48 million is a frozen allotment in the amount of $35 million to reflect the transfer of delivery of the Inuit Housing Funding from CMHC to Indigenous and Northern Affairs Canada. When netted against this frozen allotment, CMHC’s forecasted lapse is $13 million.

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OUTLOOK

We will continue to help Canadians in need gain access to suitable housing they can afford by finding new and flexible ways to maximize the impact of our resources, while implementing and delivering on the National Housing Strategy from Budget 2017. This significant funding recognizes the importance of housing as the foundation for social and economic opportunities, which leads to better lives for Canadians. Budget 2017 proposes new investments of more than $11.2 billion over eleven years to reduce core housing need and shape Canada’s long-term vision for a National Housing Strategy. CMHC will be entrusted to directly deliver $9.1 billion of this important investment which includes:

◾	$5 billion for a National Housing Fund to address critical housing issues and prioritize support for vulnerable citizens. The Fund will include funding for renewal of the social housing sector, innovative approaches to the development of affordable housing, and a co-investment fund to promote partnerships where housing can support complementary social objectives. It also includes money for direct lending, which will increase the impact of these investment dollars;

◾	$3.2 billion in federal funding to renew the federal/provincial/territorial partnership in housing and support shared affordable housing priorities. Provinces and territories are expected to cost-match this funding;

◾	$2.1 billion for the Homelessness Partnering Strategy to reduce chronic and episodic homelessness, led by Employment and Social Development Canada;

◾	$300 million for the North to support territorial efforts to improve housing conditions;

◾	$241 million to support expanded housing research and improve data collection and analytics;

◾	$225 million for an Indigenous off-reserve housing fund to address critical repair, affordability needs and encourage development of new housing; and

◾	$202 million to make surplus federal lands and buildings available to housing providers at low or no cost for the development of affordable housing.

We will work with our partners to continue and deliver on the Budget 2016 measures to invest in housing, in addition to existing funding and programs.

◾	Budget 2016 included important investments in affordable housing. The Rental Construction Financing initiative will provide up to $2.5 billion in low-cost loans to municipalities and housing developers during the earliest and most risky phases of development. Details of this new initiative will be announced in the second quarter of 2017 along with its commencement.

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Mortgage Loan Insurance

STABLE and EFFICIENT HOUSING MARKETS
MLI
ACCESS to HOUSING FINANCE
6 MONTH PAYMENT RELIEF
CLEAR PROCESSES
FIRST STEP
Fort McMurray
FASTER
TURNAROUND
FINAL STEP
INDUSTRY WIDE COLLABORATION
ENHANCED ANALYTICS
FOR RENT

46 2016 ANNUAL REPORT

Mortgage Loan Insurance
STABLE and EFFICIENT HOUSING MARKETS
ACCESS to HOUSING FINANCE
MLI
6 MONTH PAYMENT RELIEF
Fort McMurray
FINAL STEP
CLEAR PROCESSES
FIRST STEP
FASTER TURNAROUND
INDUSTRY WIDE COLLABORATION
ENHANCED ANALYTICS
For Rent
46 2016 ANNUAL REPORT

DESCRIPTION OF ACTIVITY

We contribute to a stable, competitive and efficient housing finance system by facilitating access to a range of housing options for Canadians through our Mortgage Loan Insurance Activity. In accordance with our mandate, we provide transactional homeowner, portfolio and multi-unit residential mortgage loan insurance in all parts of Canada. We operate these programs on a commercial basis with due regard for loss without the need for funding from the Government. Revenue from premiums, fees and investments cover all expenses, including insurance claims losses, and we are expected to generate a reasonable return for the Government.

Our Products

◾	Transactional homeowner – insurance against borrower default for loans secured by residential properties of 4 or fewer homes at the time the loan is originated:

◾	High ratio homeowner loans – the borrower has less than a 20% down payment at origination. Mortgage loan insurance on these loans is a legislative requirement for federally regulated lenders and for most provincially regulated lenders.

◾	Low ratio homeowner loans – the borrower has a down payment of 20% or more at origination.

◾	Portfolio – discretionary insurance primarily initiated for funding reasons to protect against borrower default for pools of low ratio mortgages that are under repayment and secured by residential properties of 4 or fewer homes.

◾	Multi-unit residential – insurance provided exclusively by CMHC in the marketplace against borrower default on loans for the construction, purchase and refinancing of multi-unit residential properties consisting of 5 or more homes. These properties include rental buildings, licensed care facilities, retirement homes, affordable housing projects and purpose-built student housing.

RISK ARISING FROM MORTGAGE LOAN INSURANCE ACTIVITY

The primary risk of financial loss from the Mortgage Loan Insurance Activity is represented by the amount of future claims associated with insured mortgages relative to insurance premiums and fees received and investment income earned. We manage this risk through prudent underwriting, lender quality assurance, a sound capital management framework, a stress testing framework and product pricing. The key risks associated with this activity are described below.

Strategic risk

Our market share is directly linked to the Canadian housing market and is influenced by a number of factors including interest rate trends, house price inflation, the unemployment rate, government regulation and competition within the Canadian housing finance market. Any change in the business environment, including actions by competitors and clients, could result in a change in our market share.

Insurance risk

We assume the risk of loss from borrower default through mortgage insurance contracts entered into with lenders, exposing us to the uncertainty surrounding the timing, frequency and severity of future claims. We assess risks related to insurance for different types of residential properties using either our proprietary automated mortgage loan insurance risk assessment and approval system or a rigorous underwriting process.

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Credit risk

In the context of our Mortgage Loan Insurance investment portfolio, credit risk is the risk of loss arising from a counterparty’s inability to fulfill their contractual obligations. We use our Mortgage Loan Insurance investment portfolio to cover obligations associated with the provision of mortgage loan insurance to lenders.

Credit risk includes default risk, settlement risk, and downgrade risk, and encompasses both the probability of loss and the probable size of the loss net of recoveries and collateral over appropriate time horizons. We are exposed to credit risk from various sources directly and indirectly, including directly from investment and hedging activities. We mitigate our credit risk exposure through a variety of means including minimum credit rating requirements, issuer/group exposure limits, diversification limits, term restrictions and collateral.

Market risk

Interest rate, currency and equity price risks derive from asset and liability mismatches inherent in the cash flow timing associated with the Mortgage Loan Insurance assets and liabilities. We manage market risk through our strategic asset allocation process, which includes consideration of overall risk and return in selecting a specific asset allocation strategy, benchmarks, risk tolerances and controls.

PERFORMANCE ANALYSIS BY STRATEGIC DIRECTION

Align Risk with Mandate	Our insurance-in-force declined from prior year and was within our planned level for 2016, as mortgage repayments continue to exceed new insurance written. We strive to maintain a sufficient market presence to enable CMHC to facilitate access to housing and contribute to financial stability. Our insurance operating model for transactional homeowner focuses on managing within a targeted market share range while being flexible enough to “scale up” when required to support financial stability.

48           2016 ANNUAL REPORT

In 2016, Canadian economic growth continued to be negatively impacted by historically lower oil prices. The economic impact of the lower oil prices posed a downside risk to housing market activity and prices in Alberta, Saskatchewan, Newfoundland and Labrador. We continue to maintain a strong capital position that is sufficient to absorb unexpected losses in the event of an economic downturn; thereby contributing to the financial stability of Canada’s housing finance system.

We responsibly manage our risk exposure and that of the Government while ensuring that our products facilitate access to housing finance. We have developed measures to reduce exposure to loss including the establishment of exposure limits by counterparty for our insurance investment activity subject to rating, term and diversification limits.

Capital management

Our capital management framework follows OSFI regulations with respect to the use of the MCT for insurance companies. The MCT is the ratio of capital available to minimum capital required. Refer to the Consolidated Financial Statements Note 10 – Capital Management for complete disclosure on capital management.

The table below presents our capital management ratios as at 31 December.

	2016	2015
Capital available to minimum capital required (% MCT)	384%	354%
Return on capital holding target	11.6%	12.9%

    Lead Through Information and Insight

To further support the stability of Canada’s financial system, we work closely with stakeholders to promote professional development in the mortgage industry, prevent mortgage fraud, and increase Canadians’ mortgage literacy to help them make informed housing decisions. Throughout the year, we supported the Government’s initiatives to promote a stable and resilient housing market by participating in a number of consultations including Purpose Test and Ban, Lender Risk Sharing and the National Housing Strategy. By undertaking rigorous analysis during those consultations, we were able to proactively formulate sound policy recommendations to advance government initiatives.

By continuously reviewing and evolving our financial reporting we are able to increase the availability of reliable housing information and data to all Canadians. Furthermore, our online resources assist Canadians in making informed decisions with regards to the housing market. Canadians have access to a variety of information including a number of interactive calculators through our portal at https://www.cmhc-schl.gc.ca/en/co/index.cfm. We also offer a comprehensive suite of free training materials to help Canadians navigate a variety of mortgage and housing industry topics.

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  Be a High-Performing Organization

Our target operating expense ratio was achieved as we came in below 18.7% due to personnel costs being lower than Plan.

We continued to review and improve our processes from underwriting to claims and by year end, we processed and/or approved approximately $51 billion in homeowner loans, $24 billion in portfolio loans, $12 billion in multi-unit loans, $526 million in claims and $28 million in recoveries (see Financial Results section for details). Of our approved homeowner applications, 14.1% were from rural areas and 64.3% were from first time home buyers for the purchase of a new home.

We continued to compete for our clients’ business, seeking to remain within a target market share range to meet our mandate objectives, while providing industry leading client service through customized business strategies. We improved and evolved our products and services, responding to market conditions and changes in the regulatory environment. This was our first full year to employ the Enhanced Claims Service for a small portion of our claims. We also modernized our policies (MLIP) and introduced enhancements to the Green Home program for Canadians who purchase an energy-efficient home or make energy-saving renovations to an existing home. Finally, we supported those affected by the Fort McMurray fires, providing Approved Lenders with a number of options for homeowners impacted by this unfortunate event.

We reinforced our role as Canada’s authority on housing through leading industry work to interpret and implement the new insurable mortgage parameters announced in October 2016 and by providing enhanced analytics and quality assurance information to lender clients, regulators and the Insurance division; thereby enabling better decision-making and risk management.

Core Activities	Return on capital holding target landed in our 11%-13% range as we achieved a higher net income due to higher investment income than Plan, as actual average yields were higher than anticipated.

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FINANCIAL RESULTS

Financial Metrics

Insurance-in-force decreased by $14 billion (2.7%) from the prior year. New loans insured were $84 billion, while estimated loan amortization and pay-downs were $98 billion.

Lower transactional homeowner volumes were the result of a smaller market size coupled with the effect of the Department of Finance regulatory requirements implemented in the fourth quarter of 2016, which resulted in the elimination of the refinance product and the introduction of the new stress test requirement. Portfolio volumes increased due to a revised allocation of new portfolio volumes distributed among the lenders in 2016. Multi-unit volume increases were attributable to a continued low interest rate environment. Our insured loan volumes are influenced by the economy, housing markets, competitive pressures and the regulatory environment.

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Total premiums and fees received increased by $120 million (8.3%) primarily due to fee increases implemented on 1 June 2015 for the transactional homeowner product with less than 10% down payment, and higher insured volumes on the multi-unit residential and portfolio (new) products due to the revised allocation of new portfolio volumes distributed among lenders.

The increase in claims paid of $24 million (6.8%) is primarily attributable to a large multi-unit residential claim paid.

The arrears rate includes all loans more than 90 days past due as a percentage of outstanding insured loans. CMHC’s overall arrears rate decreased mainly due to the decrease in delinquencies for transactional homeowner and portfolio products. The overall arrears rate at the National level has also decreased with favorable economic trends in most regions with the exception of the Prairies.

Transactional homeowner and portfolio products have seen a recovery due to British Columbia and Ontario continuing to see an improvement in the unemployment rate. This is partially offset by Saskatchewan and Alberta continuing to experience the largest job losses due to the Fort McMurray economic conditions and the sustained low oil prices.

(in millions)	2016	2015
Premiums and fees earned	1,505	1,592
Investment income	594	568
Other income[1]	58	15
Total revenues	2,157	2,175
Insurance claims	334	290
Operating expenses	256	212
Total expenses	590	502
Income before income taxes	1,567	1,673
Income taxes	384	409
Net income	1,183	1,264

¹	Other income includes net realized gains (losses), net unrealized gains and other income.

52           2016 ANNUAL REPORT

Total revenues decreased by $18 million (0.8%) primarily due to lower premiums and fees earned, which were offset by higher investment income and other income.

Premiums and fees earned decreased by $87 million (5.5%) primarily due to revised earning patterns implemented in the fourth quarter, which reflect emerging claim experience along with declining insured volumes for transactional homeowner insurance over the past several years.

Investment income increased by $26 million (4.6%) primarily due to a larger investment portfolio, which is more heavily weighted in fixed income investments with shorter durations, offset by lower market yields. Dividend income earned partially contributed to the increase due to a $4 million non-recurring dividend received during the year.

Other income increased by $43 million (286.7%) primarily due to an increase in net realized gains (losses) from the liquidation of investments resulting from rebalancing the portfolio from equities to bonds in 2016.

Total expenses increased by $88 million (17.5%) due to higher insurance claims and operating expenses.

Insurance claims increased by $44 million (15.2%) mainly attributable to higher than expected claims related to our high loan-to-value products, higher unemployment rates in the oil-producing regions, and a large multi-unit residential claim settled in the third quarter.

Operating expenses increased by $44 million (20.8%) mainly due to increased personnel costs and Government of Canada fees for risk exposure.

Net income decreased by $81 million (6.4%) primarily due to higher operating expenses and insurance claims.

Ratios

(in percentages)	2016	2015
Loss ratio	22.2	18.2
Operating expense ratio	17.0	13.3
Combined ratio	39.2	31.5
Severity ratio	31.9	32.0
Return on equity	6.5	7.4

The loss ratio increased by 4.0 percentage points due to higher insurance claims and lower premiums and fees earned both previously explained above.

The operating expense ratio increased by 3.7 percentage points due to higher operating expenses and lower premiums and fees earned as explained above.

The combined ratio is the sum of the loss ratio and operating expense ratio and reflects the increase in each.

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Financial Condition

(in millions)	2016	2015
Cash, cash equivalents and investment securities	25,300	23,943
Accrued interest receivable	149	143
Investment properties, accounts receivable and other assets	616	838
Total assets	26,065	24,924
Securities sold under repurchase agreements	704	697
Accounts payable and other liabilities	113	96
Defined benefit plans liability	226	263
Provision for claims	654	708
Unearned premiums and fees	5,472	5,432
Deferred income tax liabilities	80	69
Total liabilities	7,249	7,265
Total equity of Canada	18,816	17,659

Total assets increased by $1,141 million (4.6%) primarily due to increases in cash and cash equivalents, investment securities, and partially offset by accounts receivable and other assets.

Cash and cash equivalents and investment securities increased by $1,357 million (5.7%) primarily due to positive cash flow from operations and investment income received.

Accounts receivable and other assets decreased by $222 million (26.5%) primarily due to lower taxes receivable.

Total liabilities decreased by $16 million (0.2%) due to lower provision for claims and defined benefit plans liability, partially offset by higher unearned premiums and fees, accounts payable and other liabilities, and deferred income tax liability.

Provision for claims decreased by $54 million (7.6%) primarily driven by a decrease in our social housing and index-linked mortgages provision due to reduced exposures.

Unearned premiums and fees increased by $40 million (0.7%) primarily attributable to the revised earning patterns implemented in the fourth quarter which reflect emerging claim experience.

Accounts payable and other liabilities increased by $17 million (17.7%) primarily due to higher Government of Canada fees for risk exposure.

Total equity of Canada increased by $1,157 million (6.6%) largely due to net income of $1,183 million recognized in 2016.

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OUTLOOK

Our priority is to ensure that we have well-considered strategies to respond to uncertainties in the economy, evolving regulatory frameworks, and the increased demand for rental housing. In 2017:

◾	Insurance-in-force is expected to remain at the current level under the $600 billion legislative limit as mortgage repayments continue to offset new insurance written.

◾	Net income is expected to decrease primarily due to higher operating expenses in relation to our investment in technology transformation.

◾	The macro-prudential policy changes introduced by the Department of Finance in 2016 are expected to moderate the demand for housing in Canada’s housing markets. These preventive measures were taken to ensure a healthy, competitive and stable housing market for all Canadians.

◾	The Enhanced Claims Service is expected to expand to include additional Approved Lenders in 2017.

◾	We expect to continue our work on repositioning our multi-unit business line and, in support of the National Housing Strategy, redevelop our product offerings to differentiate our offerings among the various types of rental housing to meet a broad range of client needs, from market to affordable housing, while maintaining a pricing strategy that reflects the related risk and return.

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Securitization

In 2016, $40.8 BILLION TOTAL in COVERED BONDS ISSUED
BACKED BY UNINSURED MORTGAGES
FINANCIAL INSTITUTION issues BOND
FINANCIAL INSTITUTION issues MORTGAGE
MORTGAGE BACKED SECURITIES
BOND
A STABLE, COMPETITIVE and INNOVATIVE HOUSING FINANCE SYSTEM in CANADA
RELIABLE SOURCE of LONG-TERM MORTGAGE FUNDING TO THE CANADIAN FINANCIAL SYSTEM AND PROGRAM PARTICIPANTS
CANADA HOUSING TRUST
2016
1987
$600B limit

56 2016 ANNUAL REPORT

Securitization
In 2016, $40.8 Billion total in covered bonds issued
56 2016 ANNUAL REPORT

DESCRIPTION OF ACTIVITY

Our securitization guarantee programs enable approved financial institutions to pool eligible mortgages into marketable securities that can be sold to investors to generate funds for residential mortgage financing. We guarantee the timely payment of interest and principal of these securities.

We also administer the Covered Bond Legal Framework on behalf of the Government of Canada, which is another source of mortgage funding.

Our programs

◾	Mortgage-Backed Securities – The NHA MBS program provides a framework for transforming insured residential mortgages into marketable amortizing securities issued by Approved Issuers. The residential mortgages are insured against borrower default either by CMHC, and therefore backed by the Government, or by private insurers and backed by the Government to the extent provided for in the Protection of Residential Mortgage or Hypothecary Insurance Act. The timely payment of interest and principal to investors in the securities is guaranteed by CMHC and therefore backed by the Government.

◾	Canada Mortgage Bonds – Under the CMB program, CHT, a special purpose trust consolidated with CMHC’s Securitization activities, issues non-amortizing bonds to investors and uses the proceeds to purchase NHA MBS issued under the NHA MBS program. Monthly cash flows from the amortizing NHA MBS are transformed via swaps into non-amortizing bond cash flows with fixed or floating rate interest payments and principal at maturity (a “bullet” payment). The timely payment of interest and principal of CMB to investors is guaranteed by CMHC and therefore backed by the Government.

◾	Legal Framework for Canadian Registered Covered Bond programs – We are responsible for the administration of the Covered Bond Legal Framework. We operate the legal framework on a cost recovery basis. Neither the Government nor CMHC provide any guarantees or backing for covered bond issues.

RISK ARISING FROM SECURITIZATION ACTIVITY

Reputation risk

With our role in administering the Canadian Covered Bond Legal Framework, there is the risk that we may be perceived as providing an indirect guarantee or support of Legal Covered Bond programs. The Covered Bond Legal Framework has been structured to minimize the potential perception that CMHC and the Government provide any kind of guarantee to covered bond investors.

Guarantee risk

We guarantee the timely payment of interest and principal of NHA MBS issued by Approved Issuers and of CMB issued by CHT. Our major risk of financial loss arising from the guarantee is making timely payments when an issuer is unable to honour its commitments and the assets backing the securities are insufficient to cover the payments CMHC may be required to make as part of the guarantees provided.

Guarantee risk is concentrated in a relatively small number of MBS issuers and swap counterparties. We have measures in place that include limits on volumes, eligibility requirements for participants, mortgages to be securitized, and triggers to affect additional mitigating actions should a participant’s credit quality deteriorate.

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Credit risk

In the context of the Securitization investment portfolio, there is limited associated credit risk as investments are mostly held in Government securities. For CHT repos and swaps, credit risks are mitigated through a series of measures that include, but are not restricted to, exposure limits, use of internal and external credit ratings, collateral backing, recourse to assets, and program requirements.

Market risk

For the CMB program, CHT is exposed to interest rate risk stemming from the possibility that the rate of interest earned on NHA MBS and eligible investments will not be sufficient to meet its interest obligations on the CMB issues. This risk is managed through interest rate swaps with approved swap counterparties. The swaps effectively transform the interest rate risk (i.e. prepayment and reinvestment risk) associated with the assets held by CHT into counterparty risk, which is managed through our credit policies and controls. Therefore, CHT would only be exposed to interest rate risk if a swap counterparty were to default and CHT was unable to find a suitable swap replacement.

Liquidity risk

As a result of the NHA MBS and CMB programs, CMHC faces liquidity risk in the event of a call on the timely payment guarantee. A potential liquidity call under the timely payment guarantee is contingent on the performance of participants and service providers in the Securitization programs to meet their obligations. The liquidity risk is mitigated with risk management policies, liquid assets and liquidity management processes, minimum standards for participants, the collection of collateral, and legal and operational frameworks.

58           2016 ANNUAL REPORT

PERFORMANCE ANALYSIS BY STRATEGIC DIRECTION

We met our 2016 performance target of analyzing options to encourage the development of alternative funding mechanisms for financial institutions to support further reduction in government risk exposure. We also continued to review and develop options that are designed to remove barriers to private capital playing a larger role in the Canadian mortgage funding market. These initiatives assist lenders and issuers in finding other sources of funding for mortgage lending.

We review the effectiveness of the pricing of our Securitization programs on an annual basis. This review resulted in the Minister of Finance approving changes to guarantee fees and the guarantee fee structure. Effective 1 July 2016, we increased upper tier NHA MBS guarantee fees and reduced CMB guarantee fees across all terms. Under the CMB program, all NHA MBS sold to CHT for all CMB series issued after 1 July 2016, as original or reinvestment assets, will be subject to separate NHA MBS guarantee fees. These changes support the Government’s efforts to enhance the Canadian housing finance framework by encouraging the development of alternative funding options in the private market.

Capital management

Our Capital Management Framework for our Securitization Activity follows industry best practices and incorporates regulatory principles from OSFI, including those set out in OSFI’s E19 – Own Risk and Solvency Assessment (ORSA) guideline, and the Basel Committee on Banking Supervision.

Our capital adequacy assessment uses an integrated approach to evaluate our capital needs from both a regulatory and economic capital basis to establish capital targets that take into consideration our strategy and risk appetite. Refer to the Consolidated Financial Statements Note 10 – Capital Management for complete disclosure on capital management.

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The table below presents our capital management ratios as at 31 December.

	2016	2015
Capital available to capital required	100%	159%
Return on required capital	13.5%	17.9%

Our actual return on required capital of 13.5% was 4.4% lower than 2015 mainly due to the increase in required capital for the year. Although there is no regulatory capital requirement for our Securitization Activity, we appropriate capital based on our own self-assessment of capital adequacy. Our appropriated required capital for 2016 increased following enhancements to the modeling of catastrophic risk within our assessment of guarantee risk for the Securitization Activity.

Our actual return on required capital was 6.5% lower than Plan mainly due to the increase in required capital following the expansion of catastrophic risk modeling within our assessment of guarantee risk for the Securitization Activity described above.

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FINANCIAL RESULTS
Financial Metrics

Guarantees-in-force increased by $21 billion (4.9%) due to new guarantees issued during the year exceeding maturities. Guarantees-in-force are projected to continue increasing until year 2019, as new guarantees exceed maturities, and decrease in the years 2020 and 2021 when maturities exceed new guarantees. Guarantees-in-force will remain under the $600 billion legislative limit.

Guarantee and application fees received increased by $106 million (22.4%) primarily due to the increased authorized limit for market NHA MBS, as NHA MBS sold to CHT for all CMB series issued after 1 July 2016, as original or reinvestment assets, were subject to NHA MBS guarantee fees.

(in millions, unless otherwise indicated)	2016	2015
Premiums and fees earned[1]	284	268
Net interest income	9	8
Investment income	43	39
Other income[2]	76	74
Total revenues	412	389
Operating expenses	114	103
Total expenses	114	103
Income before income taxes	298	286
Income taxes	74	71
Net income	224	215
Operating expense ratio[3]	12.6%	11.1%
Return on equity	11.3%	12.0%

[1]	Securitization Activity is comprised of guarantee and application fees earned.

[2]	Other income includes net realized gains (losses), net unrealized gains and other income.

[3]	Calculated based on Securitization results and excludes CHT and covered bond activities.

Total revenues increased by $23 million (5.9%) primarily due to the full-year impact of the higher fees which came into effect on 1 April 2015.

Net income increased by $9 million (4.2%) due to the revised fee structure previously discussed.

Investment income increased by $4 million (10.3%) primarily due to a larger investment portfolio.

2016 ANNUAL REPORT            61

OUTLOOK

We will continue to ensure that Canadian financial institutions have access to funds for mortgage lending through sound management of our securitization guarantee programs and administration of the legal framework for Canadian covered bonds. In 2017:

◾	Net income is expected to decrease primarily due to higher operating expenses in relation to our investment in technology transformation.

◾	The 2017 NHA MBS limit will be $130 billion[1] and the limit for CMB will remain at $40 billion. The authorized limit for market NHA MBS was increased to reflect the changes under the CMB program where all NHA MBS sold to CHT for all CMB series issued after 1 July 2016, as original or reinvestment assets, will be subject to separate NHA MBS guarantee fees. These annual limits are separate and distinct from the $600 billion total limit on mortgage loan insurance-in-force and securitization guarantees-in-force.

◾	Following the legislative changes in the mortgage loan insurance eligibility criteria, we will continue to monitor the impacts of the Government guarantee parameters for insured mortgages on the eligibility of mortgages for CMHC’s Securitization program.

◾	Effective 1 January 2017 a new refined guarantee fee structure for shorter-term NHA MBS was introduced to provide flexibility to Issuers who issue short-term NHA MBS for uses such as for the CMB program.

◾  Effective 1 April 2017 CMHC introduced a new 0.01% administration fee that will be assessed against a portion of each NHA MBS issuers’ unused annual allocation beyond a specified threshold. The new fee is meant to encourage better alignment of requested guarantees by issuers with their actual NHA MBS funding needs and to smooth out allocation of NHA MBS guarantees throughout the year.

◾  We will begin to create a robust technology platform with centralized data for all programs, efficiency enabling automation, self-serve capabilities and conformance to best practices for data integrity and security.

[1]	The Summary of CMHC’s 2017-2021 Corporate Plan lists the projected guarantees of market NHA MBS as $131 billion. Following the planning cycle, the NHA MBS guarantee limit that was submitted to and approved by the Minister of Finance was $130 billion. The limit for new guarantees of CMB is $40 billion.

62            2016 ANNUAL REPORT

Future changes to

accounting standards

The following new standards issued by the International Accounting Standards Board (IASB) and effective in the near future have been assessed as having a possible impact on the Corporation in the future. We are currently assessing the impact of the application of these standards on our consolidated financial statements and will adopt these standards when they become effective.

IFRS 9 Financial Instruments – effective date of 1 January 2018

On 24 July 2014, the IASB issued the final version of IFRS 9 Financial Instruments (IFRS 9), bringing together the classification and measurement, impairment and hedge accounting phases of the IASB’s project to replace IAS 39 Financial Instruments: Recognition and Measurement.

IFRS 9 is effective for annual periods beginning on or after 1 January 2018 and is to be applied on a retrospective basis, with certain exceptions. IFRS 9 does not require restatement of comparative period financial statements except in limited circumstances. We have made a decision not to restate comparative consolidated financial statements and will adjust our consolidated balance sheet as at 1 January 2018 to reflect the application of the new requirements. At this stage, it is not possible to reliably quantify the potential impact to our consolidated financial statements from our adoption of IFRS 9.

On 12 September 2016, the IASB issued amendments to its existing insurance contracts standard, IFRS 4. These amendments addressed concerns of insurance companies arising from the implementation of IFRS 9 before IFRS 17 Insurance Contracts is implemented. This amendment introduced two approaches for qualifying entities to mitigate the impact of the different effective dates: the deferral approach and the overlay approach. The deferral approach provides qualifying insurance companies an optional temporary exemption from applying IFRS 9 until 2021. The overlay approach gives all companies who issue insurance contracts the option to remove from profit or loss the effects of some of the accounting mismatches that may occur before the new insurance standard is applied. We have determined that we do not qualify for the deferral approach and we have made the decision not to apply the overlay approach.

Our adoption of IFRS 9 is supported by a formal governance structure made up of a Steering Committee of senior stakeholders and key decisions are further presented to appropriate senior and executive level committees as well as our Audit Committee. A cross-functional project team, led by our Project Management Office, is responsible for the detailed implementation of IFRS 9 which focuses on financial reporting, data, systems, processes and other key impact areas.

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The following is a summary of the new IFRS 9 accounting concepts and our current project status.

CLASSIFICATION AND MEASUREMENT

The classification and measurement of financial assets depends on two assessments: the financial assets contractual cash flows characteristics and the business model for managing the asset. All debt instruments that do not meet the “solely payment of principal and interest” (SPPI) cash flow test are classified as fair value through profit or loss (FVTPL). The intent of the test is to ensure that debt instruments that contain cash flows that are unrelated to a basic lending arrangement are measured at FVTPL.

For debt instruments that meet the SPPI test, classification is dependent on the objective of the business model under which the assets are held. Those managed with the objective to collect contractual cash flows are classified as amortized cost. Instruments managed with the objective to collect contractual cash and sell financial assets are classified as fair value through other comprehensive income (FVOCI). All other financial assets are measured at FVTPL including “held for trading” models and those managed on a fair value basis.

IFRS 9 includes a FVTPL option that is permitted for financial assets that would otherwise be measured at amortized cost or FVOCI if the designation eliminates or significantly reduces an accounting mismatch.

Equity instruments are measured at FVTPL unless an irrevocable designation is chosen to present fair value changes in other comprehensive income (OCI). Unlike debt instruments, gains and losses in OCI are not recycled to profit and loss on sale.

The classification and measurement of financial liabilities is largely unchanged with the exception of liabilities designated at FVTPL. Fair values of such liabilities, which are attributed to change in the entity’s own credit risk, are presented in OCI.

Derivatives will continue to be measured at FVTPL under IFRS 9.

We have completed our preliminary SPPI test on all financial assets and are in the process of finalizing our business model assessment at which time we will conclude on the financial instrument classifications under IFRS 9.

IMPAIRMENT

IFRS 9 introduces a new expected credit loss (ECL) impairment model to replace the existing IAS 39 incurred loss model. Under the ECL model, it is no longer necessary for a credit event to have occurred before credit losses are recognized. Instead, an entity always accounts for ECLs, and updates the loss allowance for changes in ECLs at each reporting date.

The ECL model is applicable to debt instrument financial assets that are recorded at amortized cost or FVOCI, lease receivables, trade receivables and contract assets accounted for in accordance with IFRS 15 Revenue from Contracts with Customers. Loan commitments and financial guarantee contracts that are not measured at FVTPL are also included in the scope of the new model.

The ECL model is a three stage model that requires the recognition of either 12-month ECLs or lifetime ECLs dependant on the extent of credit deterioration since initial recognition. The general principle is to reflect the pattern of deterioration or improvement in the credit quality of financial assets. 12-month ECLs (stage 1) are recognized on initial recognition of the financial asset and continue to apply until there is a significant deterioration in credit risk at which time lifetime ECLs are recognized (stage 2 and stage 3). Stage 2 includes financial assets that have had a significant increase in credit risk since initial recognition, but they do not have objective evidence of impairment. Stage 3 is for credit-impaired financial assets that have objective evidence of impairment at the reporting date.

64            2016 ANNUAL REPORT

Assets can move in both directions through the stages of the ECL model. If credit quality improves in a subsequent period such that there is no longer a significant increase in credit risk, the loss allowance will revert from life-time to 12-month ECLs. Similarly, an asset in Stage 3 will move back to Stage 2 when it is no longer considered credit-impaired.

Lifetime ECLs are a probability weighted present value of estimated credit losses over the expected life of a financial instrument. 12-month ECLs are the portion of lifetime ECLs that result from default events that are possible within 12 months after the reporting date.

The estimate of ECLs should reflect an unbiased and probability-weighted amount that is determined by considering all reasonable and supportable information, including forward-looking information that is relevant and available without undue cost or effort. The incorporation of forward-looking information involves evaluating a range of possible outcomes and may require considerable judgment in determining how macroeconomic factors will affect ECLs.

When assessing significant increases in credit risk, IFRS 9 allows several operational simplifications which include a low credit risk simplification and a more than 30 days past due rebuttable presumption. The low credit risk simplification allows an entity to measure impairment using 12-month ECLs if the credit risk of a financial instrument is low at the reporting date and an assessment of whether there has been a significant increase in credit risk is not required. The 30 days past due simplification is a rebuttable presumption that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due.

Our most significant financial assets in scope of the ECL impairment model include our debt investment securities held in the Mortgage Loan Insurance and Securitization Activities, loans under the CMB program and our Assisted Housing loans that are not part of the lending hedging structure.

We are implementing a technology solution that will calculate ECLs for our impacted portfolios using a credit risk model that forecasts probability of defaults, loss given default and exposure at default in order to derive 12-month and lifetime ECLs. The model uses multiple macroeconomic scenarios to produce unbiased and probability-weighted expected credit losses.

We have a process and governance structure in place to determine the appropriate forward-looking macroeconomic factors to be used in the ECL model. Our macroeconomic scenarios will consider both internal and external information and will be aligned with other internal functions such as corporate planning, forecasting, economic capital and stress testing. Oversight of this process will be governed by a committee consisting of key internal stakeholders.

Most of our financial assets in scope are considered low credit risk and we expect to use the low credit risk simplification which will result in a 12-month ECL provision. The remaining financial assets are loans made under our Assisted Housing Activity and are fully guaranteed by Federal or Provincial government or underwritten by our Mortgage Loan Insurance Activity. A significant increase in credit risk will be determined on these loans using the 30 days past due rebuttable presumption due to the limited available information as a result of the social mandate attached to the loan.

HEDGE ACCOUNTING

IFRS 9 incorporates new hedge accounting requirements which better align an entity’s accounting treatment with risk management activities and improve disclosure requirements. Accounting for macro hedging activities is not included in the new model and will be addressed at a later date. We will not be impacted by the new hedge accounting requirements.

2016 ANNUAL REPORT            65

IFRS 15 Revenue from Contracts with Customers – effective date of 1 January 2018

On 28 May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers that will replace IAS 18 Revenue, IAS 11 Construction Contracts and related interpretations. This standard sets out the requirements for recognizing revenue that apply to all contracts with customers (except for contracts that are within the scope of the standards on leases, insurance contracts and financial instruments).

IFRS 15 establishes a comprehensive five step framework for determining when and how much revenue to recognize. The core principle of the framework is that an entity should recognize revenue when a performance obligation is satisfied and recognize the promised goods or services to the customer in an amount that reflects what the company expects to be entitled to in exchange for those goods or services. This performance obligation may be satisfied at a point in time or over time.

On 11 September 2015, the IASB issued an amendment to defer the effective date of this standard by one year to 1 January 2018. Earlier application of IFRS 15 is permitted.

We have performed a preliminary assessment of IFRS 15 and we expect that the application of this standard will have an immaterial impact to the timing of recognition of certain application fees. IFRS 15 requires revenue to be recognized when an entity satisfies a performance obligation by transferring a promised good or service to a customer. Currently, certain application fees within the Mortgage Loan Insurance and the Securitization Activities are recognized when received. However, as these application fees are not considered distinct from the related contracts in accordance with IFRS 15, they would need to be recognized over time. This will result in a decrease of revenue at contract inception and an increase of revenue in subsequent years.

IFRS 15 requires more detailed presentation and disclosure requirements than under the current IFRS which will increase the volume of disclosures required in our consolidated financial statements.

Although we have made progress in our implementation of IFRS 15, we have not yet quantified the impact of the new standard on our consolidated financial statements. We expect to report more detailed information in our 2017 consolidated financial statements.

IFRS 17 Insurance Contracts – effective date of 1 January 2021

In the first half of 2017, the IASB expects to issue IFRS 17 Insurance Contracts that will replace IFRS 4 Insurance Contracts. The new standard has an expected effective date of 1 January 2021 and will apply to all insurance contracts. Under the IFRS 17, insurance contract liabilities will be calculated as the present value of future insurance cash flows adjusted for risk. The discount rate will reflect current interest rates which are delinked from the assets held. Contractual service margin will represent the difference between the present value of the risk adjusted cash flows and the premium received at inception and will be released over the coverage period. Should the difference be negative, the contract would be onerous and the difference would be recorded immediately in income. There will also be a new income statement presentation for insurance contracts and additional disclosure requirements.

We have not yet determined the impact of this new standard on our consolidated financial statements.

66            2016 ANNUAL REPORT

Historical Information

			Actual
(in millions, unless otherwise indicated)	2016	2015	2014	2013	2012
CONSOLIDATED RESULTS
Total assets	259,532	252,107	248,490	270,051	292,040
Total liabilities	238,542	232,468	230,308	254,213	278,196
Total equity of Canada	20,990	19,639	18,182	15,838	13,844
Total revenues	4,693	4,636	6,199	5,141	5,289
Total expenses (including income taxes)	3,315	3,148	3,574	3,312	3,590
Net income	1,378	1,488	2,625	1,829	1,699
Operating budget expense ratio	12.3%	11.1%	15.1%	13.3%	12.3%
ASSISTED HOUSING
Parliamentary appropriations for Housing programs expenses	2,153	2,049	2,010	2,071	2,197
Net income	(14)	25	52	91	12
Total equity of Canada	196	202	191	192	9
MORTGAGE LOAN INSURANCE
Insurance-in-force ($B)	512	526	543	557	566
Total insured volumes¹	84,275	80,447	75,376	91,518	98,897
Premiums and fees received	1,558	1,438	1,315	1,308	1,475
Premiums and fees earned	1,505	1,592	1,688	1,754	1,807
Claims paid	377	353	390	423	562
Insurance claims	334	290	328	309	487
Net income	1,183	1,264	2,374	1,507	1,405
Loss ratio	22.2%	18.2%	19.4%	17.6%	27.0%
Operating expense ratio	17.0%	13.3%	14.8%	12.8%	11.7%
Combined ratio	39.2%	31.5%	34.2%	30.4%	38.7%
Severity ratio	31.9%	32.0%	30.1%	30.9%	31.3%
Return on equity	6.5%	7.4%	15.4%	11.2%	11.8%
Return on capital holding target	11.6%	12.9%	23.6%	14.7%	15.0%
Capital available to minimum capital required (% MCT)	384%	354%	343%	250%	231%
% estimated outstanding Canadian residential mortgages with CMHC insurance coverage ($)	36.0%	39.1%	42.7%	45.6%	48.6%
SECURITIZATION
Guarantees-in-force ($B)	452	431	422	398	382
Annual securities guaranteed ($B)	144	116	118	123	120
Guarantee and application fees received	579	473	273	265	260
Guarantee and application fees earned	284	268	245	247	242
Net income	224	215	197	207	272
Operating expense ratio	12.6%	11.1%	10.9%	10.6%	9.6%
Return on equity	11.3%	12.0%	12.9%	15.8%	24.3%
Capital available to capital required	100%	159%	157%	182%	156%
Return on required capital	13.5%	17.9%	20.5%	n/a	n/a
% estimated outstanding Canadian residential mortgages with CMHC securitization guarantee ($)	32.6%	32.5%	32.8%	31.1%	28.5%

[1]	Total insured volumes include portfolio substitutions.

2016 ANNUAL REPORT            67

Consolidated Financial Statements
Management’s Responsibility for Financial Reporting 69
Independent Auditors’ Report 70
Consolidated Balance Sheets 71
Consolidated Statements of Income and Comprehensive Income 72
Consolidated Statements of Equity of Canada 73
Consolidated Statements of Cash Flows 74
Notes to Consolidated Financial Statements 75
1. Corporate Information 75
2. Basis of Preparation and Significant Accounting Policies 76
3. Current and Future Accounting Changes 85
4. Critical Judgments in Applying Accounting Policies and Making Estimates 86
5. Segmented Information 88
6. Parliamentary Appropriations and Housing Programs Expenses 91
7. Mortgage Loan Insurance 92
8. Securitization 97
9. Structured Entities 98
10. Capital Management 98
11. Fair Value Measurements 101
12. Investment Securities 106
13. Loans 107
14. Borrowings 109
15. Derivatives 112
16. Financial Instruments Income and Expenses 113
17. Market Risk 114
18. Credit Risk 115
19. Liquidity Risk 119
20. Accounts Receivable and Other Assets 120
21. Investment Property 121
22. Accounts Payable and Other Liabilities 121
23. Pension and Other Post-Employment Benefits 121
24. Income Taxes 125
25. Related Party Transactions 127
26. Commitments and Contingent Liabilities 128
27. Operating Expenses 129
28. Current and Non-Current Assets and Liabilities 129
29. Comparative Figures 130
68 2016 ANNUAL REPORT

Management’s Responsibility for Financial Reporting

Year ended 31 December 2016

Management is responsible for the integrity and objectivity of the consolidated financial statements and related financial information presented in this annual report. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) and, consequently, include amounts which are based on the best estimates and judgment of Management. The financial information contained elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

In carrying out its responsibilities, Management maintains appropriate financial systems and related internal controls to provide reasonable assurance that financial information is reliable, assets are safeguarded, transactions are properly authorized and are in accordance with the relevant legislation, by-laws of the Corporation and Government directives, resources are managed efficiently and economically, and operations are carried out effectively. The system of internal controls is supported by internal audit, which conducts periodic audits of different aspects of the operations.

The Board of Directors, acting through the Audit Committee whose members are neither officers nor employees of the Corporation, oversees Management’s responsibilities for financial reporting and internal control systems. The Board of Directors, upon the recommendation of the Audit Committee, has approved the consolidated financial statements.

Ernst & Young LLP and the Office of the Auditor General of Canada have audited the consolidated financial statements. The auditors have full access to, and meet periodically with, the Audit Committee to discuss their audit and related matters.

Evan Siddall, BA, LL.B	Wojciech (Wojo) Zielonka, CPA, CA, ICD.D
President and Chief Executive Officer	Chief Financial Officer and Senior Vice-President, Capital Markets

22 March 2017

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INDEPENDENT AUDITORS’ REPORT

To the Minister of Families, Children and Social Development

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Canada Mortgage and Housing Corporation, which comprise the consolidated balance sheets as at 31 December 2016, and the consolidated statements of income and comprehensive income, consolidated statements of equity of Canada and consolidated statements of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Canada Mortgage and Housing Corporation as at 31 December 2016, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Report on Other Legal and Regulatory Requirements

As required by the Financial Administration Act, we report that, in our opinion, the accounting principles in International Financial Reporting Standards have been applied on a basis consistent with that of the preceding year.

Further, in our opinion, the transactions of Canada Mortgage and Housing Corporation that have come to our notice during our audit of the consolidated financial statements have, in all significant respects, been in accordance with Part X of the Financial Administration Act and regulations, the Canada Mortgage and Housing Corporation Act, the National Housing Act, the by-laws of the Canada Mortgage and Housing Corporation, and the directives issued pursuant to section 89 of the Financial Administration Act.

Robert Wilson, CPA, CA

Principal

for the Auditor General of Canada

Chartered Professional Accountants

Licensed Public Accountants

22 March 2017

Ottawa, Canada

70            2016 ANNUAL REPORT

Consolidated Balance Sheets

As at 31 December

(in millions of Canadian dollars)	Notes	2016	2015
ASSETS
Cash and cash equivalents		1,995	2,020
Securities purchased under resale agreements		17	35
Investment securities:	12
Designated at fair value through profit or loss		1,173	1,147
Available for sale		23,226	22,168
Loans:	13
Designated at fair value through profit or loss		4,020	4,955
Loans and receivables		227,310	219,713
Accrued interest receivable		705	694
Derivatives	15	86	117
Due from the Government of Canada	6	59	161
Accounts receivable and other assets	20	674	839
Investment property	21	267	258
		259,532	252,107
LIABILITIES
Securities sold under repurchase agreements		704	697
Borrowings:	14
Designated at fair value through profit or loss		5,905	7,078
Other financial liabilities		223,156	216,274
Accrued interest payable		542	461
Derivatives	15	32	31
Accounts payable and other liabilities	22	548	487
Defined benefit plans liability	23	384	445
Provision for claims	7	654	708
Unearned premiums and fees	7, 8	6,564	6,229
Deferred income tax liabilities	24	53	58
		238,542	232,468
Commitments and contingent liabilities	26
EQUITY OF CANADA	10
Contributed capital		25	25
Accumulated other comprehensive income		761	807
Retained earnings		20,204	18,807
		20,990	19,639
		259,532	252,107

The accompanying notes are an integral part of these consolidated financial statements.

Robert P. Kelly	Evan Siddall
Chairperson	President and Chief Executive Officer

2016 ANNUAL REPORT            71

Consolidated Statements of Income and Comprehensive Income

Year Ended 31 December

(in millions of Canadian dollars)	Notes	2016	2015
INTEREST INCOME	16
Loans – designated at fair value through profit or loss		82	119
Loans and receivables		4,463	4,715
Other		53	68
		4,598	4,902
INTEREST EXPENSE	16
Borrowings – designated at fair value through profit or loss		123	168
Other financial liabilities		4,343	4,638
		4,466	4,806
NET INTEREST INCOME		132	96
NON-INTEREST REVENUES AND PARLIAMENTARY APPROPRIATIONS
Parliamentary appropriations for housing programs	6	2,153	2,049
Premiums and fees earned	7, 8	1,789	1,860
Investment income	16	564	553
Net losses on financial instruments	16	(51)	(20)
Other income		106	98
TOTAL REVENUES AND PARLIAMENTARY APPROPRIATIONS		4,693	4,636
NON-INTEREST EXPENSES
Housing programs	6	2,153	2,049
Insurance claims	7	334	290
Operating expenses	27	387	333
		2,874	2,672
INCOME BEFORE INCOME TAXES		1,819	1,964
Income taxes	24	441	476
NET INCOME		1,378	1,488
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Items that will be subsequently reclassified to net income
Net unrealized gains (losses) from available for sale financial instruments		(9)	16
Reclassification of prior years’ net unrealized gains realized in the period in net income		(37)	(12)
Total items that will be subsequently reclassified to net income		(46)	4
Items that will not be subsequently reclassified to net income:
Remeasurements of the net defined benefit plans	23, 24	19	(35)
		(27)	(31)
COMPREHENSIVE INCOME		1,351	1,457

The accompanying notes are an integral part of these consolidated financial statements.

72            2016 ANNUAL REPORT

Consolidated Statements of Equity of Canada

Year Ended 31 December

(in millions of Canadian dollars)	Notes	2016	2015
CONTRIBUTED CAPITAL		25	25
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year		807	803
Other comprehensive income (loss)		(46)	4
BALANCE AT END OF YEAR		761	807
RETAINED EARNINGS
Balance at beginning of year		18,807	17,354
Net income		1,378	1,488
Other comprehensive income (loss)		19	(35)
BALANCE AT END OF YEAR		20,204	18,807
EQUITY OF CANADA	10	20,990	19,639

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated Statements of Cash Flows

Year Ended 31 December

(in millions of Canadian dollars)	Notes	2016	2015
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income		1,378	1,488
Adjustments to determine net cash flows provided by (used in) operating activities
Amortization of premiums and discounts on financial instruments		214	180
Deferred income taxes		14	10
Net losses on financial instruments	16	27	24
Accrued interest receivable		(11)	25
Derivatives		32	(12)
Due from the Government of Canada		102	124
Accounts receivable and other assets		165	(316)
Accrued interest payable		81	(60)
Accounts payable and other liabilities		66	(186)
Defined benefit plans liability		(38)	(75)
Provision for claims		(54)	(70)
Unearned premiums and fees		335	62
Other		12	(24)
Loans	13
Repayments		33,510	34,089
Disbursements		(40,192)	(37,329)
Borrowings	14
Repayments		(35,558)	(36,307)
Issuances		42,308	39,500
		2,391	1,123
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Investment securities
Sales and maturities		5,317	9,394
Purchases		(7,757)	(11,125)
Investment property	21
Additions		(1)	(4)
Securities purchased under resale agreements		18	91
Securities sold under repurchase agreements		7	372
		(2,416)	(1,272)
Change in cash and cash equivalents		(25)	(149)
Cash and cash equivalents
Beginning of year		2,020	2,169
End of year		1,995	2,020
Represented by
Cash		4	(1)
Cash equivalents		1,991	2,021
		1,995	2,020
Supplementary disclosure of cash flows from operating activities
Amount of interest received during the year		5,447	5,761
Amount of interest paid during the year		4,572	5,027
Amount of dividends received during the year		47	39
Amount of income taxes paid during the year		184	930

The accompanying notes are an integral part of these consolidated financial statements.

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Notes to Consolidated Financial Statements

Year Ended 31 December 2016

1. CORPORATE INFORMATION

Canada Mortgage and Housing Corporation (CMHC or Corporation) was established in Canada as a Crown corporation in 1946 by the Canada Mortgage and Housing Corporation Act (CMHC Act) to carry out the provisions of the National Housing Act (NHA). We are also subject to Part X of the Financial Administration Act (FAA) by virtue of being listed in Part 1 of Schedule III, wholly owned by the Government of Canada (Government), and an agent Crown corporation. Our National Office is located at 700 Montreal Road, Ottawa, Ontario, Canada, K1A 0P7.

Our mandate, as set out in the NHA, is to promote the construction of new houses, the repair and modernization of existing houses, and the improvement of housing and living conditions. In relation to financing for housing, the NHA’s purpose is to promote housing affordability and choice, to facilitate access to, and competition and efficiency in the provision of, housing finance, to protect the availability of adequate funding for housing, and generally to contribute to the well-being of the housing sector. In addition, we have the following objectives in carrying out any activities related to mortgage loan insurance and guarantee programs and in administering the Canadian covered bond legal framework: (a) to promote the efficient functioning and competitiveness of the housing finance market; (b) to promote and contribute to the stability of the financial system, including the housing market; and (c) to have due regard to the Corporation’s exposure to loss. We deliver on our mandate through our reportable segments: Assisted Housing, Mortgage Loan Insurance and Securitization. These Activities are supported by our Market Analysis and Research Activity and by our infrastructure of People and Processes.

Within the Public Accounts of Canada, our annual consolidated net income reduces the Government’s annual deficit; the consolidated retained earnings and accumulated other comprehensive income (AOCI) reduce the Government’s accumulated deficit.

In September 2008, CMHC, together with a number of other Crown corporations, was issued a directive (P.C. 2008-1598) pursuant to Section 89 of the FAA requiring due consideration to the personal integrity of those to whom it lends or provides benefits. We continue to meet the requirements of this directive.

In December 2014, CMHC was issued a directive (P.C. 2014-1380) pursuant to Section 89 of the FAA that is intended to ensure that pension plans of Crown corporations provide a 50:50 current service cost-sharing ratio between employees and employer for pension contributions to be phased in for all members by 31 December 2017. We have responded to the directive with a new design for our benefit pension plan that reflects the criteria of uniformity, risk sharing, competitiveness and cost control. The new pension plan design will come into effect on 1 January 2018. We continue to take steps to ensure the long-term sustainability of our pension plan and to manage costs.

In July 2015, CMHC was issued a directive (P.C. 2015-1106) pursuant to Section 89 of the FAA directing Crown corporations to align their travel, hospitality, conference and event expenditure policies, guidelines and practices with Treasury Board of Canada Secretariat (TBS) policies, directives and related instruments on travel, hospitality, conference and event expenditures in a manner consistent with their legal obligations and to report on the implementation of this directive in the Corporation’s next corporate plan. We have completed an analysis to compare our travel and hospitality policies with TBS policies, and results indicate that we are generally aligned. Gaps that were identified were not considered material, however, changes to our policies, procedures and authorities were required to fully align with TBS policies. CMHC’s travel and hospitality policies have been updated and implemented in stages in 2016 with full compliance starting 1 January 2017. The components implemented in 2016 were: requirement to have travel pre-approved; enhanced reporting and monitoring of travel, hospitality, conference and event expenditures; and requirement to have non-employee travel pre-approved for contracts signed.

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2. BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

Our consolidated financial statements have been prepared in accordance with IFRS in effect at 31 December 2016 as issued by the International Accounting Standards Board (IASB).

These consolidated financial statements were approved by the Board of Directors on 22 March 2017.

Measurement basis

Our consolidated financial statements have been prepared on a going concern basis using a historical cost basis except for the following items in the consolidated balance sheets:

◾	Financial assets and liabilities designated at fair value through profit or loss are measured at fair value as are held for trading financial assets and liabilities and available for sale financial assets;

◾	Investment property is measured at fair value;

◾	Defined benefit liabilities for post-employment benefit plans are recognized at the present value of the defined benefit obligations, net of the fair value of plan assets; and

◾	Provision for claims are recognized on an actuarial present value basis.

Functional currency

Our consolidated financial statements are stated in millions of Canadian dollars, unless otherwise indicated, which is the functional currency of the Corporation.

Basis of consolidation

These consolidated financial statements include the accounts of CMHC and, as required by IFRS 10 Consolidated Financial Statements, the accounts of Canada Housing Trust (CHT). We consolidate CHT as we control its activities.

Control is achieved when we are exposed, or have rights, to variable returns from our involvement with the investee and have the ability to affect those returns through our power over the investee. Specifically, we control an investee if, and only if, we have power over the investee (i.e. existing rights that give us the current ability to direct the relevant activities of the investee), exposure, or rights, to variable returns from our involvement and the ability to use our power over the investee to affect our returns.

We re-assess whether or not we control an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control.

Inter-segment balances and transactions have been eliminated.

The following summarizes the significant accounting policies used in the preparation of our consolidated financial statements.

Parliamentary appropriations and housing programs expenses

In the Assisted Housing Activity, we receive parliamentary appropriations to fund housing programs and initiatives.

Parliamentary appropriations

Parliamentary appropriations are recognized when there is reasonable assurance that they will be received and all attached conditions will be complied with. They will be recognized in income in the fiscal year for which the appropriations were approved and over the same period as the related housing programs expenses.

Housing programs expenses

Housing programs expenses, including operating costs incurred to administer the housing programs, are recorded on an accrual basis.

Expenses incurred but not yet reimbursed are included in due from the Government of Canada.

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Mortgage Loan Insurance

Product classification

We classify our mortgage loan insurance as an insurance contract as the lender faces uncertainty with regard to potential borrower default on a mortgage and therefore pays a premium to transfer the risk to us. If the borrower defaults, the claim is significantly larger than the actual premium. Such contracts remain insurance contracts until the underlying insured mortgages are fully repaid or there is a claim.

Premium revenue earned

Mortgage loan insurance premiums are due at the inception of the mortgage being insured at which time they are deferred as unearned premiums and included in unearned premiums and fees. The majority of mortgage loan insurance issued to date have amortizations of 25 years or less. Unearned premiums are recognized as income over the period covered by the insurance contract using earning factors which reflect claim occurrence patterns. The earning patterns are selected based on the principle that premiums would be earned at the same pace as claims are incurred. Mortgage loan insurance premiums related to insurance on loans made under various social housing programs as well as loans financed by index-linked mortgages (ILM) under the Federal Co-operative Housing Program are recognized immediately in the year in which they are received.

Unearned premiums

Unearned premiums represent the unamortized portion of the policy premiums at the balance sheet date and therefore relate to claims that may occur from the balance sheet date to the termination of the insurance contract. Management and the Appointed Actuary, on an annual basis, compare the unearned premiums to an estimate of total future claims on a discounted basis to ensure the amount is sufficient. Should such amount not be sufficient, a provision for premium deficiency is recorded.

Fees

Application fees are charged to the lender for low loan-to-value transactional homeowner assessments and multi-unit residential loan assessments.

We offer Approved Lenders a low loan-to-value assessment service for transactional homeowners whereby we assess an application using our loan assessment platform which provides Approved Lenders with an insurable or non-insurable result. There is no mortgage loan insurance coverage associated with this assessment. These low loan-to-value transactional homeowner assessment application fees are recognized immediately into income once the decision is rendered.

Application fees designed to recover part or all acquisition costs associated with issuing mortgage loan insurance policies related to multi-unit residential loans are deferred and amortized on the same basis as the related premiums.

Provision for claims

The provision for claims represents an estimate for expected claims and the related settlement expenses, net of the related expected property sale proceeds and borrower recoveries, for defaults from the mortgage insurance business that have occurred on or before the balance sheet date. The provision takes into consideration the estimate of the expected ultimate cost of claims reported but not paid and claims incurred but not reported (IBNR) at the balance sheet date, the time value of money and, in accordance with accepted actuarial practice, includes an explicit provision for adverse deviation. The estimate of IBNR is generally subject to a greater degree of uncertainty than that for reported claims.

The process of determining the provision necessarily involves risks that the actual results will deviate, and in certain cases significantly, from the estimates made.

A change in the estimated provision for claims is recorded in insurance claims expense in the year in which it occurs.

The provision for claims also includes an amount relating to insurance on loans made under various social housing programs as well as loans financed by ILM under the Federal Co-operative Housing Program. Due to the uniqueness of these programs, the provision at 31 December is determined using the outstanding balances of the insured loans and estimating expected claims for the premium and claim liabilities, plus a margin for adverse deviation.

The majority of mortgages for the social housing and index-linked mortgage (SH and ILM) loans have remaining amortization periods of 9 years or less.

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Insurance policy liability adequacy

Liability adequacy tests are performed at each reporting period as part of the actuarial valuation to ensure the adequacy of insurance policy liabilities net of deferred acquisition costs (DAC) assets with respect to the provision for claims and unearned premiums. Current best estimates of future contractual cash flows, claims handling and administration costs, and investment returns from the assets backing the liabilities are taken into account in the tests. Where a deficiency is highlighted by the test, DAC assets are written off first, and insurance liabilities are increased once the DAC assets are written off in full. Any premium deficiency is immediately recognized in insurance claims expense.

Deferred acquisition costs

Deferred acquisition costs generally consist of policy issuance costs relating to the underwriting of insurance contracts. A portion of the acquisition costs relating to the unearned premiums is deferred and amortized over the estimated lives of the relevant contracts using the same earning factors as the unearned premiums. The DAC are included in accounts receivable and other assets.

Net estimated borrower recoveries

We estimate the net borrower recoveries related to claims paid based on historical data in accordance with Canadian accepted actuarial practice on an annual basis. Changes to the estimated borrower recovery balance are recorded in insurance claims expense in the year in which they are determined. Net estimated borrower recoveries are included in accounts receivable and other assets.

Government of Canada fees for risk exposure

We pay fees to the Department of Finance to compensate for mortgage insurance risks. These fees are deferred in accounts receivable and other assets and recognized in operating expenses over the period covered by the insurance contract using the same earning factors as the unearned premiums. The fee is payable at the rate of 3.25% of premiums written during the year and an additional 0.1% on new portfolio insurance written.

Timely payment guarantees

Classification

Financial guarantee contracts are defined as those that require the issuer to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payment when due. We classify the timely payment guarantee for National Housing Act Mortgage-Backed Securities (NHA MBS) and Canada Mortgage Bonds (CMB) as a financial guarantee contract. Such contracts remain financial guarantee contracts until all rights and obligations are extinguished or expire.

Recognition and measurement

Timely payment guarantee fees are initially recognized in unearned premiums and fees at fair value (the premium received). Subsequently, they are measured at the amount initially recognized less the amortization of guarantee fee revenue. Guarantee fee revenue is recognized into premium and fees earned over the expected life of the related NHA MBS or CMB. Should the estimated amount required to settle the timely payment guarantee obligations exceed unearned premium and fees, an additional provision is recognized.

Application fees are recognized as revenues in the period where the related services are rendered. Direct costs associated with issuing timely payment guarantees are recognized in operating expenses as incurred.

Government of Canada guarantee fees

We pay guarantee fees to the Department of Finance to compensate for timely payment guarantee risks. These fees are deferred in accounts receivable and other assets and recognized in operating expenses over the period covered by the guarantee. This fee is payable at a rate of 0.075% of CMB issuances.

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Financial instruments

We classify our financial assets in the following categories: financial assets designated at fair value through profit or loss (FVTPL), held for trading (HFT), available for sale (AFS), loans and receivables, and held to maturity (HTM). Financial liabilities are classified as either financial liabilities designated at FVTPL and other financial liabilities.

Classification is determined at initial recognition based on our intent and the characteristics of the financial instrument.

Classification	Accounting Treatment

Designated at fair value through profit or loss

IAS 39 Financial Instruments: Recognition and Measurement provides an entity the option of designating a financial instrument at FVTPL when doing so results in more relevant information because either:

a)   it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring the assets or liabilities or recognizing the gains or losses on them on different bases; or

b)   the financial instrument belongs to a group managed and evaluated on a fair value basis in accordance with documented risk management or investment strategies and information about the group is provided internally to key management personnel.

This designation is irrevocable.

Financial instruments designated at FVTPL are initially recognized at fair value. They are subsequently measured at fair value. Unrealized gains and losses arising from changes in fair value and gains and losses realized on disposition are recorded in net losses on financial instruments. Transaction costs are expensed as incurred.

Held for trading

HFT financial instruments are either derivatives or financial instruments acquired or incurred principally for the purpose of selling or repurchasing in the near term.

HFT financial instruments are initially recognized at fair value. They are subsequently measured at fair value. Unrealized gains and losses arising from changes in fair value and gains and losses realized on disposition are recorded in net losses on financial instruments. Transaction costs are expensed as incurred.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market except for those designated at FVTPL. Loans and receivables are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest method. When loans and receivables are determined to be impaired, the changes in their estimated realizable value are recorded in net losses on financial instruments.

Held to maturity

HTM financial assets are non-derivative financial assets with fixed or determinable payments and a fixed maturity, other than loans and receivables, that we have positive intention and ability to hold to maturity.

HTM financial assets are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest method. When HTM financial assets are determined to be impaired, their changes in fair value are recorded in net losses on financial instruments.

Available for sale

AFS financial assets are non-derivative financial assets which are neither classified as HFT, HTM, loans and receivables nor designated at FVTPL. AFS financial assets are initially recognized at fair value plus transaction costs. They are subsequently measured at fair value. Unrealized gains and losses arising from changes in fair value are recorded in other comprehensive income (OCI) until the financial asset is sold, derecognized, or determined to be impaired at which time they are transferred to net income and reported in net losses on financial instruments. Unrealized foreign exchange gains (losses) on AFS debt securities are recognized in net losses on financial instruments.

AOCI consists only of unrealized gains and losses for AFS financial instruments.

Other financial liabilities

Other financial liabilities are non-derivative financial liabilities which have not been designated at FVTPL.

Other financial liabilities are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest method with interest expense recorded in interest expense.

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Settlement date accounting is used for purchases and sales of financial assets and financial liabilities. Realized gains and losses on sales are recognized on a weighted average cost basis.

Financial instruments designated at fair value through profit or loss

We designate certain financial instruments at FVTPL. All items designated at FVTPL, with the exception of certain investment securities held within the Mortgage Loan Insurance and Securitization Activities relate to the Assisted Housing Activity. For certain portfolios of loans and associated borrowings originated prior to August 2016, the Assisted Housing Activity uses derivatives to manage refinancing and reinvestment risks, as well as mismatches between the timing of receipts from assets and payments of liabilities. Designating the loans, investment securities purchased with principal receipts and associated borrowings at FVTPL significantly reduces the measurement inconsistency that would otherwise arise from measuring them at amortized cost and measuring the derivatives at fair value. Certain investment securities within the Mortgage Loan Insurance and Securitization Activities are also designated at FVTPL, as they are managed and reported to Management on a fair value basis.

Impairment of financial instruments

Management assesses at each balance sheet date whether there is objective evidence that financial assets not carried at FVTPL or HFT are impaired. A financial asset is considered impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset and that loss event(s) has an impact on the estimated future cash flows of the asset that can be reliably estimated.

We perform a review for any objective evidence of impairment, which includes observable data indicating significant financial difficulty of the issuer, defaults or delinquencies in the payment of interest, principal or preferred equity dividends, the disappearance of an active market for the financial asset because of the issuer’s financial difficulties, and bankruptcy or other financial reorganization of the issuer. Credit and preferred equity rating downgrades are considered in our assessment, although they alone might not represent objective evidence of impairment.

Available for sale common equity investment securities

For common equity investment securities classified as AFS, objective evidence of impairment also includes a significant or prolonged decline in fair value below cost or if significant adverse changes have taken place in the technological, market, economic or legal environment in which the issuer operates. The determination whether a decline in fair value below cost is significant or prolonged requires judgment. In making this judgment, we apply certain quantitative tests to the total position in each common equity security supplemented with a qualitative assessment of the financial condition of the issuer.

For common equity investment securities classified as AFS that are identified as impaired, the cumulative unrealized loss previously recorded in OCI is reclassified from OCI and recognized as an impairment loss in net income for the period through net losses on financial instruments. Further declines in the fair value of impaired AFS common equity instruments are recognized in net income, while increases in fair value are recorded in OCI.

Available for sale debt and preferred equity investment securities

For debt and preferred equity investment securities classified as AFS that are identified as impaired, the cumulative unrealized loss previously recorded in OCI is reclassified from OCI and recognized as an impairment loss in net income for the period through net losses on financial instruments. If the fair value of an impaired debt or preferred equity instrument classified as AFS subsequently increases and the increase can be related objectively to an event occurring after the impairment loss was recognized, the impairment loss is reversed in net income, with the reversal limited in amount to the previously recognized impairment loss. Otherwise, subsequent increases in fair value are recorded in OCI.

Loans and receivables and held to maturity financial assets

For financial assets classified as loans and receivables or HTM that are identified as impaired, the carrying amount is reduced to the present value of estimated future cash flows (excluding future credit losses not yet incurred) discounted at the original effective interest rate, with the impairment loss being recorded in net income for the period through net losses on financial instruments. Previously recognized impairment losses can be reversed if the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses can be reversed to the extent that the carrying amount of the financial asset does not exceed what the amortized cost would have been had the impairment not occurred.

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We establish an allowance for credit losses for certain loans and receivables recorded in accounts receivable and other assets. This allowance provides for estimated amounts that may not be recovered. Factors that are considered in assessing the estimated realizable amount include, but are not limited to, underlying asset valuation, and any changes in market and economic outlook. The allowance for credit losses is included as a reduction to accounts receivable and other assets and any change in the allowance is included in insurance claims expense.

In certain circumstances, we may modify a loan for economic or legal reasons related to a borrower’s financial difficulties. This could include circumstances where we may take an assignment of the insured mortgage and pay the insured lender the loan balance rather than proceed with the acquisition or could include us making advances to a project in order to help it return to a state where the borrower can manage their mortgage obligations.

Once a loan is modified, if we still do not expect full collection of payment under the modified terms, the loan is classified as impaired. An impaired loan is measured at its estimated realizable value determined by discounting the expected future cash flows at the loan’s original effective interest rate. For some loans, interest is accrued only to the extent that there is an expectation of receipt.

A loan is no longer considered impaired when all past due amounts, including interest, have been recovered and it is determined that the principal and interest are fully collectable in accordance with the original contractual terms of the loan or revised terms.

Loans are written off, either partially or in full against the related allowance for credit losses when we judge that there is no realistic prospect of future recovery.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash and short-term highly liquid investments with a term to maturity of 98 days or less from the date of acquisition that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Cash equivalents funded by securities sold under repurchase agreements (Repurchase Agreements) are classified as HTM or loans and receivables. Otherwise, cash equivalents in the Assisted Housing Activity are included in loans and receivables or, if held as part of a lending program that is economically hedged using derivatives, they are designated at FVTPL. Repurchase Agreements in the Mortgage Loan Insurance and Securitization Activities are classified as AFS. Interest income on these investments is recorded in interest income for the Assisted Housing Activity and in investment income for the Mortgage Loan Insurance and Securitization Activities.

Securities purchased under resale agreements and sold under repurchase agreements

Securities purchased under resale agreements (Reverse Repurchase Agreements) consist of the purchase of securities, typically Government treasury bills or bonds, with the commitment to resell the securities to the original seller at a specified price and future date in the near term. They are treated as collateralized transactions and are classified as loans and receivables.

Repurchase Agreements consist of the sale of securities with the commitment to repurchase the securities from the original buyer at a specified price and future date in the near term. They are classified as other financial liabilities. Proceeds received from these agreements are generally invested in Reverse Repurchase Agreements or cash equivalents for the purpose of generating additional income. These transactions are entered into simultaneously with matching terms to maturity.

Investment securities

Investment securities in the Assisted Housing Activity are comprised of fixed income securities and are designated at FVTPL. Investment securities in the Mortgage Loan Insurance Activity are comprised of fixed income and equity securities and are classified as AFS or designated at FVTPL. The Securitization Activity holds fixed income investment securities classified as AFS or designated at FVTPL. Interest income on fixed income investments is recorded in interest income for the Assisted Housing Activity and in investment income for the Mortgage Loan Insurance and Securitization Activities using the effective interest method. Dividend income on equity investments is recorded in investment income when the right to the dividend is established.

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Loans

Designated at fair value through profit or loss

We designate the Assisted Housing Activity loans, that are part of the Lending programs which are economically hedged using derivatives, at FVTPL. Interest earned is recognized in interest income using the effective interest method.

Loans and receivables

Canada Mortgage Bonds program

Loans in the CMB program represent amounts due from Canadian financial institutions as a result of the sale of their beneficial interest in NHA MBS securities to CMHC and are funded by the issuance of CMB. There are both fixed and floating rate loans in this category, with principal in all cases being due at maturity.

Under these arrangements, substantially all of the risks and rewards of the NHA MBS are retained by the issuers through swap agreements with the Corporation. Consequently, the NHA MBS and investments arising from the reinvestment of principal proceeds distributed by the NHA MBS serve as collateral to the loans and are not recognized in the consolidated balance sheets. This collateral is however held in the name of the Corporation and represents the sole source of principal repayments for the loans. The amount due from the swap counterparties represents the interest earned on the loans and is recognized in interest income.

Lending programs

We classify the Assisted Housing Activity loans which are not economically hedged using derivatives as loans and receivables.

For certain loans originated from 1946 to 1984 through provisions of the NHA, interest rate losses from the loans having lower interest rates than the related borrowings are reimbursed through parliamentary appropriations. In assessing the fair value of these loans at initial recognition, the continued receipt of the appropriations in the future was assumed.

Interest earned is recognized in interest income using the effective interest method.

Derivatives

We enter into derivatives such as interest rate swaps to manage our exposure to market risks. Derivatives are not used for speculative purposes.

Derivatives are classified as HFT as they have not been designated as eligible hedges for accounting purposes and are carried at fair value. Derivative contracts with a positive fair value are reported as assets, while derivative contracts with a negative fair value are reported as liabilities.

We do not have derivatives embedded in other financial instruments (host contracts) which require separation.

For our interest rate swaps, the overall net of interest income and expense is recognized as earned and incurred in interest income.

Investment property

Investment properties are properties held to earn rental income or for capital appreciation, or both. Investment properties are initially recognized at cost plus transaction costs. Subsequent to initial recognition, they are measured at fair value. Gains or losses arising from changes in fair value are recognized in other income in the period in which they arise. Investment property rental income and expenses are recorded in other income.

For certain investment properties held by the Assisted Housing Activity, expenses are recoverable from the Minister. These activities are recorded in housing programs expenses and parliamentary appropriations.

Non-current assets held for sale

Real estate acquired by the Mortgage Loan Insurance Activity through loan default is classified as non-current assets held for sale since its carrying amount will be recovered through a sale transaction. The criteria for held for sale classification includes our commitment to a plan to sell the selected assets and the expectation that such a sale will be completed within a 12 month period. Events or circumstances beyond our control may extend the period to complete the sale beyond one year. Such assets continue to be classified as held for sale as we remain committed to our plan to sell the asset. Non-current assets held for sale are measured at the lower of their carrying amount and their fair value less cost to sell and are included in accounts receivable and other assets. Impairment losses and any subsequent reversals are recognized in insurance claims expense in the period in which they occur. Non-current assets held for sale are not depreciated.

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Borrowings

Designated at fair value through profit or loss

Capital market borrowings

Capital market borrowings represent borrowings incurred between 1993 and April 2008 to fund loans in the Assisted Housing Activity. They are designated at FVTPL and form part of the lending hedging structure.

Borrowings from the Government of Canada

Since April 2008, the Assisted Housing Activity has been borrowing under the terms of the Crown Borrowing Agreement. These borrowings fund the loans originated in the lending programs that are designated at FVTPL and form part of the lending hedging structure.

Other financial liabilities

Canada Mortgage Bonds

CMB are interest-bearing bullet bonds issued by CHT and guaranteed by CMHC. Coupon interest payments are made semi-annually for fixed rate CMB and quarterly for floating rate CMB. Principal repayments on the bonds are made at maturity. The Approved MBS Sellers reimburse CHT for the cost of arranging financing, including the fees paid to CMHC as Guarantor and Financial Services Advisor, underwriters and others for the distribution of CMB. These reimbursements are recognized in other income on the same basis as the related expenses.

We may purchase and resell CMB in the market for investment purposes. Purchases are treated as retirements of debt with the difference between the purchase price and the carrying value of the CMB being recognized as a gain or loss in net losses on financial instruments. Subsequent sales are treated as re-issuance of the debt with gains and losses deferred and amortized over the remaining life of the CMB sold. When CMHC holds a CMB to maturity or acquires CMB in the primary market, the related cash flows are excluded from the consolidated statements of cash flows as they are not considered external cash flows to the consolidated entity.

Borrowings from the Government of Canada

Other Government of Canada borrowings represent borrowings incurred to fund loans in the Assisted Housing Activity that are not economically hedged and that have been classified as loans and receivables.

For all borrowings, interest expenses are recognized in interest expense using the effective interest method.

Pension and other post-employment benefits

We have a number of benefit arrangements which provide pension and other post-employment benefits to eligible employees. These include a federally regulated pension plan (Pension Plan), an unregistered supplemental pension plan (Supplemental Plan) and other non-pension post-employment defined benefits consisting mainly of life and medical insurance. The Supplemental Plan offers benefits in excess of statutory limits as defined under the Income Tax Act (ITA).

The Pension Plan and the Supplemental Plan are both a defined benefit pension plan. In 2016, the former defined contribution component of the Pension Plan was segregated from the Pension Plan to become a stand alone defined contribution pension plan in addition to the existing Defined Contribution Supplemental Plan.

The Pension Plan and the Defined Contribution Pension Plan are subject to the federal Pension Benefits Standards Act, 1985 (PBSA) and its regulations and to the ITA. Both pension plans are registered with the Office of the Superintendent of Financial Institutions (OSFI) and the Canada Revenue Agency (CRA).

Defined benefit plans

The defined benefit plans include the defined benefit Pension Plan and the defined benefit Supplemental Plan as well as the other non-pension post-employment benefits. The benefits available under both the Pension Plan and the Supplemental Plan are based on length of service and average earnings over the best consecutive five-year period.

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The net defined benefit liability recognized is the present value of the obligations under the defined benefit plans less the assets of those plans. The defined benefit plan assets are limited to the present value of any economic benefits available in the form of reductions in future contributions to these plans.

Net benefit costs of the plans are the current service costs, the net of the interest cost on the defined benefit obligation, the interest income on the plan assets and gain or loss on curtailment, and are included in operating expenses.

Remeasurements of the defined benefit plans include actuarial gains and losses and changes in the return on plan assets (excluding net interest) and are recognized in OCI as incurred and then flow into retained earnings and are not reclassified to income in subsequent periods.

Defined contribution plan

The defined contribution plan includes the former defined contribution component of the Pension Plan, the new stand alone defined contribution Pension Plan and the defined contribution Supplemental Plan. Employer contributions to those plans are recognized as an expense as employees render service in exchange for such contributions.

Income taxes

CMHC is a prescribed federal Crown corporation under Reg. 7100 of the ITA and is subject to federal income tax as a prescribed corporation for purposes of subsection 27(2) of the ITA. We are not subject to provincial income tax. CHT is subject to federal and provincial income taxes on the amount of taxable income for the period and is permitted a deduction for all amounts paid or payable to CHT’s beneficiaries in determining income for tax purposes. As all taxable income was distributed to the beneficiaries, no provision for income taxes has been reflected for CHT.

We use the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized based on the estimated tax effect of temporary differences between the carrying value of assets and liabilities on the financial statements and their respective tax bases. The Corporation uses substantively enacted income tax rates at the balance sheet date that are expected to be in effect when the asset is realized or the liability is settled. The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Related party transactions

Except for funds borrowed from the Government under the Crown Borrowing Program, related party transactions are made on terms equivalent to those that prevail in arm’s length transactions. Funds borrowed under the Crown Borrowing Program included in borrowings designated at FVTPL are at below market rates thereby allowing us to make loans at below market rates which lowers the Government’s cost to subsidize social housing. This generates a gain which is recognized in net income at the borrowing date.

Contingent liabilities

Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events or present obligations where the transfer of economic benefit is uncertain or cannot be reliably measured.

Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the balance sheet date. Exchange gains and losses resulting from the translation of foreign denominated balances are included in net losses on financial instruments. Purchases and sales of foreign securities and the related income are translated into Canadian dollars at the exchange rates prevailing on the respective dates of the transactions.

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3. CURRENT AND FUTURE ACCOUNTING CHANGES

Current accounting changes

The Corporation early adopted amendments to IAS 7, which are effective for annual periods beginning on or after 1 January 2017 and adopted amendments to IAS 1, which are effective for annual periods beginning on or after 1 January 2016. There were no other new or amended standards adopted by the Corporation during the year ended 31 December 2016 that had a material impact on our consolidated financial statements.

Amendments to IAS 7 Statement of Cash Flows

The amendments introduce additional disclosure requirements for liabilities arising from financing activities and for financial assets which cash flows were, or future cash flows will be, included in cash flows from financing activities. The amendments require entities to disclose both changes arising from cash flows and non-cash changes. The amendments have been reflected in Note 14 – Borrowings.

Amendments to IAS 1 Presentation of Financial Statements

The amendments encourage companies to apply professional judgment in determining what information to disclose in their financial statements and do not affect recognition and measurement. These amendments did not have a material impact on our consolidated financial statements.

Future accounting changes

The following new standards and amendments to existing standards issued by the IASB have been assessed as having a possible impact on the Corporation in the future. We are currently assessing the impact on our consolidated financial statements.

IFRS 9 Financial Instruments – effective date of 1 January 2018

IFRS 9 replaces IAS 39 and introduces a principle-based approach to classification and measurement of financial assets based on an entity’s business model for managing the financial assets and the contractual cash flow characteristics of those assets. Financial liability classification and measurement requirements of IAS 39 are carried forward to IFRS 9 with the exception of changes in fair value of financial liabilities designated at FVTPL. Changes in fair value of such liabilities due to an entity’s own credit risk are recognized in OCI unless doing so would create an accounting mismatch, in which case, the entire fair value change is presented in profit or loss.

IFRS 9 introduces a new impairment model to replace the existing IAS 39 impairment requirements in order to provide more useful information about an entity’s expected credit losses on financial instruments.

IFRS 9 incorporates new hedge accounting requirements which better aligns an entity’s accounting treatment with risk management activities and improves disclosure requirements. Accounting for macro hedging activities is not included in the new model and will be addressed at a later date.

We have not yet determined the full impact of this new standard on our consolidated financial statements.

IFRS 15 Revenue from Contracts with Customers – effective date of 1 January 2018

IFRS 15 Revenue from Contracts with Customers replaces IAS 18 Revenue, IAS 11 Construction Contracts and related Interpretations. This standard sets out the requirements for recognizing revenue that apply to all contracts with customers (except for contracts that are within the scope of the standards on leases, insurance contracts and financial instruments).

IFRS 15 establishes a comprehensive five step framework for determining when and how much revenue to recognize. The core principle of the framework is that an entity should recognize revenue when a performance obligation is satisfied to transfer the promised goods or services to the customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This performance obligation may be satisfied at a point in time or over time.

We have not yet determined the full impact of this new standard on our consolidated financial statements.

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IFRS 16 Leases – effective date of 1 January 2019

IFRS 16 Leases replaces IAS 17 Leases and related interpretations, and provides greater transparency about leverage, the assets an entity uses in its operations, and the risks to which it is exposed from entering into lease transactions.

Under IFRS 16, the core principle is that a lessee recognizes assets and liabilities for the rights and obligations created by all leases where the term of the lease is greater than 12 months, unless the underlying asset is of low value. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. Depreciation of the leased assets is recognized separately from interest on lease liabilities in the statements of income. The accounting requirements for lessors are substantially unchanged.

We have not yet determined the full impact of this new standard on our consolidated financial statements.

4. CRITICAL JUDGMENTS IN APPLYING ACCOUNTING POLICIES AND MAKING ESTIMATES

Judgments in applying accounting policies

In the process of applying the accounting policies, Management has made the following judgments, which have the most significant effect on the amounts recognized in our consolidated financial statements.

Consolidation

Significant judgments are applied in the assessment of whether the substance of the relationship between CMHC and CHT indicates that CMHC controls CHT. CMHC guarantees the timely payment of principal and interest on the CMB, and chooses when to provide that guarantee. CHT cannot undertake new business (e.g. issue new bonds) without the benefit of a guarantee, and its only available guarantor at present is CMHC. Within that context, CMHC has direct influence on the activities of CHT and can use this influence to manage its exposure to CHT.

Derecognition

In assessing whether transfers of NHA MBS from Issuers to CHT under the CMB program qualify for derecognition, significant judgment is applied in determining whether substantially all the risks and rewards of ownership of the NHA MBS have been transferred. We have determined that the sellers of NHA MBS to CHT failed to meet the derecognition criteria as they retain the risk and rewards of the NHA MBS through swap agreements. As a result, we do not recognize the underlying NHA MBS in the consolidated balance sheets but rather account for the transfer as a loan.

Use of estimates and assumptions

The preparation of our consolidated financial statements requires Management to make estimates and assumptions that affect the reported amount of revenues, expenses, assets and liabilities, and the accompanying disclosures. The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below. We based our assumptions and estimates on information available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Corporation. Such changes are reflected in the assumptions when they occur.

Provision for claims

The provision for claims represents an estimate for expected claims and the related settlement expenses, net of the related expected property sale proceeds, for defaults from the mortgage insurance business that have occurred on or before the consolidated balance sheet date. This provision includes claims that are IBNR, claims that are incurred but not enough reported (IBNER), and the cost of claims in process (CIP). The provision for claims also includes a provision amount relating to insurance on loans made under various social housing programs as well as loans financed by ILM under the Federal Co-operative Housing Program.

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The estimate for claims that are IBNR are made using historical losses and defaults adjusted to consider prevailing legal, economic, and regulatory trends. The losses on CIP are estimated by multiplying the insured loan amount by the calculated average loss level. The provision for IBNER is estimated from the payment pattern of the supplementary amounts on open claims.

In accordance with accepted actuarial practice, the provision includes an explicit provision for adverse deviation and takes into consideration the time value of money.

The provision for claims at 31 December is determined by the Appointed Actuary. The main actuarial assumptions are long-term assumptions for probability of default, loss given default and timing of the related cash flows, which are adjusted for the short-term impact of current economic conditions. Historical experience, grouped by product and age of loans, adjusted for related changes to our insurance products and processes is used throughout the Actuarial Valuation.

In addition to the risk of underestimating or overestimating the total amount of claim liabilities, there is a risk that the timing of future liability payments or return on investments will differ materially from the assumptions underlying the valuation of insurance policy liabilities.

The provision for SH and ILM loans is determined using the current outstanding balances of loans in force and estimated loss factors that are based on the loans current standing and characteristics and reflects the estimated future costs of settling all the liabilities.

For further details on the provision for claims see Note 7.

Unearned premiums

Mortgage loan insurance premiums are due at the inception of the mortgage being insured at which time they are deferred and recognized as revenue over the period covered by the related insurance contracts using factors determined annually by the Appointed Actuary. The premium earnings factors are based on claim occurrence patterns under the assumption that premiums would be earned and hence recognized into revenue at the same rate as claims are incurred. Distinct earning patterns are applied to product types that exhibit substantially different claim occurrence patterns. Claim occurrence patterns are based on long-term historical claim data sorted by age of loans.

The earning patterns are linked to claim occurrence patterns, which prior to the fourth quarter of 2016, were obtained by subtracting the reporting delay from the reporting patterns. Due to changes in our claim processing, which are aimed at reducing reporting delays, we now derive the occurrence patterns directly based on incurred claim development.

This change in estimate decreases earned premiums by approximately 4.4% in 2016 and increases unearned premiums at 31 December 2016 by 1.3%, as the new curve decelerates earnings when compared to the previous curve.

For further details on unearned premiums and earning patterns see Note 7.

Fair value measurement of financial instruments

When fair value of financial assets and financial liabilities recorded in the consolidated balance sheets cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques such as discounted cash flow, spread differential or other valuation models. These models include a degree of judgment in consideration of inputs such as yield curves, market spreads and risk premiums with reference to financial instruments that have similar yields, market risk and maturity characteristics. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments.

For further details on fair value of financial instruments see Note 11.

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Valuation of pension benefit obligation

The cost of defined benefit pension plan and the present value of the pension obligation are determined using actuarial valuations. The actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, rate of compensation increase, mortality rates and inflation. Due to the complexities involved in the valuation and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

The assumption most sensitive to change is the discount rate. In determining the appropriate discount rate, Management considers the interest rates of corporate bonds in currencies consistent with the currencies of the post-employment benefit obligation with at least an ‘AA’ rating or above, and extrapolated as needed along the yield curve to correspond with the expected term of the defined benefit obligation. The mortality rate is based on publicly available Public Sector mortality tables for Canada.

For further details on the defined benefit pension obligation see Note 23.

5. SEGMENTED INFORMATION

CMHC’s operating segments include the Assisted Housing Activity, the Mortgage Loan Insurance Activity, the Securitization Activity and the activities of CHT. These operating segments are supported by the Market Analysis and Research and People and Processes Activities. As described in Note 1, we have determined our reportable segments as Assisted Housing, Mortgage Loan Insurance and Securitization.

Our Chief Operating Decision Maker (CODM) is the Corporation’s Executive Committee. Our CODM monitors the operating results of the activities separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on financial and non financial metrics that are tied to the objectives of each Activity and may differ by Activity.

The Assisted Housing Activity includes Housing and Lending programs which share many similarities and satisfy the same objective of supporting access to affordable housing for Canadians in need. Our CODM allocates resources and assess performance of the Housing and Lending programs as one. Housing programs investments are administered by provinces and territories under Social Housing Agreements (SHA), while Lending program loans are made to federally-subsidized social housing sponsors, First Nations, provinces, territories and municipalities. Assisted Housing revenues are earned from interest income on loans and also include parliamentary appropriations.

The Mortgage Loan Insurance Activity provides mortgage loan insurance for transactional homeowner, portfolio and multi-unit residential loans in all parts of Canada. We operate these programs on a commercial basis with due regard for loss without the need for funding from the Government. Mortgage loan insurance revenues are earned from premiums, fees and investment income.

The Securitization Activity provides timely payment guarantee of interest and principal of securities issued on the basis of eligible housing loans and on CMB. The guarantees are provided on a commercial basis.

CHT’s functions include the acquisition of interests in eligible housing loans such as NHA MBS, the issuance of CMB, as well as the purchase of highly rated investments and certain related financial hedging activities.

For the purposes of our segmented reporting, our Securitization Activity and CHT, a separate entity, are aggregated in the Securitization reportable segment. Securitization revenues are earned from guarantee and application fees, investment income and interest income on loans.

Market Analysis and Research and People and Processes are not separate segments but their costs are allocated to our operating segments. Market Analysis and Research activities are cost recovered and presented within the financial results of the Assisted Housing and Mortgage Loan Insurance segments. People and Processes activities expenses are presented within the financial results of the Assisted Housing, Mortgage Loan Insurance and Securitization segments.

For all segments, revenues are attributed to, and assets are located in Canada.

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Aggregation of the Securitization Activity and CHT

The Securitization Activity and CHT both support our objective of ensuring adequate supply of funds for mortgage lending through mortgage securitization. Through the CMB program in its entirety (including the guarantee by Securitization), we contribute to the stability of the financial system by allowing lenders to access funds for residential mortgage lending.

Both segments’ business is generated by market demand for CMHC’s timely payment guarantee for mortgage funding through NHA MBS and through CMB issued by CHT. Revenue for the reportable segment is generated through timely payment guarantees, application fees and interest income.

There are many similarities in the nature of the production processes, customers and methods of distribution. CMB are available to both institutional investors and retail investors and can be bought through investment dealers, banks, trust companies, and other types of financial institutions. The guarantee takes effect at issuance.

	Assisted Housing Activity		Mortgage Loan Insurance Activity		Securitization Activity		Eliminations		Total

(in millions)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Interest income	435	498	-	-	4,167	4,407	(4)	(3)	4,598	4,902
Interest expense	422	489	-	-	4,158	4,399	(114)	(82)	4,466	4,806
Net interest income	13	9	-	-	9	8	110	79	132	96
Non-interest revenues and parliamentary appropriations
Parliamentary appropriations for housing programs	2,153	2,049	-	-	-	-	-	-	2,153	2,049
Premiums and fees earned	-	-	1,505	1,592	284	268	-	-	1,789	1,860
Investment income (losses)	-	-	594	568	43	39	(73)	(54)	564	553
Net gains (losses) on financial instruments	(56)	10	60	12	2	5	(57)	(47)	(51)	(20)
Other income	34	26	(2)	3	74	69	-	-	106	98
TOTAL REVENUES AND PARLIAMENTARY APPROPRIATIONS	2,144	2,094	2,157	2,175	412	389	(20)	(22)	4,693	4,636
NON-INTEREST EXPENSES
Housing programs	2,153	2,049	-	-	-	-	-	-	2,153	2,049
Insurance claims	-	-	334	290	-	-	-	-	334	290
Operating expenses	17	18	256	212	114	103	-	-	387	333
	2,170	2,067	590	502	114	103	-	-	2,874	2,672
INCOME (LOSS) BEFORE INCOME TAXES	(26)	27	1,567	1,673	298	286	(20)	(22)	1,819	1,964
Income taxes	(12)	2	384	409	74	71	(5)	(6)	441	476
NET INCOME (LOSS)	(14)	25	1,183	1,264	224	215	(15)	(16)	1,378	1,488
Total revenues and parliamentary appropriations	2,144	2,094	2,157	2,175	412	389	(20)	(22)	4,693	4,636
Inter-segment revenues[1]	(5)	(1)	(129)	(103)	114	82	20	22	-	-
External revenues and parliamentary appropriations	2,139	2,093	2,028	2,072	526	471	-	-	4,693	4,636

[1]	Inter-segment revenues relate to the following:

◾ The Mortgage Loan Insurance Activity recognizes revenues from investing in holdings of CMB, and recognizes revenues from investing in holdings of Capital Market Borrowings; and
◾ The Assisted Housing Activity recognizes revenues from investing in holdings of CMB.

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	Assisted Housing Activity		Mortgage Loan Insurance Activity		Securitization Activity		Eliminations[1]		Total

(in millions)	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
ASSETS
Cash and cash equivalents	1,101	1,184	704	834	190	2	-	-	1,995	2,020
Securities purchased under resale agreements	17	35	-	-	-	-	-	-	17	35
Investment securities:
Designated at fair value through profit or loss	1,499	1,255	73	90	1	1	(400)	(199)	1,173	1,147
Available for sale	-	-	24,523	23,019	2,937	2,680	(4,234)	(3,531)	23,226	22,168
Loans:
Designated at fair value through profit or loss	4,021	4,955	-	-	-	-	(1)	-	4,020	4,955
Loans and receivables	3,995	4,091	-	-	223,315	215,622	-	-	227,310	219,713
Accrued interest receivable	162	188	149	143	407	374	(13)	(11)	705	694
Derivatives	86	117	-	-	-	-	-	-	86	117
Due from the Government of Canada	59	161	-	-	-	-	-	-	59	161
Accounts receivable and other assets	63	40	518	736	92	63	1	-	674	839
Investment property	169	156	98	102	-	-	-	-	267	258
	11,172	12,182	26,065	24,924	226,942	218,742	(4,647)	(3,741)	259,532	252,107
LIABILITIES
Securities sold under repurchase agreements	-	-	704	697	-	-	-	-	704	697
Borrowings:
Designated at fair value through profit or loss	5,908	7,091	-	-	-	-	(3)	(13)	5,905	7,078
Other financial liabilities	4,327	4,194	-	-	223,315	215,622	(4,486)	(3,542)	223,156	216,274
Accrued interest payable	154	106	-	-	399	366	(11)	(11)	542	461
Derivatives	32	31	-	-	-	-	-	-	32	31
Accounts payable and other liabilities	391	364	113	96	44	27	-	-	548	487
Defined benefit plans liability	158	179	226	263	-	3	-	-	384	445
Provision for claims	-	-	654	708	-	-	-	-	654	708
Unearned premiums and fees	-	-	5,472	5,432	1,092	797	-	-	6,564	6,229
Deferred income tax liabilities	6	15	80	69	6	20	(39)	(46)	53	58
	10,976	11,980	7,249	7,265	224,856	216,835	(4,539)	(3,612)	238,542	232,468
EQUITY OF CANADA	196	202	18,816	17,659	2,086	1,907	(108)	(129)	20,990	19,639
	11,172	12,182	26,065	24,924	226,942	218,742	(4,647)	(3,741)	259,532	252,107

[1]	The balance sheet eliminations remove inter-segment holdings of CMB and Capital Market Borrowings, as well as inter-segment receivables/payables.

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6. PARLIAMENTARY APPROPRIATIONS AND HOUSING PROGRAMS EXPENSES

Parliamentary appropriations were used to fund the following housing programs expenses, including operating expenses incurred to support these programs.

(in millions)	2016	2015

Funding under long-term commitments for existing social housing	1,712	1,650

Funding for new commitments of affordable housing	359	348

Housing support	26	10

Market analysis information	24	22

Housing policy, research and information transfer	32	19
Total	2,153	2,049

Of the total amount expensed on Housing programs, $878 million (2015 – $913 million) was provided for programs transferred to provinces/territories under SHA. Under the SHA, the province/territory assumes our financial and other obligations with respect to these programs in exchange for pre-determined annual funding. The accountability framework requires the province/territory to provide an audited Annual Statement of Funding and Expenditures and an Annual Program Performance Report. This funding may become repayable by the provinces/territories if the amounts are not used in accordance with the terms and conditions of the SHA.

Housing programs expenses also include related party transactions between the Government and us for the reimbursement of:

◾	Our operating expenses incurred to support and administer the Housing programs, not exceeding the maximum parliamentary appropriations voted by Parliament;

◾	Interest rate losses resulting from certain loans made that contain interest rate clauses that are lower than the associated interest cost on the related borrowings;

◾	Operating losses on certain investments in housing programs and real estate properties; and

◾	Default losses on certain loans as well as net disposal losses on certain investments in housing programs and real estate properties.

The following table summarizes the nature of these expenses reimbursed by the Government.

(in millions)	2016	2015
Operating expenses	146	112

Interest rate losses	79	31

Operating losses	-	1

Default and disposal losses	2	2
Total	227	146

The total reimbursements for interest losses includes $54 million (2015 – $9 million), towards our losses incurred as a result of the prepayment and repricing activity on loans.

The following table presents the change in the due from the Government of Canada account. The outstanding balance as at 31 December 2016 is mainly composed of Housing programs expenses incurred but not yet reimbursed.

(in millions)	2016	2015
Balance at beginning of year	161	285

Total appropriations recognized in revenues during the year	2,153	2,049

Total appropriations received during the year	(2,254)	(2,171)

Third party reimbursements in excess of remittance to Government of Canada	(1)	(2)
Balance at end of year	59	161

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7. MORTGAGE LOAN INSURANCE

Mortgage Loan Insurance risk management

We assume the risk of loss from borrower default through mortgage insurance contracts entered into with Approved Lenders, exposing us to the uncertainty surrounding the timing, frequency and severity of claims. Insurance risk management policies are in place to identify, mitigate, report and monitor this risk to ensure activities are managed within our risk appetite, tolerances and risk limits to successfully deliver on our mandate and meet our strategic directions.

We manage our exposure to insurance risk of loss through prudent product design, pricing, insurance underwriting policies, claims payment and default management, reserving, fraud and misrepresentation risk management, market diversification and borrower review and monitoring for the multi-unit portfolio and homeowner portfolios.

Product Design

The development of mortgage loan insurance products takes into account changing client needs, new legislation and regulations, the evolving economic environment and our mandate to serve Canadians across the country, particularly in those market segments not served or less well-served by the private sector. Product design is based on prudent underwriting practices combined with our goal to ensure that creditworthy borrowers have access to mortgage loan insurance products that meet their needs.

Pricing

Premiums are set based on projections of claim frequency, claim severity, return on investment, operating expenses, taxes and capital targets profitability considerations and market demand. In addition, pricing decisions also take into account other considerations related to competition, strategic direction and CMHC’s public mandate. Pricing risk refers to the potential that these projections and considerations may substantively and persistently differ from actual developments and values in the long term, that could have significant implications for CMHC’s risk of loss, profitability and achievement of mandate.

At least annually, we conduct a pricing review of our products to: i) ensure they support Canadians in meeting their housing needs for a wide range of housing types and tenures; ii) support the profitability and long-term viability of the Mortgage Loan Insurance activities; iii) foster competition; iv) support financial stability; and v) be in line with our appetite and tolerances.

Insurance underwriting policies

Risks related to underwriting could arise from: i) the lender; ii) the borrower; iii) the property; and/or iv) the market. As a result, we have developed prudent and disciplined underwriting policies and guidelines which set the contractual framework and general obligations with respect to underwriting, provides Approved Lenders with underwriting criteria for mortgage loan insurance and also includes policies to obtain the Approved Lender Designation.

In addition, for transactional homeowner products, risks related to insurance for different types of residential properties are assessed using our mortgage loan insurance risk assessment methodology and a rigorous underwriting and post approval due diligence process.

In the case of multi-unit underwriting, due to different risk characteristics, applications undergo additional individual in depth assessments to evaluate borrower, property, market and loan characteristics by our underwriters.

Claims payment and default management

Our Claims Payment Centre supports Approved Lenders in managing default related to homeowner and small rental loans to reduce risk of default on payment.

Regional centres work with Approved Lenders for multi-unit residential rental, licensed care or retirement properties in resolving default situations, evaluating workout alternatives and other matters. We consider workouts through effective management of projects in difficulty by following established frameworks.

We actively pursue recoveries which are amounts expected to be recovered from borrowers in order to mitigate our potential loss.

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Reserving

Reserving risk refers to the risk that insurance liabilities differ significantly from the actual claim payments. We estimate insurance policy liabilities to cover future losses and payments on claims arising from our insurance activity. These policy liabilities are established based on projections of claim frequency, severity and timing, within the context of the economic environment and recent performance indicators such as arrears rates.

Fraud and misrepresentation risk management

Fraud risk management comprises all activities aiming to detect and prevent fraud or misrepresentation and mitigating losses due to fraud or misrepresentation. We mitigate fraud using models to identify mortgage loan applications that have a high probability of containing misrepresentation and taking the appropriate measures upon identification. We maintain specialized underwriting staff to review these claims and, if appropriate, require enhanced due diligence by the lender.

Market diversification

Concentration risk may arise from insurance contracts issued in a particular geographical area where local economic conditions are significantly different from the national average that could expose the Corporation to a greater risk of loss. The relative impact of the outcome is mitigated as a result of the distribution of business across different geographic areas. We monitor the conditions of the housing market and economy in each region of Canada against pre-determined risk tolerances.

The table below sets out the concentration of loan amount insured during the period:

	2016				2015

(in percentages)	Transactional homeowner	Portfolio	Multi-unit residential	Overall	Transactional homeowner	Portfolio	Multi-unit residential	Overall
Atlantic	5.2	2.5	7.8	4.6	5.1	1.7	5.4	4.5

Quebec	23.1	16.7	27.9	21.5	20.4	14.8	28.0	20.6

Ontario	32.8	46.3	38.7	38.0	33.2	42.4	36.9	35.3

Prairies and territories	26.4	14.3	12.8	20.7	28.9	17.1	16.4	25.3

British Columbia	12.5	20.2	12.8	15.2	12.4	24.0	13.3	14.3
Canada	100	100	100	100	100	100	100	100

Monitoring

A comprehensive monitoring and quality assurance framework also enables CMHC’s ongoing rigorous review of business trends, performance and lender compliance in order to make timely adjustments to underwriting and other risk management criteria and processes as needed.

Insurance-in-force

At 31 December 2016, insurance-in-force, which represents the maximum potential total risk exposure of the Mortgage Loan Insurance Activity, totaled $512 billion (2015 – $526 billion). This amount includes $608 million (2015 – $788 million) in outstanding loan balances from the Lending programs included in the Assisted Housing Activity (refer to Note 13).

Under Section 11 of the NHA, the total of outstanding insured amounts of all insured loans may not exceed $600 billion (2015 – $600 billion).

The following table presents the percentage distribution of insurance-in-force by region:

	2016				2015

(in percentages)	Transactional homeowner	Portfolio	Multi-unit residential	Overall	Transactional homeowner	Portfolio	Multi-unit residential	Overall
Atlantic	6.5	3.7	6.0	5.4	6.5	3.7	5.8	5.4

Quebec	20.6	12.9	29.3	18.9	19.9	12.3	30.1	18.2

Ontario	31.9	47.2	35.0	37.8	33.5	47.2	34.9	38.7

Prairies and territories	28.6	18.1	17.4	23.4	27.1	18.0	16.5	22.6

British Columbia	12.4	18.1	12.3	14.5	13.0	18.8	12.7	15.1
Canada	100	100	100	100	100	100	100	100

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Role of the Appointed Actuary

The Appointed Actuary is an external actuary appointed by the Corporation, a Fellow of the Canadian Institute of Actuaries (FCIA), to carry out a valuation of the policy liabilities (provision for claims and unearned premiums) as at 30 September. The factors and techniques used in the valuation are in accordance with Canadian accepted actuarial practice, applicable legislation, and associated regulations. The Appointed Actuary also performs a roll-forward of the provision for claims from the date of the actuarial valuation to 31 December.

Earned and unearned premiums and fees

The following table presents the composition of premiums and fees earned.

(in millions)	2016	2015
Earned premiums	1,482	1,568

Earned application fees[1]	23	24
Total	1,505	1,592

[1]	Includes previously unearned application fees on multi-unit residential loans recognized in the year, as well as low loan-to-value transactional homeowner application fees which are earned as received.

The following table presents the changes in the unearned premiums and fees balance.

(in millions)	2016	2015
Balance at beginning of year	5,432	5,575

Premium deferred on contracts written in the year	1,519	1,421

Premiums earned in the year	(1,482)	(1,568)

Application fees deferred on contracts written in the year	17	17

Application fees earned in the year	(14)	(13)
Balance at end of year	5,472	5,432

Deferred acquisition costs
The following table presents the changes in the DAC balance.

(in millions)	2016	2015
Balance at beginning of year	127	117

Acquisition costs deferred	60	49

Amortization of deferred acquisition costs	(38)	(39)
Balance at end of year	149	127

Provision for claims

The provision for claims includes amounts set aside for IBNR claims, IBNER claims, CIP and SH and ILM.

Provision for claims comprises the following:

	As at

	31 December 2016			31 December 2015

(in millions)	IBNR, IBNER and CIP	SH and ILM	Total	IBNR, IBNER and CIP	SH and ILM	Total
Undiscounted estimated losses	446	154	600	456	186	642

Discounting	(5)	-	(5)	(6)	-	(6)

Discounted provision for adverse deviation	34	25	59	35	37	72
Total provision for claims	475	179	654	485	223	708

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The following table presents the changes in the provision for claims balance.

	2016			2015

(in millions)	IBNR, IBNER and CIP	SH and ILM	Total	IBNR, IBNER and CIP	SH and ILM	Total
Provision for claims, beginning of year	485	223	708	551	227	778

Net claims paid during the year	(377)	(4)	(381)	(353)	(8)	(361)

Provision for claims provided for and losses incurred during the period[1]	372	(40)	332	267	4	271

Adjustments

Claims payment process[2]	(34)	-	(34)	-	-	-

Effect of changes in economic conditions[3]	29	-	29	20	-	20
Provision for claims, end of year	475	179	654	485	223	708

[1]	Included as part of insurance claims on the consolidated statements of income and comprehensive income. Provision for claims provided for and losses may not equal insurance claims expense as certain expenses incurred do not impact the provision for claims.

[2]	New claim payment process represents a shorter duration of the settlement between CMHC and the lenders from the first default on payment until full settlement of the claim which reduces our carrying costs until the claim is settled.

[3]	The economic conditions include the effect of changes in the unemployment rate, rate of house price inflation, consumer price index and mortgage rates assumptions.

Methodology and significant factors

The key method we use for estimating insurance policy liabilities is the actuarial present value basis. There is a limitation to the accuracy of policy liability estimates as provided in the valuation report prepared by the Appointed Actuary. There is inherent uncertainty in any estimate of ultimate liabilities including for premium deficiency, IBNR, IBNER, CIP and SH and ILM because the ultimate liability for claims is subject to the outcome of events yet to occur.

Provisions are reviewed and evaluated at each reporting period in light of emerging claim experience and changing circumstances. The resulting changes in the estimated provision for claims are recorded in insurance claims expense in the year in which they are determined. Estimates of the timing of net cash outflows resulting from our recognized insurance liabilities are provided in Note 28. The provision for SH and ILM programs are estimated to settle after 12 months. As the SH and ILM programs are unique it is difficult to provide a more precise maturity profile beyond 12 months.

Earning patterns are determined by product type and by amortization period. Approximately 75% of the premiums written are recognized as premiums earned within the first five years of the insurance contract.

The following factors affect the key actuarial assumptions used in the determination of the provision for claims:

◾	Claim frequency – claim frequency, or probability of default is dependent on the loan-to-value, the underwriting year and other characteristics of the loans insured. It reflects historical and current trends and arrears reporting;

◾	Claim severity – claim severity, or average loss on claims, is dependent on the dollar value of claims, losses on sales of real estate properties, administrative expenses, payment delays and sale delays. These factors are generally based on historical experience; and

◾	Economic conditions – recent past and projected economic factors, such as unemployment rates, house price inflation and consumer price index, affect the forecast of future claim levels.

Sensitivity analysis

The following table presents the sensitivity in the significant assumptions that have the greatest effect on the measurement of the insurance contract liabilities. The percentage change in variables is applied to a range of existing actuarial modeling assumptions to derive the possible impact on income before income taxes and equity of Canada for reasonably possible movements in key loss assumptions with all other assumptions held constant. In practice, this is unlikely to occur and changes in some of the assumptions might be correlated which might magnify or counteract the sensitivities. The relationship of a change in assumption to the change in value may not be linear. The methodology for sensitivity testing has not changed significantly from the prior year.

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(in millions, unless otherwise indicated)			Impact on income before income taxes		Impact on equity of Canada
	Change indicator	Change in assumptions	2016	2015	2016	2015
Loss sensitivity factors
Claim frequency	Relative	+10%	(38)	(41)	(29)	(31)

	Relative	-10%	35	37	26	28
Claim severity	Relative	+10%	(41)	(43)	(31)	(32)

	Relative	-10%	37	39	28	29
Economic sensitivity factor
Unemployment rate	Absolute	+100 bps	(48)	(17)	(36)	(13)

Rate of house price inflation	Absolute	-100 bps	(65)	(50)	(49)	(38)

Mortgage rates	Absolute	+100 bps	(43)	(49)	(32)	(37)

Claims development

Incurred but not reported, incurred but not enough reported and claims in process

The following table shows the development of the expected losses on IBNR, IBNER and CIP claims and their related expenses over a period of time and the estimated ultimate cost of claims for 2009 through 2016 to present the earliest material claim that has arisen and for which there is still uncertainty about the amount and timing of claim payments. The information is presented on a default year basis where claims are related to the period in which the insured event occurred and not the period in which the policy was underwritten.

(in millions, unless otherwise indicated)	2009	2010	2011	2012	2013	2014	2015	2016	Total
Expected losses on claims in the default year	749	598	552	523	387	345	303	307

One year later	706	573	512	427	368	327	328

Two years later	730	574	490	430	369	353

Three years later	741	584	491	437	374

Four years later	755	591	494	439

Five years later	737	596	495

Six years later	733	595

Seven years later	753
Current estimate of cumulative claims	753	595	495	439	374	353	328	307	3,644
Claim paid in the default year	59	44	38	31	22	18	16	23

One year later	402	314	268	223	191	174	179

Two years later	204	167	134	132	119	123

Three years later	48	42	39	39	29

Four years later	11	20	12	12

Five years later	10	8	3

Six years later	(5)	(1)

Seven years later	21
Cumulative payments to date	750	594	494	437	361	315	195	23	3,169
Provision for claims	3	1	1	2	13	38	133	284	475
Current estimate of surplus (deficit)	(4)	3	57	84	13	(8)	(25)	-
Surplus of initial expected loss on claims	(1)%	1%	10%	16%	3%	(2)%	(8)%	-

Social housing and index-linked mortgage claims

As explained in Note 2, the SH and ILM programs are unique and as such, the claims development differs from that of the IBNR, IBNER and CIP. For the SH and ILM programs, the expected losses that are provided for can occur on or before the balance sheet date and in the future; therefore information cannot be presented on a default year basis where claims are related to a retrospective period in which the incident of default occurred.

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Insurance policy liability adequacy

Our Appointed Actuary performs a liability adequacy test on the premium liabilities and claim liabilities. Premium liabilities represent a provision for future claims and expenses which are expected to arise from the unearned portion of the policies in-force. Thus, this provision is for claims that have not yet occurred and, therefore, covers the period from the date of the valuation to the date of default (the assumed claim occurrence date).

The liability adequacy tests for the Corporation for the years ended 31 December 2016 and 2015 have identified that no provision for premium deficiency is required at these reporting dates.

8. SECURITIZATION

We guarantee the timely payment of principal and interest of CMB issued by CHT under the CMB program and NHA MBS issued by Approved Issuers on the basis of housing loans under the NHA MBS program in the event that an issuer is unable to satisfy its obligations under these programs. In that circumstance, we will mitigate our loss by realizing on the collateral securing the obligations under each of the programs.

At the balance sheet date, the Corporation has not received a claim on its timely payment guarantee. As such, no provision in addition to the remaining unearned premium is required.

The following table presents the changes in the unearned timely payment guarantee fees balance.

	2016			2015

(in millions)	NHA MBS	CMB	Total	NHA MBS	CMB	Total
Balance at beginning of year	420	377	797	286	306	592

Timely payment guarantee fees received in the year[1]	409	170	579	315	158	473

Timely payment guarantee fees earned in the year[1]	(181)	(103)	(284)	(181)	(87)	(268)
Balance at end of year	648	444	1,092	420	377	797

[1]	Includes application and compensatory fees received and earned of $35 million (2015 – $33 million).

Guarantees-in-force

The following table presents the total guarantees-in-force by program. Total guarantees-in-force represents the maximum principal obligation related to this timely payment guarantee1.

(in billions)	2016	2015
NHA MBS	229	216

CMB[2]	223	215
Total	452	431

[1]	Exposure excludes the realizable value of the related assets securing the NHA MBS and CMB guaranteed.

[2]	Includes $4.6 billion (2015 – $3.7 billion) in investments which are eliminated in the consolidated balance sheets.

The following table presents the maturity profile of the guarantees-in-force based on principal amount outstanding as at 31 December 2016.

(in millions)	NHA MBS guarantees	CMB guarantees	Total guaranteed
2017	18,962	29,636	48,598

2018	36,862	38,650	75,512

2019	45,095	30,750	75,845

2020	65,146	40,005	105,151

2021	60,252	37,750	98,002

2022 and thereafter	2,717	46,000	48,717
Total	229,034	222,791	451,825

Under Section 15 of the NHA, the aggregate outstanding amount of principal guarantees may not exceed $600 billion (2015 – $600 billion). We do not expect future cash flows from these guarantees-in-force.

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9. STRUCTURED ENTITIES

Consolidated structured entities

Canada Housing Trust

CHT was established in 2001 as a special-purpose trust, separate from CMHC. While we control the activities of CHT, its assets and liabilities are neither owned by nor held for our benefit. CHT’s functions are limited to the acquisition of interests in eligible housing loans such as NHA MBS, the issuance of CMB, as well as the purchase of highly rated investments and certain related financial hedging activities. The beneficiaries of the Trust, after payment of all obligations, are one or more charitable organizations. Financial information for CHT is presented in the following tables.

Condensed Balance Sheets

(in millions)	2016	2015
Loans – loans and receivables	223,315	215,622

Other assets	400	368
Total assets	223,715	215,990
Borrowings – other financial liabilities	223,315	215,622

Other liabilities	400	368
Total liabilities	223,715	215,990
Total equity of Canada	-	-
Condensed Statements of Income

(in millions)	2016	2015
Interest income – loans	4,167	4,394

Interest expense	4,158	4,386
Net interest income	9	8

Other income	243	224
Total revenues	252	232

Operating expenses	252	232
Total expenses	252	232
Net income	-	-

10. CAPITAL MANAGEMENT

For capital management purposes and as provided for in the CMHC Act and the NHA, we consider our capital available to be equal to the total equity of Canada less assets with a capital requirement of 100%.

Our primary objective with respect to capital management is to ensure that our commercial operations have adequate capital to deliver their mandate while remaining financially self-sustaining and also to follow prudent business practices and guidelines existing in the private sector as appropriate. We have no externally imposed minimal capital requirements.

We perform an Own Risk & Solvency Assessment (ORSA) which is an integrated process that evaluates capital adequacy on both a regulatory and economic capital basis and is used to establish capital targets taking into consideration our strategy and risk appetite. Our ‘Own View’ of capital needs is determined by identifying our risks and evaluating whether or not an explicit amount of capital is necessary to absorb losses from each risk. With the above we have also met the requirements of the CMHC Act and the NHA.

There have been no changes to our internal guidelines in what is considered to be capital or the objectives of managing capital during the year, except as noted below for our Securitization Activity.

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The components of consolidated capital available are presented below.

(in millions)	2016	2015
Contributed capital	25	25

Accumulated other comprehensive income	761	807

Appropriated retained earnings	11,956	11,151

Retained earnings other[1]	8,248	7,656
Total equity of Canada[2]	20,990	19,639

Less: Assets with a capital requirement of 100%	(200)	(264)
Total capital available	20,790	19,375

[1]	Retained earnings other represents retained earnings not needed to support our capitalization framework for the Mortgage Loan Insurance and Securitization Activities.

[2]	The AOCI and retained earnings other components of total equity of Canada include the impact of eliminations.

Mortgage Loan Insurance capital

The appropriated capital of the Mortgage Loan Insurance Activity is based on our Board approved Capital Management Policy which follows guidelines developed by OSFI. OSFI’s minimum regulatory capital requirement is 100% of its Minimum Capital Test (MCT). The test is to ensure that capital available is, at minimum, 100% of the capital required.

We set an internal capital target above the minimum capital required. The internal capital target is set at a level that covers all material risks of the Mortgage Loan Insurance Activity. The internal capital target is calibrated using specified confidence intervals and is designed to provide Management with an early indication of the need to resolve financial problems. The internal capital target has been set at 205% (205% in 2015) of the minimum capital required.

Under our Capital Management Policy, we operate at available capital levels above the internal capital target on all but unusual and infrequent occasions. Accordingly, we have established a holding capital target in excess of our internal capital target. The holding capital target is calibrated using confidence intervals specified by our Capital Management Policy and is designed to provide Management with adequate time to resolve financial problems before available capital decreases below the internal capital target. The holding capital target has been set at 220% (2015 – 220%) of the minimum capital required.

We appropriate retained earnings and AOCI at the 220% holding capital target.

The following table presents the components of capital available.

(in millions, unless otherwise indicated)	2016	2015
Accumulated other comprehensive income	766	803

Appropriated retained earnings	9,887	10,014
Appropriated capital	10,653	10,817

Unappropriated retained earnings	8,163	6,842
Total mortgage loan insurance capital	18,816	17,659

Less: assets with a capital requirement of 100%	(200)	(264)
Total mortgage loan insurance capital available	18,616	17,395
Internal capital target	205%	205%
Holding capital target	220%	220%
Capital available to minimum capital required (% MCT)	384%	354%

In December 2016, OSFI released its final advisory, Capital Requirements for Federally Regulated Mortgage Insurers (Advisory). This Advisory came into effect on 1 January 2017 and replaced the advisory Interim Capital Requirements for Mortgage Insurance Companies. The Advisory, along with Guideline A – Minimum Capital Test, defines the framework within which the Superintendent will assess whether a mortgage insurer maintains adequate capital. The new approach is more risk sensitive and incorporates new key drivers of risk and loss such as borrower creditworthiness, remaining amortization, and outstanding loan balance. Transition arrangements have been put in place for mortgages insured before 31 December 2016.

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Securitization capital

Capital related to the Securitization Activity is appropriated for the guarantees provided by our NHA MBS and CMB programs. There is no regulatory capital; the appropriated amount of capital is based on our ‘Own View’, as outlined above. In December 2016, the Board of Directors approved our revised assessment of capital adequacy for the Securitization Activity, which led to an increase in the amount of capital appropriated to $2,086 million (2015 – $1,200 million). The increase in appropriated capital is primarily due to expanded catastrophic risk modeling within our assessment of guarantee risk. As at 31 December 2016, the Securitization Activity had capital available of $2,086 million or 100% of the capital required (2015 – $1,907 million or 159%).

We do not have separate capital amounts for CHT because the timely payment guarantee exposure to CMB issued by CHT is covered by the Securitization capital. The amounts held of Securitization capital also recognize the risk mitigation provided by mortgage loan insurers, who are required to hold capital for the underlying mortgage default risk.

The following table presents the components of the capital available.

(in millions, unless otherwise indicated)	2016	2015
Accumulated other comprehensive income	17	63

Appropriated retained earnings	2,069	1,137
Appropriated capital	2,086	1,200

Unappropriated retained earnings	-	707
Total securitization capital	2,086	1,907

Less: assets with a capital requirement of 100%	-	-
Total securitization capital available	2,086	1,907
Capital available to capital required (%)	100%	159%

Assisted Housing capital

Lending programs

We maintain a reserve fund pursuant to Section 29 of the CMHC Act. A portion of the Lending programs’ earnings are retained in this reserve fund as part of our strategy to address interest rate risk exposure on pre-payable loans as well as credit risk exposure on unsecured loans. The reserve fund is subject to a statutory limit of $240 million (2015 – $240 million). Should the statutory limit be exceeded, we would be required to pay the excess to the Government.

Unrealized fair value market fluctuations as well as remeasurements of the net defined benefit plans are absorbed in retained earnings. The Housing programs’ portion of remeasurements is recorded in retained earnings until it is reimbursed by the Government through housing programs appropriations.

The following table presents the components of the capital available.

(in millions)	2016	2015
Reserve fund	96	136

Retained earnings	75	41
Total Lending programs capital available	171	177

Housing programs

We do not hold capital for housing programs as this activity does not present risks to the Corporation that would require capital to be set aside.

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11. FAIR VALUE MEASUREMENTS

Fair value measurement

We measure certain financial instruments and non-financial assets at fair value in the consolidated balance sheets and disclose the fair value of certain other items. Fair value is determined using a consistent measurement framework.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. Fair value measurement of non-financial assets (i.e. non-current assets held for sale and investment property) takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. For financial instruments, accrued interest is separately recorded and disclosed.

Fair value hierarchy

The methods used to measure fair value make maximum use of relevant observable inputs and minimize the use of unobservable inputs. Fair value measurements are classified in a fair value hierarchy as level 1, 2 or 3 according to the observability of the most significant inputs used in making the measurements.

Level 1

Assets and liabilities that are measured based on unadjusted quoted prices in active markets for identical assets or liabilities. An active market is one where transactions are occurring with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2

Assets and liabilities that are measured based on observable inputs other than level 1 prices. Level 2 inputs include prices obtained from third-party pricing services based on independent dealers’ quotes for identical assets or liabilities in markets that are not considered sufficiently active. Level 2 also includes fair values obtained by discounting expected future cash flows, making maximum use of directly or indirectly observable market data such as yield curves and implied forward curves constructed from benchmark interest rates and credit spreads of identical or similar assets or liabilities.

Level 3

Assets and liabilities not quoted in active markets that are measured using valuation techniques. Where possible, inputs to the valuation techniques are based on observable market data, such as yield curves and implied forward curves constructed from benchmark interest rates and credit spreads of similar assets or liabilities. Where observable inputs are not available, unobservable inputs are used. For level 3 assets and liabilities, unobservable inputs are significant to the overall measurement of fair value.

We have processes and controls in place to ensure fair value is appropriately measured. The valuation of financial instruments is performed by the Operations Support Division (OSD) of the Capital Markets sector. OSD has developed models and methodologies to determine fair value of financial instruments not quoted in active markets which are reviewed and monitored on an ongoing basis. All valuations are subject to independent price verification (IPV) managed by the sector of the Chief Risk Officer. IPV is a process where valuations are independently verified against external market prices and other relevant market data on an ongoing basis.

Generally, the unit of account for a financial instrument is the individual instrument, and valuation adjustments are applied at an individual instrument level, consistent with that unit of account.

For investment property, fair value is determined by independent external property appraisers who hold recognized and relevant professional qualifications and have recent relevant experience and our internal appraisers on a rotating basis.

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Methods and assumptions

We measure fair value using the following methods and assumptions:

Investment securities

Equity securities are valued using closing bid price quotes from active markets.

Fixed income securities are valued primarily by indicative quotes obtained from multi-dealer consensus pricing services. Where observable quotes are not available, securities are valued using spread differentials of similar actively traded securities or discounted cash flow techniques using observable discount rate curves for instruments having similar characteristics. Future cash flows of certain floating rate bonds are estimated based on observable implied forward rate curves.

The fair value of the variable rate asset-backed securities received in the restructuring of the Canadian asset-backed commercial paper market is determined by discounting expected future cash flows using observable market discount rates and an unobservable risk premium which takes into account the lack of market liquidity and inherent risk of the securities.

For our private limited partnership equity investment, fair value is measured as our share of the partnership’s net asset value. In measuring net asset value, the fair value of the partnership’s real estate assets is determined at least annually by independent appraisers using the income approach or the market approach, and the fair value of its long-term debt is measured by discounting expected future cash flows.

Loans

Loans are valued by discounting future cash flows using discount rate curves that reflect the collection guarantees provided by provincial, territorial or federal levels of government. Inputs into the discount model are the Government yield curve and spreads derived from assets with comparable financial risks.

Derivatives

Derivatives consist of over-the-counter interest rate swaps that are valued by discounting estimated future cash flows using observable discount rate curves. Future cash flows for floating rate legs are estimated based on observable implied forward rate curves. An adjustment is made to reflect the credit risk that either counterparty may not be able to fulfil its obligations. Inputs to this adjustment include market-implied default rates and estimated recovery rates, and the adjustment takes into account master netting and collateral arrangements in place.

Investment property

The fair value of investment property is determined using either the income approach or the market approach, incorporating the highest and best use of the property. Of the total fair value of investment properties, 9% (2015 – 12.3%) was based on valuations performed by independent valuators and 91% (2015 – 87.7%) was based on internal valuations.

The income approach is primarily applied in determining the fair value of rent-producing properties. Under the income approach, fair value is based upon the present value of expected future cash flows of each property using an unobservable discount rate reflective of the characteristics of the property. Future cash flows are estimated using unobservable assumptions about future rental values and vacancy rates.

The market approach is primarily applied in determining the fair value of vacant land. Under the market approach, fair value is based upon market transactions involving comparable property, with adjustments made to reflect the unique aspects of the property being valued.

The highest and best use of the investment property held in the Assisted Housing Activity ($169 million as at 31 December 2016; $156 million as at 31 December 2015) differs from its current use as these investment properties are used to carry out CMHC’s social housing mandate rather than maximize its economic value.

Borrowings

The fair value of capital market borrowings is measured using closing ask price quotes obtained from multi-dealer consensus pricing services. Borrowings from the Government of Canada are valued by discounting future cash flows using discount rate curves derived from the directly observable yields of our market-traded borrowings.

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Comparison of carrying and fair values for financial instruments not carried at fair value

The following table compares the carrying and fair values of financial instruments not carried at fair value. Carrying value is the amount at which an item is measured in the consolidated balance sheets.

	As at

	31 December 2016			31 December 2015

(in millions)	Carrying value	Fair value	Fair value over (under) carrying value	Carrying value	Fair value	Fair value over (under) carrying value
Financial assets

Loans - loans and receivables[1]	227,310	232,162	4,852	219,713	227,168	7,455

Financial liabilities

Borrowings - other financial liabilities[2]	223,156	228,124	4,968	216,274	223,829	7,555

[1]	Fair value of loans and receivables is categorized as level 2.

[2]	$47,000 million (31 December 2015 – $218,045 million) fair value categorized as level 1, $181,124 million (31 December 2015 – $5,784 million) fair value categorized as level 2.

Fair value hierarchy for items carried at fair value

The following table presents the fair value hierarchy for assets and liabilities carried at fair value in the consolidated balance sheets.

	As at

	31 December 2016				31 December 2015

(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets

Cash and cash equivalents

Cash	-	-	-	-	(1)	-	-	(1)

Interest bearing deposits with banks	-	258	-	258	-	1,108	-	1,108

Corporate/other entities	-	25	-	25	-	40	-	40

Federal government issued	189	-	-	189	97	-	-	97

Provinces/municipalities	-	65	-	65	-	79	-	79
Total cash and cash equivalents[1]	189	348	-	537	96	1,227	-	1,323

Investment securities

Designated at fair value through profit or loss

Fixed income

Corporate/other entities	-	193	137	330	-	62	164	226

Provinces/municipalities	138	339	-	477	-	600	-	600

Sovereign and related entities	-	366	-	366	-	321	-	321
Total designated at fair value through profit or loss	138	898	137	1,173	-	983	164	1,147

Available for sale

Fixed income

Corporate/other entities	-	10,384	-	10,384	-	10,411	-	10,411

Federal government issued	3,749	58	-	3,807	3,717	50	-	3,767

Provinces/municipalities	3,274	4,167	-	7,441	-	6,518	-	6,518

Sovereign and related entities	-	352	-	352	-	354	-	354

Equities – Canadian	1,204	-	38	1,242	1,084	-	34	1,118
Total available for sale	8,227	14,961	38	23,226	4,801	17,333	34	22,168

Loans

Designated at fair value through profit or loss	-	4,020	-	4,020	-	4,955	-	4,955

Derivatives	-	86	-	86	-	117	-	117

Investment property	-	-	267	267	-	-	258	258
Total assets carried at fair value	8,554	20,313	442	29,309	4,897	24,615	456	29,968
Liabilities

Borrowings

Designated at fair value through profit or loss	-	5,905	-	5,905	739	6,339	-	7,078

Derivatives	-	32	-	32	-	31	-	31
Total liabilities carried at fair value	-	5,937	-	5,937	739	6,370	-	7,109

[1]	Of the total cash and cash equivalents carried at fair value, $348 million (31 December 2015 – $1,186 million) is classified as designated at fair value through profit or loss and $189 million (31 December 2015 – $137 million) is classified as available for sale. Cash and cash equivalents on the consolidated balance sheet also includes $1,458 million (31 December 2015 – $697 million) of cash equivalents carried at amortized cost.

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Transfers between fair value hierarchy levels

For assets and liabilities measured at fair value on a recurring basis, we determine if reclassifications have occurred between levels in the hierarchy by re-assessing categorization at the end of each reporting period. Transfers are dependent on our assessment of market trading activity of the last month of each reporting period using internal classification criteria. Transfers between levels are deemed to occur at the beginning of the quarter in which the transfer occurs. There were $3,412 million of transfers from level 2 to level 1 and $307 million of transfers from level 1 to level 2 during the year ended 31 December 2016 (31 December 2015 – nil).

Change in fair value measurement for items classified as level 3

The following table presents the change in fair value for items carried at fair value and classified as level 3.

	Investment securities

(in millions)	Designated at fair value through profit or loss – asset backed securities	Available for sale – limited partnership units	Total investment securities	Investment property	Total

2016

Fair value as at 1 January 2016	164	34	198	258	456

Purchases	-	1	1	1	2

Unrealized gains in net income[1,2]	5	-	5	8	13

Unrealized gains in OCI	-	3	3	-	3

Cash receipts on settlements/disposals	(32)	-	(32)	-	(32)
Fair value as at 31 December 2016	137	38	175	267	442

2015

Fair value as at 1 January 2015	159	19	178	247	425

Purchases	-	10	10	4	14

Unrealized gains in net income[1,2]	5	-	5	7	12

Unrealized gains in OCI	-	7	7	-	7

Cash receipts on settlements/disposals	-	(2)	(2)	-	(2)
Fair value as at 31 December 2015	164	34	198	258	456

[1] Included in net losses on financial instruments for investment securities; other income for investment property. [2] Solely relates to unrealized gains for assets held at 31 December.

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Unobservable inputs for items classified as level 3

The valuation of items classified as level 3 use unobservable inputs, changes in which may significantly affect the measurement of fair value. Valuations were based on assessments of the prevailing conditions at 31 December 2016, which may change materially in subsequent periods. The following table presents quantitative information about the significant unobservable inputs used in level 3 fair value measurements for items carried at fair value.

			2016		2015

(in millions, unless otherwise indicated)	Valuation technique	Unobservable inputs	Asset fair value	Weighted average input/ range	Asset fair value	Weighted average input/ range

Investment securities

Designated at fair value through profit or loss

Asset-backed securities	Discounted cash flow	Risk premium	137	1.4%	164	1.4%

Available for sale

Limited partnership investment	Share of partnership equity	Reported partnership equity	38	n.a.	34	n.a.
Total investment securities			175		198
Investment property

Mortgage Loan Insurance Activity	Discounted cash flow	Estimated rental value per square foot	98	$4 - $39	102	$4 - $37

		Discount rate		6.5% - 7.3%		7.0% - 8.0%

Assisted Housing Activity	Discounted cash flow	Estimated rental value per square foot	20	$22 - $148	17	$22 - $148

		Discount rate		4% - 6%		4.0% - 5.8%

	Market approach	Value per square foot	149	$0 - $325	139	$0 - $325
Total investment property			267		258
Total level 3 items carried at fair value			442		456

Level 3 sensitivity analysis

Investment securities

For the asset-backed securities classified as level 3, increases (decreases) in the unobservable risk premiums included in the discount rates used to calculate fair value would result in a decrease (increase) in the fair value measurement. We assessed the impact of a change in risk premium by 100 bps to income before income taxes and determined that it was immaterial as at the end of the period.

Investment property

For investment property, increases (decreases) in estimated rental value and price per square foot could result in a significantly higher (lower) fair value of the properties. Increases (decreases) in discount rates could result in a significantly lower (higher) fair value.

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12. INVESTMENT SECURITIES

The following tables show the maturity structure and average yield for investment securities.

	Remaining term to maturity

(in millions, unless otherwise indicated)	Within 1 year	1 to 3 years	3 to 5 years	Over 5 years	Total 2016
Designated at fair value through profit or loss

Fixed income

Corporate/other entities	136	75	118	-	329

Provinces/municipalities	41	149	288	-	478

Sovereign and related entities	-	158	208	-	366
Total designated at fair value through profit or loss	177	382	614	-	1,173

Yield[1]	0.7%	1.8%	1.5%	-	1.5%

Available for sale

Fixed income

Corporate/other entities	1,323	3,378	2,880	2,804	10,385

Federal government issued	238	1,282	625	1,661	3,806

Provinces/municipalities	786	1,368	1,453	3,834	7,441

Sovereign and related entities	9	105	177	61	352
Total fixed income	2,356	6,133	5,135	8,360	21,984

Yield[1]	2.0%	2.1%	2.5%	2.9%	2.5%

Canadian equities					1,242

Yield[2]					6.5%

Total available for sale					23,226

[1]	Represents the weighted-average yield, determined as the weighted-average of the effective yields of individual securities.

[2]	Represents the average yield, determined by dividing dividend income by average cost.

	Remaining term to maturity

(in millions, unless otherwise indicated)	Within 1 year	1 to 3 years	3 to 5 years	Over 5 years	Total 2015
Designated at fair value through profit or loss

Fixed income

Corporate/other entities	-	164	62	-	226

Provinces/municipalities	228	111	261	-	600

Sovereign and related entities	-	76	245	-	321
Total designated at fair value through profit or loss	228	351	568	-	1,147

Yield[1]	2.8%	1.2%	1.6%	-	1.7%

Available for sale

Fixed income

Corporate/other entities	1,092	3,314	2,492	3,513	10,411

Federal government issued	441	922	822	1,582	3,767

Provinces/municipalities	319	1,347	1,320	3,532	6,518

Sovereign and related entities	-	10	204	140	354
Total fixed income	1,852	5,593	4,838	8,767	21,050

Yield[1]	1.8%	2.1%	2.4%	3.1%	2.5%

Canadian equities					1,118

Yield[2]					5.6%

Total available for sale					22,168

[1]	Represents the weighted-average yield, determined as the weighted-average of the effective yields of individual securities.

[2]	Represents the average yield, determined by dividing dividend income by average cost.

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The following table shows the cumulative unrealized gains (losses) on investment securities recorded at fair value.

	2016				2015

(in millions)	Amortized cost[1]	Gross cumulative unrealized gains	Gross cumulative unrealized losses	Fair value	Amortized cost[1]	Fair value
Investment securities:

Fixed income

Designated at fair value through profit or loss	1,112	65	(4)	1,173	1,069	1,147

Available for sale	21,474	551	(41)	21,984	20,342	21,050

Equities

Available for sale	710	535	(3)	1,242	726	1,118

[1]	Amortized cost for equities is acquisition cost less impairment losses, if any.

We have investment securities of $696 million (2015 – $698 million) that are part of securities sold under repurchase agreements with terms that do not exceed 93 days. We continue to earn investment income and recognize in OCI changes in fair values on these investment securities during the year.

The cumulative unrealized loss from AFS fixed income and equity investments of $44 million (2015 – $18 million) has been recorded in AOCI and has not been recognized as an impairment loss in net income.

During 2016, there were no impairment losses (2015 – $5 million) on equities recognized in net losses on financial instruments and no reversals of previously realized fixed income investment security impairments occurred during the year.

13. LOANS

The following tables present the contractual maturity profile of loans based on carrying value.

	Year of maturity

(in millions, unless otherwise indicated)	2017	2018	2019	2020	2021	2022 and thereafter	Total 2016
Designated at fair value through profit or loss

Lending programs	702	682	784	949	523	380	4,020
Yield	2.1%	2.4%	2.1%	1.7%	1.5%	2.1%	2.0%

Loans and receivables

Loans under the CMB program	29,642	38,738	30,797	39,965	37,894	46,279	223,315

Lending programs	60	65	90	208	229	3,343	3,995
Total loans and receivables	29,702	38,803	30,887	40,173	38,123	49,622	227,310

Yield	1.6%	2.2%	1.6%	1.7%	1.7%	2.7%	2.0%
Total	30,404	39,485	31,671	41,122	38,646	50,002	231,330

	Year of maturity

(in millions, unless otherwise indicated)	2016	2017	2018	2019	2020	2021 and thereafter	Total 2015
Designated at fair value through profit or loss

Lending programs	952	823	768	870	999	543	4,955
Yield	2.8%	2.1%	2.4%	2.2%	1.7%	2.3%	2.2%

Loans and receivables

Loans under the CMB program	32,266	29,673	38,779	30,813	39,955	44,136	215,622

Lending programs	69	49	78	101	242	3,552	4,091
Total loans and receivables	32,335	29,722	38,857	30,914	40,197	47,688	219,713

Yield	1.9%	1.6%	2.2%	1.6%	1.7%	3.0%	2.1%
Total	33,287	30,545	39,625	31,784	41,196	48,231	224,668

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The following table presents the cash flows and non-cash changes for loans.

		Cash flows		Non-cash changes

(in millions)	Balance at beginning of year	Repayments	Disbursements	Fair value changes	Accretion	Transfers[1]	Balance at end of year
2016

Designated at fair value through profit or loss

Lending programs	4,955	(577)	8	(55)	-	(311)	4,020
Loans and receivables

Loans under the CMB program	215,622	(32,438)	40,096	-	35	-	223,315

Lending programs	4,091	(495)	88	-	-	311	3,995
Total loans and receivables	219,713	(32,933)	40,184	-	35	311	227,310
Total	224,668	(33,510)	40,192	(55)	35	-	231,330
2015

Designated at fair value through profit or loss

Lending programs	5,503	(612)	79	(9)	-	(6)	4,955
Loans and receivables

Loans under the Insured Mortgage

Purchase Program (IMPP)	2,025	(2,025)	-	-	-	-	-

Loans under the CMB program	209,487	(31,100)	37,244	-	(9)	-	215,622

Lending programs	4,432	(352)	6	-	(1)	6	4,091
Total loans and receivables	215,944	(33,477)	37,250	-	(10)	6	219,713
Total	221,447	(34,089)	37,329	(9)	(10)	-	224,668

[1]	Transfers from designated at fair value through profit or loss to loans and receivables are loans that, upon renewal, are no longer part of a portfolio of economically hedged loans and borrowings.

Loans past due

A loan is considered past due but not impaired when a counterparty has not made a payment by the contractual due date. The following table presents the aging of loans from contractual due date, that are past due but not impaired. These loans are not impaired as the collection is guaranteed.

(in millions)	Within 1 year	1 to 3 years	Over 3 years	Total 2016
Designated at fair value through profit or loss

Lending programs	20	4	2	26
Loans and receivables

Lending programs	14	6	17	37
Total loans and receivables	14	6	17	37
Total loans past due	34	10	19	63

(in millions)	Within 1 year	1 to 3 years	Over 3 years	Total 2015
Designated at fair value through profit or loss

Lending programs	83	8	15	106
Loans and receivables

Lending programs	4	-	2	6
Total loans and receivables	4	-	2	6
Total loans past due	87	8	17	112

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Sources of guarantee

For loans designated at fair value through profit or loss, no change in fair value is attributable to changes in credit risk. We are assured collection of principal and accrued interest on 99% (2015 – 99%) of our loans. The sources of guarantee for these loans are provided below.

	2016			2015

(in millions)	Designated at fair value through profit or loss	Loans and receivables	Total	Designated at fair value through profit or loss	Loans and receivables	Total

Provinces and territories through provisions in the SHA	1,902	1,532	3,434	2,327	1,624	3,951

Government of Canada through provisions in the NHA	-	753	753	-	870	870

Indigenous and Northern Affairs Canada through	1,163	169	1,332	1,277	63	1,340

Ministerial Loan Guarantees

Loans underwritten by our Mortgage Loan	450	158	608	728	60	788

Insurance Activity

Collateral[1]	-	223,315	223,315	-	215,622	215,622
Total guaranteed loans	3,515	225,927	229,442	4,332	218,239	222,571
Unsecured loans[2]	505	1,383	1,888	623	1,474	2,097
Total	4,020	227,310	231,330	4,955	219,713	224,668

[1]	Represents collateral held for loans under the CMB program which consists of NHA MBS securities and high quality reinvestment assets.

[2]	These loans are to provincial entities and municipalities and are assessed on a regular basis to determine if an allowance for credit losses is necessary. As at 31 December 2016, one impaired loan had been identified and an allowance of $23 million has been recorded (2015 – $23 million).

14. BORROWINGS

The following tables summarize the carrying value and yield for borrowings based on maturity date.

	Year of maturity

(in millions, unless otherwise indicated)	2017	2018	2019	2020	2021	2022 and thereafter	Total 2016
Designated at fair value through profit or loss

Borrowings from the Government of Canada	997	1,159	1,086	1,260	661	469	5,632

Capital market borrowings	273	-	-	-	-	-	273
Total designated at fair value through profit or loss	1,270	1,159	1,086	1,260	661	469	5,905

Yield[1]	2.1%	2.2%	2.0%	1.5%	1.3%	2.0%	1.9%

Other financial liabilities

Canada mortgage bonds	28,824	38,205	30,748	39,033	37,678	44,341	218,829

Borrowings from the Government of Canada	500	368	376	368	501	2,214	4,327
Total other financial liabilities	29,324	38,573	31,124	39,401	38,179	46,555	223,156

Yield[1]	1.7%	2.2%	1.7%	1.7%	1.7%	2.7%	2.0%
Total	30,594	39,732	32,210	40,661	38,840	47,024	229,061

[1]	Represents the weighted-average yield, determined by applying the weighted-average effective yields of individual fixed rate borrowings and the weighted-average yields-to-reset of floating rate notes.

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	Year of maturity
(in millions, unless otherwise indicated)	2016	2017	2018	2019	2020	2021 and thereafter	Total 2015
Designated at fair value through profit or loss

Borrowings from the Government of Canada	1,191	996	1,164	1,097	1,216	675	6,339

Capital market borrowings	456	283	-	-	-	-	739
Total designated at fair value through profit or loss	1,647	1,279	1,164	1,097	1,216	675	7,078

Yield[1]	2.8%	2.1%	2.3%	2.0%	1.6%	2.3%	2.2%

Other financial liabilities

Canada mortgage bonds	31,526	29,364	38,245	30,814	39,299	42,832	212,080

Borrowings from the Government of Canada	266	327	388	333	332	2,548	4,194
Total other financial liabilities	31,792	29,691	38,633	31,147	39,631	45,380	216,274

Yield[1]	1.9%	1.6%	2.2%	1.6%	1.7%	3.0%	2.1%
Total	33,439	30,970	39,797	32,244	40,847	46,055	223,352

[1]	Represents the weighted-average yield, determined by applying the weighted-average effective yields of individual fixed rate borrowings and the weighted-average yields-to-reset of floating rate notes.

Borrowings – designated at fair value through profit or loss

Included in this category are short- and medium-term borrowings from the Government taken to fund certain Assisted Housing Activity loans originated prior to August 2016. Short-term debt, having an original term to maturity less than 365 days, was nil at 31 December 2016 (2015 – nil). Medium-term debt includes fixed rate notes, with an original term to maturity ranging from two to ten years.

Also included in this category are capital market borrowings which consist of fixed rate notes with an original term to maturity ranging from two to ten years.

The carrying amount at 31 December 2016 of borrowings – designated at FVTPL is $68 million higher (2015 – $151 million) than the contractual amount due at maturity. Our liabilities are backed by the full faith and credit of the Government and there is no significant change in value that can be attributed to changes in credit risk.

Borrowings – other financial liabilities

This category includes borrowings under the CMB program as well as the short- and medium-term borrowings from the Government taken to fund certain Lending programs, including all loans originated after July 2016. Short-term debt, having an original term to maturity less than 365 days, was $45 million at 31 December 2016 (2015 – nil). Medium-term debt includes fixed rate notes, with an original term to maturity ranging from two to ten years.

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The following table presents the cash flows and non-cash changes for borrowings.

		Cash flows		Non-cash changes

(in millions)	Balance at beginning of year	Issuances	Repayments	Fair value changes	Accretion	Eliminations	Balance at end of year
2016

Designated at fair value through profit or loss

Borrowings from the Government of Canada	6,339	1,764	(2,399)	(72)	-	-	5,632

Capital market borrowings	739	-	(465)	(11)	-	10	273
Total designated at fair value through profit or loss	7,078	1,764	(2,864)	(83)	-	10	5,905
Other financial liabilities

Canada mortgage bonds	212,080	40,096	(32,438)	-	35	(944)	218,829

Borrowings from the Government of Canada	4,194	448	(364)	-	49	-	4,327
Total other financial liabilities	216,274	40,544	(32,802)	-	84	(944)	223,156
Total	223,352	42,308	(35,666)	(83)	84	(934)	229,061
2015

Designated at fair value through profit or loss

Borrowings from the Government of Canada	6,260	2,256	(2,191)	14	-	-	6,339

Capital market borrowings	1,417	-	(650)	(29)	1	-	739
Total designated at fair value through profit or loss	7,677	2,256	(2,841)	(15)	1	-	7,078
Other financial liabilities

Canada mortgage bonds	207,055	37,244	(31,100)	-	(9)	(1,110)	212,080

Borrowings from the Government of Canada	6,557	-	(2,366)	-	3	-	4,194
Total other financial liabilities	213,612	37,244	(33,466)	-	(6)	(1,110)	216,274
Total	221,289	39,500	(36,307)	(15)	(5)	(1,110)	223,352

During the year ended 31 December 2016, there were $108 million (2015 – nil) of CMB maturities that have been excluded from both investment securities – sales and maturities, and borrowings – repayments in the consolidated statements of cash flows. There were no purchases in the primary market during the year ended 31 December 2016 (2015 – nil).

Borrowing authorities

The Minister of Finance approves CMHC’s Borrowing Plan annually and establishes limits and parameters for borrowings. The Borrowing Authorities provide a maximum debt outstanding limit for 2016 of $14.5 billion. This limit includes capital market borrowings and borrowings from the Government of Canada that were incurred since April 2008 in the Assisted Housing and Securitization Activities, whose combined outstanding principal balance was $7.6 billion at 31 December 2016. The legislative authority, which does not apply to borrowings of CHT, requires that the total indebtedness outstanding at any time, other than to the Government, not exceed $20 billion. The outstanding principal balance of this indebtedness was $275 million as at 31 December 2016.

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15. DERIVATIVES

Derivatives are financial contracts whose value is derived from movements in one or more underlying securities, rates, indices or other instruments or derivatives. We use derivatives in conjunction with our risk management activities.

Interest rate swaps are transactions in which two parties exchange interest cash flows on a specified notional amount for a predetermined period based on agreed-upon fixed and floating rates. Notional amounts are not exchanged. The value of these swaps is derived from movements in interest rates. We use them to manage reinvestment risk, refinancing risk, or mismatches in the timing of receipts from assets versus payments of liabilities.

The table below provides the notional amounts of the derivative transactions recognized in the consolidated financial statements. Notional amounts, which are off-balance sheet, serve as a point of reference for calculating payments and do not represent the fair value, or the potential gain or loss associated with the credit or market risk of such instruments.

	2016				2015

(in millions)	Average		Fair value		Average term to maturity	Notional amount	Fair value
	term to maturity	Notional Amount	Asset	Liability			Asset	Liability
Interest rate swaps	3 years	9,218	86	32	3 years	10,514	117	31

Credit exposure of derivatives

The following table presents the credit exposure of derivatives by term to maturity. The replacement value is the total current fair value including accrued interest of all outstanding contracts with a positive fair value, after factoring in the impact of master netting agreements. The replacement value represents our maximum derivative credit exposure. Potential future credit exposure represents an estimate of the potential change in the market value of the transaction up to maturity which is calculated in relation to the notional principal of the contracts by applying factors consistent with guidelines issued by OSFI.

Credit risk equivalent is the total of the replacement value and the potential future credit exposure. The risk weighted equivalent is determined by applying a standard OSFI defined measure of counterparty credit risk to the credit equivalent amount.

	Replacement value				Potential future credit exposure	2016		2015
(in millions)	Within 1 year	1 to 3 years	3 to 5 years	Over 5 Years		Credit risk equivalent	Risk- weighted equivalent	Credit risk equivalent	Risk- weighted equivalent
Interest rate swaps	9	28	21	18	9	85	17	129	26

The fair value of the collateral we hold related to our derivatives as at 31 December 2016 was nil (2015 – nil).

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16. FINANCIAL INSTRUMENTS INCOME AND EXPENSES

Interest income, investment income and interest expense

The following table outlines the total interest income and expense calculated using the effective interest method for financial instruments and the dividend income recognized in the consolidated statements of income and comprehensive income.

	2016			2015
(in millions)	Interest income	Investment income	Interest expense	Interest income	Investment income	Interest expense
Cash equivalents – loans and receivable	2	-	-	-	-	-

Available for sale financial assets	-	516	-	-	512	-

Held to maturity financial assets	-	3	-	-	2	-

Securities purchased under resale agreements	-	-	-	1	-	-

Loans – loans and receivables	4,461	-	-	4,715	-	-

Securities sold under repurchase agreements	-	(3)	-	-	(2)	-

Borrowings – other financial liabilities	-	-	4,343	-	-	4,638
Total interest for financial instruments not at fair value through profit or loss	4,463	516	4,343	4,716	512	4,638
Total interest for financial instruments at fair value through profit or loss[1]	135	1	123	186	1	168
Total interest	4,598	517	4,466	4,902	513	4,806
Dividend income	-	47	-	-	40	-
Total	4,598	564	4,466	4,902	553	4,806

[1]	Of the total interest income for financial instruments at FVTPL, $82 million (2015 – $119 million) relates to loans – designated at FVTPL, $30 million (2015 – $37 million) relates to derivatives and $23 million (2015 – $30 million) relates to investment securities – designated at FVTPL.

Gains and losses from financial instruments

The following table presents the gains and losses related to financial instruments.

(in millions)	2016	2015
Held for trading

Derivatives	(24)	4
Designated at fair value through profit or loss

Investment securities	(7)	6

Loans	(54)	(9)

Borrowings	85	14
Total designated at fair value through profit or loss	24	11

Available for sale – investment securities	56	13

Loans and receivable	42	-

Borrowings – other liabilities – retirement of debt	(149)	(48)
Total	(51)	(20)

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17. MARKET RISK

Market risk is the risk of adverse financial impacts arising from changes in underlying market factors, including interest rates, foreign exchange rates, and equity prices.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The investment portfolios for the Mortgage Loan Insurance and Securitization Activities are managed in accordance with their Asset Allocation (AA) policies, which limit interest rate risk relative to internal restraints and benchmarks.

The Assisted Housing Activity is exposed to interest rate risk when asset and liability principal and interest cash flows have different payment, repricing or maturity dates. Some of the loans contain prepayment and/or repricing options. As we do not have the right to prepay our borrowings from the Government of Canada totalling $9,959 million (2015 – $10,533 million) without penalty, we are exposed to interest rate risk. For certain Assisted Housing Activity loans originated prior to August 2016, we use derivatives to manage reinvestment and refinancing risks as well as mismatches in the timing of cash flows between the loans, reinvested principal receipts and borrowings. For the Assisted Housing Activity loans originated after July 2016, an asset/liability matching strategy is employed on a portfolio basis whereby we structure our borrowings so that the associated future obligations match the future cash flows to be received on the loans. Under this matching strategy, derivatives are not used and the term over which principal receipts must be reinvested is significantly reduced.

Loans under the CMB program are exposed to both interest rate risk and prepayment/reinvestment risk. Prepayment/reinvestment risk is the risk that NHA MBS may experience varying degrees of prepayment throughout the term and these prepayments must be reinvested immediately. To mitigate these risks, we enter into swap agreements with approved financial institution counterparties. Under these agreements, both interest rate and prepayment/reinvestment risks are transferred to swap counterparties. We pay all interest received from the underlying NHA MBS and reinvestment assets to the swap counterparties and the swap counterparties pay an amount equal to the coupon payments on the CMB. As a result of these swap agreements, changes in interest rates or prepayments/reinvestments have no impact on the consolidated statements of income and comprehensive income.

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Currency risk arises on financial instruments denominated in a foreign currency. As at 31 December 2016, we had no significant currency exposure (2015 – nil).

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those giving rise to interest rate and currency risk. We are exposed to other price risk through fluctuations in prices of equity investments held by the Mortgage Loan Insurance Activity. The fair value of these investments as at 31 December 2016 is $1,242 million (2015 – $1,118 million). We limit our exposure to equity investments by using tolerance ranges and various diversification and exposure measures.

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Sensitivity analyses

Value at risk (VaR)

Market risk for investment securities in the Mortgage Loan Insurance and Securitization Activities is evaluated through the use of VaR models. VaR is a statistical technique used to measure the maximum potential loss of an investment portfolio over a specified holding period with a given level of confidence. The VaR for the Mortgage Loan Insurance and Securitization Activities as at 31 December, calculated with 95% confidence over a 22 business day holding period, is outlined in the table below. VaR is presented separately for individual market risk factors and for the total portfolio. The effect of diversification results from the fact that market risks are not perfectly correlated and, consequently, there is a benefit from investment diversification. The VaR figures are based on one-year of historical prices and correlations of bond and equity markets and 26 weeks of volatility.

(in millions)	2016	2015
Investment securities:

Available for sale

Interest rate risk	271	267

Equity risk	66	69

Effect of diversification	(78)	(77)
Total VaR	259	259

Interest rate sensitivity

Market risk for the Assisted Housing Activity portfolio of loans, investments, borrowings and swaps is evaluated by measuring their sensitivity to changes in interest rates.

For the Assisted Housing Activity’s financial instruments designated at FVTPL and HFT, we assessed the impact of a 200 bps shift in interest rates as immaterial as at 31 December 2016.

The Assisted Housing Activity’s loans and borrowings measured at amortized cost are also exposed to interest rate risk. The net impact of a shift in interest rates on their fair value is presented below.

	2016		2015
	Interest rate shift		Interest rate shift

(in millions)	-200 bps	+200 bps	-200 bps	+200 bps
Increase (decrease) to fair value of net assets	(62)	61	(73)	65

The Assisted Housing Activity’s net interest income is also sensitive to interest rate movements. The maximum negative exposure of net interest income, which is limited by our policy to $1.5 million, is $1.4 million at 31 December 2016 (2015 – $0.8 million). This is calculated by scenario analysis using multiple simulations of interest rate volatility with 95% confidence over a one-year period.

18. CREDIT RISK

Credit risk is the potential for financial loss arising from failure of a borrower or an institutional counterparty to fulfill its contractual obligations. We are exposed to credit risk from various sources including borrower default through mortgage insurance contracts and institutional counterparty credit risk arising from financial guarantees under the NHA MBS and CMB programs, lending arrangements, fixed income investments and derivative transactions. A detailed breakdown of credit risk is presented below.

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Maximum exposure to credit risk

(in billions)	2016	2015
Mortgage loan insurance: insurance-in-force (Note 7)	512	526

Timely payment guarantees: guarantees-in-force (Note 8)[1]	452	431

[1]	Exposure includes underlying instruments which may also be insured by CMHC or other mortgage insurers.

For all financial assets the maximum exposure to credit risk is the carrying amount.

Credit risk associated with mortgage loan insurance is managed through prudent product design, underwriting and default management practices, and the establishment of adequate capital reserves as described in Notes 7 and 10.

Credit risk associated with timely payment guarantees is managed through due diligence in approving NHA MBS Issuers, ongoing monitoring of Issuer credit quality and program compliance, and the requirement that all mortgages supporting the NHA MBS be insured against borrower default. We have further mitigated this risk by having been assigned all rights, title and interest in the underlying mortgages so that we have access to principal and interest payments in the event of Issuer default.

Credit risk associated with loans in the Assisted Housing Activity is in part mitigated through measures that include loan guarantees from other government entities as described in Note 13. Losses due to default are largely recoverable from various levels of government.

Under the CMB program, loans represent amounts due from Canadian financial institutions as a result of the sale of their beneficial interest in NHA MBS securities to us. The loans are collateralized by the NHA MBS and associated reinvestment securities acquired in the transactions. The collateral is held in our name and represents the sole source of principal repayments for the loans. CMB program collateral held is rated R-1 (high) or AAA by at least two rating agencies.

Under the CMB program, we are exposed to credit-related counterparty risk in the event of default of swap counterparties. This risk is mitigated by transacting with highly rated swap counterparties and collateralization requirements based on credit ratings. All swap counterparties must have a minimum credit rating of BBB (high), or its equivalent, by at least two rating agencies.

The fair value of total loan collateral held under the CMB program was $226,947 million, 101.6% of loan carrying value, as at 31 December 2016 (2015 – $221,641 million, 102.8% of loan carrying value).

Credit risk associated with fixed income investments, preferred equity and derivatives is managed through the implementation of policies which include minimum counterparty credit ratings and investment portfolio diversification limits by issuer, credit rating, term and by industry sector, and through the use of appropriate legal agreements and collateralization requirements for derivatives.

Concentration risk

Concentration risk arises from financial instruments issued by entities that operate in the same industry or engage in similar activities and are affected similarly by changes in economic or other conditions. Our risk management policies set credit concentration limits at both the individual counterparty and industry sector level and by credit rating.

The following table presents concentration of credit risk by industry sector from our investment securities and derivative transactions:

(in millions, unless otherwise indicated)	2016		2015[1]
Provincial	8,193	31.0%	7,511	29.5%

Financial	6,098	23.1%	6,152	24.2%

Federal	4,552	17.2%	4,029	15.9%

Industrial	1,902	7.2%	1,839	7.2%

Energy	1,587	6.0%	1,552	6.1%

Other	4,112	15.5%	4,339	17.1%
Total[2]	26,444	100%	25,422	100%

[1]	Amendments have been made to certain 2015 reported exposures to include equity investments, derivative counterparty exposures and revised industry classification.

[2]	Total comprised of cash equivalents of $1,991 million (31 December 2015 – $2,021 million), investment securities of $24,399 million (31 December 2015 – $23,315 million) and derivatives with a positive fair value, net of collateral, of $54 million (31 December 2015 – $86 million).

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Credit quality

The following table presents the credit quality of the cash equivalents and investment securities based on an internal credit rating system1.

	2016				2015

(in millions)	AAA	AA- to AA+	A- to A+	Lower than A-	AAA	AA- to AA+	A- to A+	Lower than A-
Cash equivalents	586	587	818	-	589	556	876	-

Investment securities[2]

Designated at fair value through profit or loss	391	490	275	17	353	476	302	16

Available for sale	5,434	5,187	9,065	2,335	5,723	4,208	8,889	2,230

[1]	The internal credit ratings are based upon internal assessments of the counterparty creditworthiness. These ratings correspond to those provided by the credit rating agencies except in cases where stand-alone ratings exist. A counterparty internal credit rating cannot be higher than the highest stand-alone rating from any of the agencies. A stand-alone rating removes the assumption of Government support from the rating.

[2]	Includes fixed income investments and preferred equity only.

Derivatives

We limit the credit risk associated with derivative transactions by dealing with counterparties whose credit ratings are in accordance with our Enterprise Risk Management Policies; through the use of International Swaps Derivatives Association (ISDA) master agreements for derivatives; and where appropriate, through the use of ratings-based collateral thresholds in the Credit Support Annexes (CSA).

ISDA is a master agreement that sets out standard terms that apply to all transactions we entered into with the counterparty. The ISDA outlines procedures and calculations of termination costs in the event of default by either party. The ISDA master agreements give us a legally enforceable right to settle all transactions covered by the agreement with the same counterparty on a net basis in the event of default. All derivative counterparties must have a minimum credit rating of A-, or its equivalent, from at least two rating agencies.

The CSA document, included in the ISDA master agreements, regulates the collateral requirements of derivative transactions and the terms under which collateral is transferred to mitigate credit risk. The CSA gives us the right, in the event of default, to liquidate collateral held and apply proceeds received from liquidation against amounts due from the counterparty. Collateral held to offset mark-to-market exposures is not used for any other purpose than to offset such exposure.

Securities purchased under resale agreements

By their nature, these balances have low credit risk given their short terms and are secured by the underlying securities purchased under the agreements and any incremental margin obtained from counterparties.

These transactions are subject to Global Master Repurchase Agreements which set out the standard terms of all repurchase agreements transacted with each counterparty. These agreements give us a legally enforceable right to settle all repurchase transactions with the same counterparty on a net basis in the event of default. These agreements also provide for the posting of margin by the counterparty when our exposure to that entity exceeds a certain ratings-based threshold. Securities held as eligible margin include debt obligations issued by or guaranteed by the Government, including Crown corporations and CHT. Margin securities should not be used for any other purpose than to offset such exposure. In the event of counterparty default, we have the right to liquidate these securities. The fair value of margin we held as at 31 December 2016 was $1 million (2015 – $1 million).

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Netting arrangements and offsetting of financial assets and financial liabilities

The following tables present the potential effects of the netting arrangements described above.

Financial assets

	(i)	(ii)	(iii) = (i) - (ii)	(iv)		(v) = (iii) - (iv)
	Gross amount of recognized assets	Gross amount offset in the consolidated balance sheets	Net amount of assets presented in the consolidated balance sheets[1]	Gross amount not offset in the consolidated balance sheets
(in millions)				Financial instruments[2]	Financial collateral received[3]	Net amount

2016
Derivatives[1]	110	-	110	(35)	-	75

Securities purchased under resale agreements[1]	17	-	17	-	(17)	-
Total	127	-	127	(35)	(17)	75

2015
Derivatives[1]	152	-	152	(35)	-	117

Securities purchased under resale agreements[1]	35	-	35	-	(35)	-
Total	187	-	187	(35)	(35)	117

[1]	Derivatives are carried at fair value. Securities purchased under resale agreements are carried at amortized cost.

[2]	Gross amounts of financial instruments not offset in the consolidated balance sheets refers to amounts recorded to derivative liabilities and securities sold under repurchase agreements where we have a legally enforceable right to offset against amounts recorded to derivative assets and securities purchased under resale agreements, on a counterparty-by-counterparty basis, in the event of default of the counterparty.

[3]	We have the right, in the event of default, to liquidate and apply financial collateral held against amounts due from counterparties. For derivatives, these amounts represent the fair value of collateral posted by swap counterparties to us. For securities purchased under resale agreements, these amounts represent fair value of margin posted by counterparties and of securities we purchased with the commitment to resell to the counterparty at a future date.

Derivatives assets, as presented in the above table, are reconciled to the consolidated balance sheets as follows:

(in millions)	2016	2015
Derivatives assets presented in offsetting table	110	152

Less: accrued interest receivable presented separately in consolidated balance sheets	(24)	(35)
Derivatives asset balance presented in the consolidated balance sheets	86	117

Financial liabilities

	(i)	(ii)	(iii) = (i) - (ii)	(iv)		(v) = (iii) - (iv)
(in millions)	Gross amount of recognized liabilities	Gross amount offset in the consolidated balance sheets	Net amount of liabilities presented in the consolidated balance sheets[1]	Gross amount not offset in the consolidated balance sheets		Net amount
				Financial instruments[2]	Financial collateral pledged[3]

2016
Derivatives[1]	35	-	35	(35)	-	-

Securities sold under repurchase agreements[1]	704	-	704	-	(695)	9
Total	739	-	739	(35)	(695)	9

2015
Derivatives[1]	35	-	35	(35)	-	-

Securities sold under repurchase agreements[1]	697	-	697	-	(697)	-
Total	732	-	732	(35)	(697)	-

[1]	Derivatives are carried at fair value. Securities sold under repurchase agreements are carried at amortized cost.

[2]	Gross amounts of financial instruments not offset in the consolidated balance sheets refers to amounts recorded to derivative assets and securities purchased under resale agreements where we have a legally enforceable right to offset against amounts recorded to derivative liabilities and securities sold under repurchase agreements, on a counterparty-by-counterparty basis, in the event of default of the counterparty.

[3]	Represents the fair value of securities we sold to counterparties with our commitment to repurchase from the counterparty at a future date.

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Derivatives liabilities, as presented in the above table, are reconciled to the consolidated balance sheets as follows:

(in millions)	2016	2015
Derivatives liabilities presented in offsetting table	35	35

Less: accrued interest payable presented separately in consolidated balance sheets	(3)	(4)
Derivative liabilities balance presented in the consolidated balance sheets	32	31

19. LIQUIDITY RISK

Liquidity risk is the risk that we will encounter difficulty in meeting obligations associated with financial liabilities. Liquidity risk comprises both funding liquidity risk, which is the risk that we will be unable to meet our payment obligations when required due to an inability to borrow or realize on overdraft facilities, and market liquidity risk, which is the risk that we are not able to unwind or offset a particular position without incurring losses because of inadequate market depth or market disruption.

The principal financial obligations exposing us to liquidity risk include, but are not limited to:

◾	the payment of claims incurred by the Mortgage Loan Insurance Activity;

◾	the need to fulfill the timely payment guarantees we provided if sufficient funds are not available for the payment of principal or interest on NHA MBS or CMB by Approved Issuers or CHT, respectively; and

◾	payments required by borrowings and derivatives.

We have a liquidity risk policy which includes appropriate limits and other mitigants to ensure sufficient resources to meet current and projected cash requirements.

The Mortgage Loan Insurance and Securitization Activities’ investment portfolios are managed to ensure that there is sufficient cash flow to meet projected claims. Sources of liquidity include: fees, premiums, investment income and proceeds from sales and maturities of investments.

Within the CMB program, liquidity risk refers to the risk that we may not be able to provide the funding required, in a timely fashion, to satisfy a call on our timely payment guarantee obligation. As guarantor, we are exposed to risk of issuer default, repo and swap counterparty default, impairment of eligible collateral securities and system or other operational failures. Policies in place to mitigate liquidity risk include ensuring high credit quality investments as permitted by the CHT trust agreements and swap counterparties and the establishment of maturity monitoring guidelines. Liquidity sources in the event of an immediate need to fulfill the timely payment guarantee include overdraft facilities and cash and short-term investments in marketable securities as well as a $350 million line of credit with the Central Paying Agent. The Central Paying Agent acts on CHT’s behalf to carry out certain payment functions including collection of monthly payments on NHA MBS purchased and administration and reporting of cash flows.

The Assisted Housing Activity investment portfolio is managed to ensure that there is sufficient cash flow to meet funding needs in case of contingencies causing operational disruptions, unanticipated needs, and to facilitate use of the Crown Borrowing Program. The asset/liability management strategy ensures that the assets are maintained at the same level as the liabilities. Derivatives are used to hedge mismatches in the timing of cash flows. Further sources of liquidity associated with this portfolio include overdraft facilities and cash and short-term investments in marketable securities. For any additional liquidity requirements, we can access the Crown Borrowing Program upon Department of Finance approval.

At 31 December 2016, we had $300 million (2015 – $300 million) of overnight overdraft facilities available with our banker that had not been drawn upon.

We also mitigate liquidity risk through the use of ISDA master netting agreements reducing the amount of cash required to satisfy derivative obligations.

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Maturity analysis

The following table presents our undiscounted contractual cash flows payable, including accrued interest, under financial liabilities by remaining contractual maturities; therefore cannot be reconciled to the consolidated balance sheets.

(in millions)	Within 1 month	1 to 3 months	3 to 12 months	1 to 5 years	Over 5 years	Total 2016
Accounts payable and other liabilities	27	235	31	158	9	460

Securities sold under repurchase agreements	469	235	-	-	-	704

Borrowings – designated at fair value through profit and loss	138	365	855	4,292	489	6,139

Borrowings – other financial liabilities	130	5,461	28,848	160,465	51,772	246,676

Derivatives	2	-	8	19	-	29
Total	766	6,296	29,742	164,934	52,270	254,008

(in millions)	Within 1 month	1 to 3 months	3 to 12 months	1 to 5 years	Over 5 years	Total 2015
Accounts payable and other liabilities	16	84	86	217	10	413

Securities sold under repurchase agreements	318	380	-	-	-	698

Borrowings – designated at fair value through profit and loss	-	874	1,046	4,757	676	7,353

Borrowings – other financial liabilities	-	5,124	31,801	152,079	50,262	239,266

Derivatives	2	6	5	19	-	32
Total	336	6,468	32,938	157,072	50,948	247,762

Commitments related to loans and financial guarantees are disclosed in Note 26 and Note 8 respectively.

20. ACCOUNTS RECEIVABLE AND OTHER ASSETS

The following table presents the composition of accounts receivable and other assets.

(in millions)	2016	2015
Accounts receivable	39	37

Income taxes receivable	-	244

Non-current assets held for sale	58	69

Deferred acquisition costs (Note 7)	149	127

Deferred Government of Canada fees	200	138

Net estimated borrower recoveries	53	54

Workouts[1]	87	87

Property, plant and equipment	58	56

Other	30	27
Total	674	839

[1]	Workouts are mortgages or loans that benefit from the Mortgage Loan Insurance supported default management activities that enable borrowers to work through their financial difficulties. An allowance for credit losses is established for these workouts. At 31 December 2016, the allowance was $181 million (2015 – $167 million) relating to workouts of $268 million (2015 – $254 million).

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21. INVESTMENT PROPERTY

The following table presents the changes in the investment property balance. Disclosures related to the determination of fair value of investment property are included in Note 11.

	2016			2015

(in millions)	Mortgage Loan Insurance	Assisted Housing	Total	Mortgage Loan Insurance	Assisted Housing	Total
Balance at beginning of year	102	156	258	98	149	247

Additions	1	-	1	3	1	4

Disposals	-	-	-	-	-	-

Unrealized gains (losses) in net income[1]	(5)	13	8	1	6	7
Balance at end of year	98	169	267	102	156	258

[1]	Included in other income.

22. ACCOUNTS PAYABLE AND OTHER LIABILITIES

The following table presents the composition of accounts payable and other liabilities.

(in millions)	2016	2015
Income taxes payable	6	-

Accrued housing programs expenses	281	286

Government of Canada fees	104	79

Other miscellaneous liabilities	157	122
Total	548	487

23. PENSION AND OTHER POST-EMPLOYMENT BENEFITS

Defined benefit plans

The defined benefit plans include the defined benefit Pension Plan and the Supplemental Plan as well as the other non-pension post-employment defined benefit plans.

Effective 4 April 2013, the defined benefit component of the Pension Plan and the Supplemental Plan was closed to new entrants. Eligible employees joining the Corporation after this date were enrolled in the defined contribution component of the plan. On 30 October 2015, the Corporation announced a new defined benefit pension plan design for all employees. In 2016, the Corporation segregated the defined contribution component of the Pension Plan and transferred the contribution into a new stand alone defined contribution pension plan. The new stand alone defined contribution plan will be closed to new entrants as of 31 December 2017 and all employees will be transferred to the new modified defined benefit pension plan. All pension plan modifications will only apply to service that follows the implementation date of 1 January 2018. All benefits earned by employees under the existing plans prior to the implementation date will remain unchanged.

Our defined benefit Pension Plan requires contributions to be made to a separately administered fund (Pension Fund) whereas the defined benefit Supplemental Plan and the other non-pension post-employment defined benefits are unfunded and the benefits are paid directly by the Corporation.

Pursuant to a trust agreement we entered into with the Pension Fund Trustees (the Trustees); they are responsible for the management and administration of the pension fund. There are eight Trustees, including our President, one member of our Board of Directors, three members of Senior Management and three Pension Council members (a combination of current and retired employees). The Trustees set investment policies and objectives within the context of the investment philosophy and Risk Appetite Framework established by the Board of Directors, and periodically review these policies. The Pension Fund’s Investment Committee assists the Trustees in the investment management of the defined benefit Pension Plan.

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The Pension Fund’s asset allocation policy is based upon the principle of diversification of investments among various asset classes relative to the liabilities of the defined benefit Pension Plan. The current policy, which is based on liability-driven investment principles, has been established at 40% public equity investments, 41% fixed income securities and 19% real estate and infrastructure, on a net asset basis. The policy includes permissible ranges around these percentage weights. Additionally, the policy allows for the use of a modest level of leverage of 25% of net asset value to purchase fixed income assets to reduce the interest rate risk of the portfolio. The investments of the Pension Fund are subject to credit, liquidity and market risks. The most significant of these risks is asset volatility due to market conditions. The liabilities of the defined benefit component of the Pension Plan are adjusted to the Consumer Price Index and as such, they are subject to interest rate risks, inflation risk and changes in the life expectancy of the plan members. The most significant risk is interest rate risk as the present value of the liabilities is calculated using a discount rate set with reference to Canadian AA-Corporate bond yields. If the Pension Fund assets underperform this yield, the funded position of the defined benefit Pension Plan decreases. Financial risks are managed primarily through the diversification of assets and prudent investment strategies.

The actuarial valuation on a going concern basis of our defined benefit component of the Pension Plan reports a surplus as at 31 December 2016. As a result, we are not required to make going concern special payments. The valuation on a solvency basis, which assumes that the plan is wound up at the valuation date, reports a deficit as at 31 December 2016 and we expect to make special payments of $76 million in 2017 to reduce the solvency deficiency.

We continue to make full normal contributions and to monitor the defined benefit Pension Plan. The next actuarial valuation will be undertaken at 31 December 2017, with the results reported in the 2017 Annual Report consolidated financial statements.

The defined benefit obligation relating to the defined benefit plans is funded as follows:

	Pension benefit plans		Other post-employment benefit plans

(in millions)	2016	2015	2016	2015
Wholly or partially funded	2,046	1,992	-	-

Wholly unfunded	80	73	125	122
Defined benefit obligation	2,126	2,065	125	122

Defined benefit pension and other post-employment benefit plans

The following tables present information about the defined benefit plans.

		Pension expense included in net income

Year ended 31 December 2016 (in millions)	1 Jan. 2016	Current service cost	Interest cost/ (income)	Plan amendments/ curtailment	Sub- total included in net income	Benefits paid	Remeas. of the net def. benefit plans incl. in OCI[1]	Employees’ contri- butions	CMHC’s contri- butions	31 Dec. 2016
Pension benefit plans

Defined benefit obligation	2,065	31	81	-	112	(88)	25	12	-	2,126

Fair value of plan assets	(1,742)	-	(67)	-	(67)	88	(51)	(12)	(83)	(1,867)
Pension benefit plans liability	323	31	14	-	45	-	(26)	-	(83)	259
Other post-employment benefit plans

Defined benefit obligation	122	1	5	-	6	(5)	2	-	-	125

Fair value of plan assets	-	-	-	-	-	5	-	-	(5)	-
Other post-employment benefit plans liability	122	1	5	-	6	-	2	-	(5)	125
Defined benefit plans liability	445	32	19	-	51	-	(24)	-	(88)	384

[1]	The detailed breakdown of remeasurements of the net defined benefit plans included in OCI is found in additional tables below.

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		Pension expense included in net income

Year ended 31 December 2015 (in millions)	1 Jan. 2015	Current service cost	Interest cost/ (income)	Plan amendments/ curtailment	Sub- total included in net income	Benefits paid	Remeas. of the net def. benefit plans incl. in OCI[1]	Employees’ contri- butions	CMHC’s contri- butions	31 Dec. 2015
Pension benefit plans

Defined benefit obligation	2,002	32	78	-	110	(95)	35	13	-	2,065

Fair value of plan assets	(1,719)	-	(66)	-	(66)	95	26	(13)	(65)	(1,742)
Pension benefit plans liability	283	32	12	-	44	-	61	-	(65)	323
Other post-employment benefit plans

Defined benefit obligation	196	4	7	(32)	(21)	(33)	(20)	-	-	122

Fair value of plan assets	-	-	-	-	-	33	-	-	(33)	-
Other post-employment benefit plans liability	196	4	7	(32)	(21)	-	(20)	-	(33)	122
Defined benefit plans liability	479	36	19	(32)	23	-	41	-	(98)	445

[1]	The detailed breakdown of remeasurements of the net defined benefit plans included in OCI is found in additional tables below.

In 2015, the Corporation announced changes to the benefits to be provided under the other post-employment benefit plans to employees retiring on or after 1 January 2018 that resulted in a gain of $32 million. Effective September 2015, retirement severance benefits and the alternate pay death benefits were paid out at the time of cessation. This amounted to $30 million of settlement payments, included in benefits paid for other post-employment benefit plans above.

The following table presents further detailed information on the various sources of remeasurement in OCI included in the prior table.

	Remeasurement (gains)/losses included in OCI

(in millions)	Return on plan assets (excluding amounts included in interest income)	Actuarial changes arising from changes in demographic assumptions	Actuarial changes arising from changes in financial assumptions	Actuarial changes arising from plan experience	Total included in OCI

Year ended 31 December 2016
Pension benefit plans

Defined benefit obligation	-	4	22	(1)	25

Fair value of plan assets	(51)	-	-	-	(51)
Pension benefit plans liability	(51)	4	22	(1)	(26)
Other post-employment benefit plans

Defined benefit obligation	-	(1)	5	(2)	2

Other post-employment benefit plans liability	-	(1)	5	(2)	2
Defined benefit plans liability	(51)	3	27	(3)	(24)

Year ended 31 December 2015
Pension benefit plans

Defined benefit obligation	-	1	13	21	35

Fair value of plan assets	26	-	-	-	26
Pension benefit plans liability	26	1	13	21	61
Other post-employment benefit plans
Defined benefit obligation	-	-	(17)	(3)	(20)
Defined benefit plans liability	26	1	(4)	18	41

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The remeasurement of plan assets is the difference between the actual rate of return on the defined benefit pension plan assets and the discount rate used to measure the obligation. The actual return on plan assets was $118 million (2015 – $40 million).

The following table presents information on the fair value of the investments which are administered by the Trustees.

	2016				2015

(in millions, unless otherwise indicated)	Quoted	Unquoted	Total	%	Quoted	Unquoted	Total	%
Cash and cash equivalents	1	-	1	0.1%	2	-	2	0.1%

Short-term investments[1]	40	-	40	2.1%	23	-	23	1.3%

Bonds and debentures[2]

Securities issued or guaranteed by the Government of Canada	178	-	178	9.5%	116	-	116	6.6%

Other securities	278	1	279	14.9%	291	1	292	16.8%

Equities

Canadian equities	448	-	448	24.0%	455	-	455	26.1%

Foreign equities	472	-	472	25.3%	607	1	608	34.9%

Infrastructure	-	70	70	3.7%	-	51	51	3.0%

Real return securities[3]	209	4	213	11.4%	36	-	36	2.1%

Real estate	-	166	166	9.0%	-	159	159	9.1%
Total	1,626	241	1,867	100.0%	1,530	212	1,742	100.0%

[1]	Includes $40 million or 2.1% (2015 – $22 million or 1.3%) of investments made in securities issued or guaranteed by related parties.

[2]	Includes $18 million or 1.0% (2015 – $65 million or 3.7%) of investments made in securities we guaranteed (CMB) and $160 million or 8.5% (2015 – $51 million or 3.0%) of investments made in securities issued or guaranteed by related parties.

[3]	Includes $209 million or 11.2% (2015 – $33 million or 1.9%) of investments made in securities issued or guaranteed by related parties.

Assumptions

The assets and obligation of the defined benefits were measured for accounting purposes as at 31 December 2016. In performing this measurement, the following assumptions were adopted.

	Pension benefit plans		Other post-employment benefit plans

	2016	2015	2016	2015
Defined benefit obligation

Discount rate	3.9%	4.0%	3.9%	4.1%

Rate of compensation increase	2.8%	3.0%	2.8%	3.0%

Inflation rate	2.0%	2.0%	2.0%	2.0%

Benefit costs

Discount rate	4.0%	4.0%	4.1%	4.1%

Rate of compensation increase	3.0%	3.0%	3.0%	3.0%

Inflation rate	2.0%	2.0%	2.0%	2.0%

Assumed medical cost trend

Initial medical cost trend rate	-	-	5.7%	6.1%

Medical cost trend rate declines to1	-	-	4.5%	4.5%

Year that the rate reaches the ultimate trend rate	-	-	2029	2029

Life expectancy of plan members

Male	24 years	23 years	24 years	23 years

Female	25 years	25 years	25 years	25 years

[1]	Average decrease per year 0.1% (2015 – 0.1%).

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Sensitivity

The following table shows the impact of changes in the assumptions.

(in millions)	Increase (decrease) in defined benefit obligation	Increase (decrease) in net benefit costs recognized in operating expense

50 bps increase/decrease in discount rate	(170)/193	(10)/10

50 bps increase/decrease in rate of compensation increase	24/(22)	3/(3)

10 bps increase/decrease in inflation rate	29/(28)	2/(2)

100 bps increase/decrease in health care cost trend rates	10/(9)	-/-

One year increase in life expectancy of plan member	67	3

The above sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur and changes in some of the assumptions might be correlated. The method and types of assumptions used in preparing the sensitivity analyses have not changed from the previous year.

Cash flows

Cash payments for defined benefit plans were $93 million (2015 – $98 million).

In 2017, we expect to make contributions to the defined benefit Pension Plan of approximately $96 million.

The weighted average duration of the defined pension benefit obligation is 15 years (2015 – 14.6 years). The distribution of the timing of benefit payments is shown in the table below.

(in millions)	Within 1 year	1 to 5 years	5 to 10 years	10 to 15 years	Over 15 years
Defined benefit pension plans payments	84	316	364	329	1,033
Other post-employment benefit plans payments	4	16	20	20	65

Defined contribution plan

The defined contribution plan includes the former defined contribution component of the Pension Plan, the new stand alone defined contribution Pension Plan and the Supplemental Plan.

Expenses for the defined contribution plan were $3.0 million (2015 – $1.9 million).

24. INCOME TAXES

The following table presents the components of income tax.

(in millions)	2016	2015
Current income tax expense	439	459

Deferred income tax relating to origination and reversal of temporary differences	2	17
Total income tax expense included in net income	441	476

Income tax expense (recovery) on other comprehensive loss

Net unrealized gains from available for sale financial instruments	(3)	3

Reclassification of prior years’ net unrealized gains realized in the period in net income	(14)	(4)

Remeasurements of the net defined benefit plans	5	(6)
Total income tax recovery included in other comprehensive loss	(12)	(7)
Total	429	469

2016 ANNUAL REPORT            125

The following is a reconciliation of the statutory tax rate to the effective tax rate.

(in millions, unless otherwise indicated)	2016	2015
Income before income taxes	1,819	1,964

Statutory tax rate	25%	25%

Income taxes computed at statutory tax rate	455	491

Permanent differences	(14)	(15)
Income tax expense	441	476
Effective tax rate	24.2%	24.2%

The statutory tax rate of 25% is comprised of the federal income tax rate of 38% less the general rate reduction of 13%.

The following tables present the tax-effected temporary differences which result in deferred income tax assets and liabilities.

(in millions)	2015	Change through consolidated net income	Change through consolidated OCI	Change through consolidated equity	2016
Deferred income tax assets

Fair value of financial instruments	24	(7)	7	-	24

Post-employment benefits	71	(7)	(5)	-	59

Net realized losses on borrowings	-	24	-	-	24
Total deferred income tax assets	95	10	2	-	107

Deferred income tax liabilities

Fair value of investment properties	(33)	(2)	-	-	(35)

Other	(6)	-	-	-	(6)

Provision for claims	(114)	(10)	-	5	(119)
Total deferred income tax liabilities	(153)	(12)	-	5	(160)
Net deferred income tax assets (liabilities)	(58)	(2)	2	5	(53)

(in millions)	2014	Change through consolidated net income	Change through consolidated OCI	Change through consolidated equity	2015
Deferred income tax assets

Fair value of financial instruments	30	-	(6)	-	24

Post-employment benefits	79	(14)	6	-	71
Total deferred income tax assets	109	(14)	-	-	95

Deferred income tax liabilities

Fair value of investment properties	(31)	(2)	-	-	(33)

Other	(7)	1	-	-	(6)

Provision for claims	(116)	(2)	-	4	(114)
Total deferred income tax liabilities	(154)	(3)	-	4	(153)
Net deferred income tax assets (liabilities)	(45)	(17)	-	4	(58)

The deferred income tax assets have been recognized in full as we believe it is probable that these items will be realized in the normal course of operations.

126            2016 ANNUAL REPORT

25. RELATED PARTY TRANSACTIONS

Our related parties include the Government and its departments, agencies and Crown corporations, key management personnel and their close family members and the Pension Plan.

All material related party transactions and outstanding balances not disclosed elsewhere are disclosed below.

Transactions or balances between the entities that have been eliminated on consolidation are not reported.

Government of Canada and its departments, agencies and Crown corporations

We are related in terms of common ownership to all Government departments, agencies and Crown corporations. We enter into transactions with some of these entities in the normal course of business.

The following tables summarize income earned and receivable as well as the total amount invested in instruments issued or guaranteed by the Government.

(in millions)	2016	2015
Investment income – cash equivalents	1	1
Investment income – investment securities	55	70

(in millions)	2016	2015
Cash equivalents	189	97

Investment securities	3,806	3,766

Interest receivable – investment securities[1]	11	13

[1]	Included in accrued interest receivable.

We pay the Government fees in recognition of its financial backing of the Mortgage Loan Insurance and Securitization Activities. The fees, which are recorded in operating expenses, amount to $17 million (2015 – $14 million) for the Securitization Activity and $25 million (2015 – $16 million) for the Mortgage Loan Insurance Activity.

Key management personnel

The following table presents the compensation of key management personnel, defined as those persons having authority and responsibility for planning, directing and controlling our activities. This includes the Board of Directors and the following senior management members: the President and Chief Executive Officer; the Chief Financial Officer; the Chief Risk Officer; the Chief Information Officer and the Senior Vice-Presidents.

		2016			2015

(in thousands)	Board of Directors	Other key management personnel	Total	Board of Directors	Other key management personnel	Total
Short-term benefits	130	4,734	4,864	169	4,143	4,312
Post-employment benefits	-	805	805	-	956	956
Total	130	5,539	5,669	169	5,099	5,268

Receivable balances outstanding with members of key management personnel as at 31 December 2016 are nil (2015 – nil).

2016 ANNUAL REPORT            127

Pension plan

The following table summarizes interest expense we incurred and administrative services we recovered from the Pension Plan.

(in millions)	2016	2015
Interest expense – paid to the Pension Plan for its holdings of CMB[1]	1	2
Operating expenses recoveries – paid by the Pension Plan for our administration services	5	5

[1]	Refer to Note 23 for additional information on holdings of CMB by the Pension Plan.

Receivable balances outstanding with the Pension Plan as at 31 December 2016 are $1.6 million (2015 – $1.4 million).

26. COMMITMENTS AND CONTINGENT LIABILITIES

Loans

Commitments outstanding for loans, net of forgiveness, amounted to $166 million at 31 December 2016 (2015 – $118 million) and are normally advanced within a two-year period.

Workouts advances for mortgage insurance

Commitments outstanding for advances to mortgages or loans in financial difficulty amounted to $24 million at 31 December 2016 (2015 – $24 million) and are normally advanced within a ten-year period. Advances in the amount of $20 million are expected to be made over the next five years.

Letters of credit

We have $107 million (2015 – $103 million) in letters of credit outstanding.

Legal claims

There are legal claims of $9 million (2015 – $21 million) against CMHC. Due to the uncertainty of the outcome of these claims, no provision for loss has been recorded. We do not expect the ultimate resolution of any of the proceedings to which we are party to have a significant adverse effect on our financial position.

Other financial obligations

Total estimated remaining contractual financial obligations are as follows based on minimum commitment:

(in millions)	2017	2018	2019	2020	2021	2022 and thereafter
Housing programs[1]	1,515	1,456	1,383	1,249	1,192	5,883
Other contractual obligations	93	56	40	36	35	54
Operating leases	16	13	13	13	12	25
Total	1,624	1,525	1,436	1,298	1,239	5,962

[1]	Total remaining contractual financial obligations for Housing programs extend for periods up to 25 years (2015 – 25 years).

In addition to the above minimum commitments, there is a total of $1,848 million at 31 December 2016 that can be claimed by various parties over the next three years under the Investment in Affordable Housing if the required criteria are met by the various parties to the agreements.

128            2016 ANNUAL REPORT

27. OPERATING EXPENSES

The following table presents the composition of operating expenses.

(in millions)	2016	2015
Personnel costs	268	225

Depreciation of premises and equipment	5	3

Other administrative goods and services	260	217
	533	445

Less: Housing programs operating expenses[1]	(146)	(112)
Total operating expenses	387	333

[1]	These expenses represent operating costs we incurred to support and administer housing programs within the Assisted Housing Activity. These costs are reimbursed by the Government through parliamentary appropriations and are recognized in Housing programs expenses (refer to Note 6).

28. CURRENT AND NON-CURRENT ASSETS AND LIABILITIES

The following table presents assets and liabilities we expect to recover or settle after 12 months as at 31 December 2016 and 2015.

		2016			2015

(in millions)	Within 1 year	After 1 year	Total	Within 1 year	After 1 year	Total
Assets

Cash and cash equivalents	1,995	-	1,995	2,020	-	2,020

Securities purchased under resale agreements	17	-	17	35	-	35

Investment securities:

Designated at fair value through profit or loss	177	996	1,173	228	919	1,147

Available for sale	2,356	20,870	23,226	1,852	20,316	22,168

Loans:

Designated at fair value through profit or loss	702	3,318	4,020	952	4,003	4,955

Loans and receivables	29,702	197,608	227,310	32,335	187,378	219,713

Accrued interest receivable	705	-	705	694	-	694

Derivatives	3	83	86	6	111	117

Due from the Government of Canada	15	44	59	43	118	161

Accounts receivable and other assets	248	426	674	437	402	839

Investment property	-	267	267	-	258	258
	35,920	223,612	259,532	38,602	213,505	252,107
Liabilities

Securities sold under repurchase agreements	704	-	704	697	-	697

Borrowings:

Designated at fair value through profit or loss	1,270	4,635	5,905	1,647	5,431	7,078

Other financial liabilities	29,324	193,832	223,156	31,792	184,482	216,274

Accrued interest payable	542	-	542	461	-	461

Derivatives	2	30	32	4	27	31

Accounts payable and other liabilities	396	152	548	277	210	487

Defined benefit plans liability	89	295	384	99	346	445

Provision for claims	390	264	654	405	303	708

Unearned premiums and fees	1,699	4,865	6,564	1,637	4,592	6,229

Deferred income tax liabilities	-	53	53	-	58	58
	34,416	204,126	238,542	37,019	195,449	232,468
Net	1,504	19,486	20,990	1,583	18,056	19,639

2016 ANNUAL REPORT            129

29. COMPARATIVE FIGURES

Comparative information in the consolidated statements of cash flows have been reclassified to reflect adjustments made within the current year’s presentation of cash flows provided by (used in) operating activities section.

Certain other comparative figures in the consolidated statements of income and comprehensive income have also been provided to conform to the current year’s presentation.

Certain information presented in Notes 7, 13, and 14 has not been previously reported; the accompanying comparative information has been disclosed.

130            2016 ANNUAL REPORT

Other Information

Corporate Governance

Legislative Framework

Incorporated under the Canada Mortgage and Housing Corporation Act (CMHC Act), the Corporation is accountable to Parliament through the Minister responsible for CMHC, currently the Minister of Families, Children and Social Development. Our legislative framework includes the CMHC Act, the National Housing Act (NHA) and the Financial Administration Act (FAA).

Board of Directors

The Board of Directors is responsible for managing our affairs and the conduct of our business in accordance with applicable legislation and the governing by-laws of the Corporation. As steward of the Corporation, the Board of Directors sets strategic direction in support of government policies and priorities, ensures the integrity and adequacy of corporate policies, information systems and management practices, ensures that principal risks are identified and managed, and evaluates and monitors performance and results. The Board of Directors has a duty to protect the long-term interests of the Corporation, safeguard the Corporation’s assets, and be prudent and professional in fulfilling its duties.

The Board is made up of the Chairperson, the President and Chief Executive Officer (CEO), the Minister’s Deputy Minister, the Deputy Minister of Finance, and eight other directors. Charters for the Board and its committees (Audit, Corporate Governance and Nominating, Human Resources, Risk Management and Pension Fund Trustees) are posted on our website. The Board meets a minimum of five times per year and holds an annual public meeting. In 2016, there were 7 Board meetings and 28 committee meetings. Remuneration is based on federal government guidelines.

Our Board of Directors continuously seeks to enhance its governance and risk management policies and practices to ensure they remain responsive to the circumstances and needs of the Corporation and continue to reflect applicable legislation, guidance on matters of governance specific to Crown corporations, and recognized “best practices”. The Board of Directors also helps promote a culture of integrity throughout the Corporation which is supported by our Code of Ethics and Business Conduct.

In order to identify opportunities for enhanced Board performance and director development and education, the Board undergoes annual assessments, generally alternating between a peer assessment and an overall assessment, the latter of which examines the functioning of the Board as a whole in comparison to the boards of other Crown corporations and financial institutions. In 2016, CMHC expanded the assessment and included the Board’s committees as part of the overall evaluation. CMHC assessed the effectiveness and efficiency of the Board and the committees; the results indicated that the Board received a rating of 81% “strong performance” or above, and the committees received an average of 88.5%.

2016 ANNUAL REPORT            131

Board of Directors

As at 31 December 2016

Robert P. Kelly

Chairperson

Chair of the Corporate Governance and Nominating

Committee

André G. Plourde

Chair of the Human Resources Committee

Paul Rochon

Deputy Minister of Finance

Navjeet (Bob) Dhillon

Chair of the Audit Committee

Evan Siddall

President and Chief Executive Officer

Chair of the Pension Fund Trustees

Bruce Shirreff

Chair of the Risk Management Committee

Louise Levonian

Deputy Minister, Employment and Social Development

Peter Sharpe

Louise Poirier-Landry

Please refer to our website for full biographies: www.cmhc.ca
COMPENSATION AND ATTENDANCE RECORD

		Attendance/Meetings
			Committee*
Member	Compensation ($)	Board of Directors	Governance and Nominating	Audit	Human Resources	Risk Management	Pension Fund Trustees
Robert P. Kelly	Note[2]	7/7	7/7	3/4	6/6	5/7	-
Evan Siddall	N/A	7/7	7/7	4/4	6/6	7/7	4/4
Navjeet (Bob) Dhillon	29,200	6/7	-	3/4	1/6	7/7	-
André G. Plourde	24,700	7/7	6/7	-	6/6	1/7	4/4
Louise Poirier-Landry	25,200	7/7	-	4/4	1/6	6/7	4/4
Paul Rochon	N/A	7/7	1/7	-	-	7/7	-
Bruce Shirreff	28,700	7/7	2/7	4/4	5/6	7/7	-
Peter Sharpe	22,700	5/7	3/7	2/4	3/6	3/7	-
Louise Levonian[1]	N/A	4/7	2/7	-	1/6	-	-
Ian Shugart[1]	N/A	2/7	3/7	-	2/6	1/7	-

*	The above chart reflects all attendance at Committee meetings whether the Director was a member of the Committee or not.

[1]	Effective 16 May 2016, Louise Levonian became Deputy Minister, Employment and Social Development and replaced Ian Shugart.

[2]	Note: Opted to waive all per diem allocation effective January 2016 until further notice.

132            2016 ANNUAL REPORT

Senior Management
As at 31 December 2016

Fatima Barros

Regional Vice-President, Prairies and Territories

Isabelle Bougie

Regional Vice-President, Quebec

Romy Bowers[1,2]

Chief Risk Officer

Mark Chamie[4]

Vice-President, Investments and Pension Fund

Kathleen Devenny[3]

Corporate Controller

Nathalie Fredette

Vice-President, Client Relationship Management

Ann Fuller

Vice-President, Public Affairs

Albano Gidaro

Advisor to the President

Sébastien Gignac[1,4]

Senior Vice-President, General Counsel

and Corporate Secretary

Christina Haddad

Regional Vice-President, Ontario

Michel Laurence

Vice-President, Housing Markets & Indicators

Nadine Leblanc

Vice-President, Audit

Neil Levecque

Vice-President, Technology Strategy

and Chief Data Officer

Charles MacArthur[1]

Senior Vice-President, Regional Operations

and Assisted Housing

Nickolas Markou[5]

Vice-President, Planning and Analysis

Paul Mason[1]

Chief Information Officer

Steve Mennill[1]

Senior Vice-President, Insurance

Audrey Moritz

Regional Vice-President, Atlantic

Caroline Sanfaçon

Regional Vice-President, British Columbia

Evan Siddall[1]

President and Chief Executive Officer

Carla Staresina

Vice-President, Affordable Housing

Marie-Claude Tremblay[1]

Senior Vice-President, Human Resources

Michel Tremblay[1]

Senior Vice-President, Policy,

Research and Public Affairs

Glen Trevisani

Vice-President, Insurance Operations

Lisa Williams

Vice-President, Multi-Unit Insurance Operations

Wojo Zielonka[1]

Chief Financial Officer and

Senior Vice-President, Capital Market

[1]	Member of the Executive Committee

[2]	Following the end of our fiscal year, Romy Bowers assumed the responsibility of Chief Compliance Officer in addition to her role as Chief Risk Officer.

[3]	Following the end of our fiscal year, Kathleen Devenny assumed the responsibility of Vice-President, Planning and Analysis.

[4]	Following the end of our fiscal year, Sébastien Gignac left the Corporation and Mark Chamie assumed the responsibility of Acting Vice-President, Legal Services.

[5]	Following the end of our fiscal year, Nickolas Markou left the Corporation.

2016 ANNUAL REPORT            133

Glossary

NON-IFRS FINANCIAL MEASURES

We use a number of financial measures to assess our performance, some of which are not calculated in accordance with IFRS, are not defined by IFRS, and do not have standardized meaning that would ensure consistency and comparability with other institutions.

Arrears Rate

The ratio (expressed as a percentage) of all loans that are typically more than 90 days past due to the number of outstanding insured loans.

Capital Available To Capital Required

Under the Securitization Activity, this means the ratio (expressed as a percentage) of capital available to capital required where capital available is calculated as total equity adjusted for assets with a capital requirement of 100% and capital required is calculated by applying risk factors to investment asset and liability exposures using a framework developed in accordance with both regulatory and economic capital principles.

Capital Available To Minimum Capital Required

Under the Mortgage Loan Insurance Activity, this means the ratio (expressed as a percentage) of capital available to minimum capital required where capital available is calculated as total equity adjusted for assets with a capital requirement of 100% and minimum capital required is calculated by applying risk factors to investment asset and liability exposures in accordance with guidelines established by OSFI.

Guarantees-in-force

The total guarantees related to the timely payment of principal and interest of NHA MBS for investors in securities issued by Approved Issuers on the basis of housing loans through the NHA MBS program and CMB issued by CHT.

Insurance-in-force

The total amount of outstanding loan balances covered by mortgage loan insurance policies at a specific period in time.

Loss Ratio

The ratio (expressed as a percentage) of the insurance claims incurred during the period to the premiums and fees earned in the period in the Mortgage Loan Insurance Activity.

Minimum Capital Test (MCT)

The minimum capital required calculated by applying risk factors to the Mortgage Loan Insurance Activity’s assets and liabilities using a defined methodology prescribed by OSFI.

Mortgage Insurance Defaults

Defaults from the mortgage insurance business occurs when a borrower has missed the equivalent of at least one payment as at the reporting date.

Operating Budget Expense Ratio

The ratio (expressed as a percentage) of operating budget expenses for all of CMHC’s activities (excluding CHT) during the period to premiums, fees, guarantee and application fees received, net interest income from Lending programs and normalized parliamentary appropriations.

Operating Expense Ratio

Mortgage Loan Insurance Activity: the ratio (expressed as a percentage) of operating expenses during the period to premiums and fees earned during the period for the Mortgage Loan Insurance Activity.

Securitization Activity: the ratio (expressed as a percentage) of operating expenses during the period, exclusive of those related to the administration of the covered bond legal framework, to guarantee fees earned during the period.

Return on Capital Holding Target (ROCHT)

Reflects annualized net income, adjusted to reflect earnings based on CMHC’s capital holding level of 220% MCT, divided by the weighted average capital holding target for the period.

Return on Equity

The annualized net income divided by the average of the beginning and ending equity for the period, used to highlight the operating performance.

134            2016 ANNUAL REPORT

Return on Required Capital (RoRC)

The annualized net income, adjusted to remove investment income earned on capital in excess of capital required, divided by the average required capital for the period.

Severity Ratio

The ratio (expressed as a percentage) of insurance claims to the original insured loan amount for the claims paid in the period.

OTHER GLOSSARY TERMS

Affordable Housing

In Canada, housing is considered affordable if shelter costs account for less than 30% of before-tax household income. Affordable housing includes housing provided by the private, public and not-for-profit sectors as well as all forms of housing tenure (i.e. rental, ownership and cooperative ownership). It also includes temporary as well as permanent housing and can refer to any part of the housing continuum from temporary emergency shelters through transition housing, supportive housing, subsidized housing, market rental housing or market homeownership.

Approved Issuer

A business organization which, having met the criteria established by CMHC, is approved to issue and administer guaranteed NHA MBS.

Approved Lender

A lending institution designated as an approved lender by CMHC under the NHA. Only Approved Lenders may qualify for CMHC loan insurance.

Canada Housing Trust (CHT)

The CHT is a special purpose trust that acquires interests in eligible insured housing loans, such as NHA MBS, and issues CMB. The CHT also purchases highly rated investments and undertakes certain related financial hedging activities. We consolidate the accounts of CHT with Securitization. CHT’s assets and liabilities are neither owned by nor held for our benefit. The beneficiaries of the trust, after payment of all obligations, are one or more charitable organizations.

Core Housing Need

A household is in core housing need if its housing does not meet one or more of the adequacy, suitability or affordability standards and it would have to spend 30% or more of its before-tax income to access local housing that meets all three standards. Adequate housing does not require any major repairs, according to residents. Suitable housing has enough bedrooms for the size and make-up of resident households, according to National Occupancy Standard (NOS) requirements. Affordable housing costs less than 30% of before-tax household income.

Crown Borrowing Program

The Crown Borrowing Program was introduced in Budget 2007 to provide cost effective, flexible, and timely funding to participating Crown corporations and to increase the operating efficiency and liquidity of the Government debt market. Under this program, Finance Canada extends loans directly to CMHC.

Housing Programs

All activities funded by parliamentary appropriations under Assisted Housing and Market Analysis and Research Activities.

Housing Support

Contractual commitments for housing and municipal infrastructure that help to reduce affordability problems for low and moderate-income households, to provide accommodation for students and to provide production of moderately priced rental housing. The program also provides ancillary services to support our mandate. This includes the Affordable Housing Centre, the housing-related infrastructure loans to municipalities and other long-term commitments such as the market housing programs and the community services program.

i3 Committee

The i3 Committee has representatives from the federal government and experts from various sectors (e.g. financial, lending, academia and innovation). Applicants may have the opportunity to pitch directly to the i3 Committee, who might challenge their proposals to help draw out the most innovative approaches and ideas through the Affordable Rental Housing Innovation Fund initiative. The i3 Committee will then make approval and funding recommendations to CMHC.

2016 ANNUAL REPORT            135

Investment in Affordable Housing

2011-2019 (IAH)

Since April 2011, new federal funding for affordable housing has been provided through the IAH. Originally announced as a three-year commitment (2011-2014), the IAH has been extended to 2019 for a total federal investment of more than $1.9 billion over eight years toward reducing the number of Canadians in housing need. Under the IAH, provinces and territories cost-match the federal investment and are responsible for program design and delivery.

Large Banks

The six largest Canadian banks unless otherwise specifically stated in the text. They include Bank of Nova Scotia (BNS), Bank of Montreal (BMO), Canadian Imperial Bank of Commerce (CIBC), National Bank of Canada (NBC), Royal Bank of Canada (RBC), and Toronto-Dominion (TD).

Lending Programs

We make loans under the NHA to federally-subsidized social housing sponsors, First Nations, provinces, territories and municipalities as well as non-subsidized housing support loans. Our loan portfolio is comprised of a mix of renewable and non-renewable loans which may be on or off-reserve. Direct Lending is the current borrowing initiative we use to refinance our renewable loans as well as to finance new commitments on-reserve. These loans can be financed at lower interest rates due to our status as a federal Crown corporation. As such, we are able to lower the cost of government assistance required for social housing projects. Direct Lending is operated on a planned breakeven basis.

Low Ratio Mortgage Insurance

Eligibility Requirements

New criteria for low ratio mortgages to be insured will include the following requirements:

◾	A loan whose purpose includes the purchase of a property or subsequent renewal of such a loan;

◾	A maximum amortization length of 25 years;

◾	A property value below $1,000,000;

◾	For variable-rate loans that allow fluctuations in the amortization period, loan payments that are recalculated at least once every five years to conform to the established amortization schedule;

◾	A minimum credit score of 600;
◾	A maximum Gross Debt Service ratio of 39 per cent and a maximum Total Debt Service ratio of 44 per cent, calculated by applying the greater of the mortgage contract rate or the Bank of Canada conventional five-year fixed posted rate; and

◾	If the property is a single home, it will be owner-occupied.

Municipal Infrastructure Lending Program

2009-2011 (MILP)

In Budget 2009, we provided $2 billion in direct low-cost loans to municipalities over a two-year period ending 31 March 2011 to fund housing-related municipal infrastructure.

Prepayment Risk

We try to match the terms of the funds we borrow with the terms of the loans we issue, to the extent possible, in order to operate our Lending Activity on a breakeven basis. As a result, prepayment activity has the potential to cause us to incur losses by misaligning the terms of the loans and the borrowings used to fund these loans.

Purpose Test and Ban

The Department of Finance published amendments to the Insurable Housing Loan Regulations and the Eligible Mortgage Loan Regulations (applies to private mortgage insurers). These amendments prohibit the securitization of CMHC-insured homeowner loans outside the NHA securitization programs (the “Ban”) and restore portfolio insurance to its original purpose of allowing access to funding for housing loans through NHA securitization programs (the “Purpose Test”). The new regulations were effective 1 July 2016.

Service Provider

Within the NHA MBS program, the service provider is responsible for the servicing of mortgages in the mortgage pool on behalf of an Approved Issuer.

Social Housing

The term “social housing” is often used interchangeably with “affordable housing”; however, social housing is just one category of affordable housing and usually refers to rental housing subsidized by the government.

Small Lenders

All financial institutions, excluding those specifically defined as large banks.

136            2016 ANNUAL REPORT

Ensuring **success** by focusing **our** resources

Think Digital
Embrace Risk
Reduce Core Housing Need
National Housing Strategy
Enable our Work
HIGH PERFORMANCE to HIGH TRUST
2017

cmhc.ca/annualreport

69109

Ensuring success
by focusing our resources
Think Digital
Embrace Risk
Reduce Core Housing Need
Enable our Work
HIGH PERFORMANCE to HIGH TRUST 2017
69109 National Housing Strategy CMHC
cmhc.ca/annualreport